SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement	☐ Confidential,For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ DefinitiveProxy Statement
☐ DefinitiveAdditional Materials
☐ SolicitingMaterial Under Rule 14a-12

NETWORK ENGINES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies: common stock of Network Engines, Inc., par value $0.01 per share.

2.	Aggregate number of securities to which transaction applies: 3,331,047 shares (plus cash component of consideration.)

3.
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $.97, which is the average of the high and low prices of Network Engines, Inc. common stock on November 20, 2002, as reported on the NASDAQ National Market

4.	Proposed maximum aggregate value of transaction: $12,581,426

5.	Total fee paid: $1,158

☒    Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

December 6, 2002

Dear Stockholders of Network Engines, Inc.:

I am writing to you regarding the proposed acquisition by Network Engines, Inc. of TidalWire Inc. The acquisition will be effected through the merger of a newly formed subsidiary of Network Engines into TidalWire.

Network Engines and TidalWire entered into an agreement and plan of merger on November 11, 2002. Under the terms of the merger agreement, each share of TidalWire common stock will be converted into approximately $1.6897 in cash for certain stockholders of TidalWire, and a combination of cash and Network Engines common stock valued at $1.6897 for certain other stockholders of TidalWire, as described in detail in the merger agreement and the attached proxy statement/information statement. Network Engines expects to issue approximately 3,331,047 shares of its common stock in the merger. Upon completion of the merger, TidalWire stockholders will own approximately 9.852% of Network Engines’ outstanding common stock. Network Engines common stock is traded on the NASDAQ National Market under the trading symbol “NENG” and closed at a price of $1.01 per share on December 4, 2002. Network Engines stockholders will continue to own their Network Engines shares after the merger.

We will hold a special meeting of stockholders on Friday, December 27, 2002 at 10:00 A.M., EST, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts at which we will ask you to approve the issuance of Network Engines common stock to the stockholders of TidalWire in the merger.

Two of our directors are affiliated with entities that are significant stockholders of both Network Engines and TidalWire, each of which are also represented on the board of directors of TidalWire. As a result, the stockholders of Network Engines are being asked to approve the issuance of Network Engines common stock to TidalWire stockholders in connection with the merger in accordance with the relevant rules of the NASDAQ National Market.

A special committee of the board of directors, as well as the board of directors of Network Engines, have approved the merger with TidalWire and the issuance of Network Engines shares in connection with the merger, and have determined these transactions to be fair to, and in the best interests of, Network Engines and its stockholders. The special committee and the full board of directors unanimously recommend that you vote to approve the issuance of shares of Network Engines common stock in the merger.

The accompanying joint proxy statement/information statement provides detailed information about Network Engines, TidalWire and the merger. Please give all of this information your careful attention. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 21 of the joint proxy statement/information statement.

Your vote is very important regardless of the number of shares you own. If you are a stockholder of record, you may vote by telephone, by mailing the enclosed proxy card in the envelope provided or by attending the special meeting and voting in person. To approve the proposal submitted to you, vote “FOR” the proposal by following the instructions in the joint proxy statement/information statement and on the enclosed proxy card. If your shares are held in “street name” (that is, held for your account by a broker or other nominee), you will receive instructions from the holder of record that you must follow for your shares to be voted.

Very truly yours,
John H. Curtis
President and
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of this transaction or the securities to be issued or passed upon the adequacy or accuracy of this joint proxy statement/information statement. Any representation to the contrary is a criminal offense.

This joint proxy statement/information statement is dated December 6, 2002 and was first mailed to Network Engines stockholders and TidalWire stockholders on or about December 10, 2002.

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TIDALWIRE INC.
4 Technology Drive
Westborough, Massachusetts 01581

December 6, 2002

Dear TidalWire Stockholder:

I am pleased to announce that the board of directors of TidalWire Inc. (“TidalWire”) has unanimously approved a merger between TidalWire and a wholly owned subsidiary of Network Engines, Inc., a Delaware corporation (“Network Engines”), as contemplated by the Agreement and Plan of Merger dated as of November 11, 2002 by and among TidalWire, Network Engines and its wholly owned subsidiary Ninja Acquisition Corp., a Delaware corporation, pursuant to which TidalWire will become a wholly owned subsidiary of Network Engines.

The accompanying joint proxy statement/information statement describes the proposed merger in more detail. TidalWire stockholders are encouraged to read the entire document carefully.

Pursuant to the accompanying joint proxy statement/information statement, all of the stockholders of TidalWire are being asked to approve the merger and adopt the merger agreement. Upon consummation of the merger, certain stockholders of TidalWire, namely: Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P., Commonwealth Capital Ventures II, L.P., CCV II Associates, L.P., HarbourVest Partners V-Direct Fund, L.P., Mr. Thomas Willson, Mr. Jeffrey Brandes, Mr. Thomas Tucker and Mr. Karl Laubscher (the “Company Key Stockholders”), would each be entitled to receive cash and shares of common stock of Network Engines (the “Network Engines Common Stock”) for their shares of common stock of TidalWire (the “TidalWire Common Stock”), in the manner described in the accompanying joint proxy statement/information statement and the merger agreement, which is attached hereto. The remaining stockholders of TidalWire (the “Company Cash Stockholders”) would each be entitled to receive cash for their shares of TidalWire Common Stock, in the manner described in the accompanying joint proxy statement/information statement and the merger agreement.

The Delaware General Corporation Law requires that the holders of a majority of the outstanding shares of TidalWire Common Stock vote in favor of or consent to the merger and adopt the merger agreement. Pursuant to the terms of the merger agreement, all of the Company Key Stockholders have agreed to vote all of their shares of TidalWire Common Stock in favor of the approval of the merger and adoption of the merger agreement. The Company Key Stockholders, in the aggregate, hold more than a majority of the outstanding shares of TidalWire Common Stock. Therefore, the merger will be approved and will be consummated subject to the satisfaction or waiver of certain other conditions as described herein and in the merger agreement, including the approval of the stockholders of Network Engines.

TidalWire’s board of directors has unanimously approved the merger and adopted the merger agreement and has determined that the merger is fair and in the best interests of TidalWire, its stockholders and its employees. After careful consideration, the board of directors of TidalWire unanimously recommends that the TidalWire stockholders APPROVE the merger and adopt the merger agreement.

To vote in favor of the proposal to approve the merger and adopt the merger agreement, please sign and date the enclosed Written Consent of Stockholders and place an “X” in the box marked “Yes” underneath the proposals. SIGNED CONSENTS WHICH ARE NOT MARKED TO INDICATE GRANTING OR WITHHOLDING OF CONSENT OR ABSTENTION WITH RESPECT TO APPROVAL OF THE MERGER AND ADOPTION OF THE MERGER AGREEMENT WILL BE DEEMED TO CONSENT TO APPROVAL OF THE MERGER AND ADOPTION OF THE MERGER AGREEMENT. As set forth more fully in the joint proxy statement/information statement, the granting of a consent in favor of the approval of the merger and adoption of the merger agreement will have the effect of waiving your appraisal rights.

Enclosed are the following documents related to the merger and instructions on how to consent to the merger, if you elect to do so:

1.	Attached is a joint proxy statement/information statement relating to the merger;

2.	Attached as Annex A is a copy of the Agreement and Plan of Merger;

3.	Attached as Annex C is a copy of Section 262 of the Delaware General Corporation Law (Appraisal Rights); and

4.
Attached as Annex D is a Written Consent of Stockholders—To indicate your approval of the merger and the merger agreement and the transactions contemplated thereby sign and date the enclosed Written Consent of Stockholders and place an “X” in the box marked “Yes” underneath the proposals.

After you have reviewed the enclosed materials, if you wish to consent to the merger, please do the following:

1.
Execute (i) the enclosed Written Consent of Stockholders in the manner described above, (ii) the enclosed stock power and (iii) the enclosed Letter of Transmittal and send a copy by facsimile to Mr. Brian J. Carr, Choate, Hall & Stewart, at (617) 248-4000.

2.
Mail the original of (i) the enclosed Written Consent of Stockholders, (ii) the enclosed stock power and (iii) the enclosed Letter of Transmittal to Mr. Brian J. Carr, Choate, Hall & Stewart, 53 State Street, Boston, MA 02109 using the attached, addressed, postage pre-paid envelope.

2

If you consent to the merger, and the merger is consummated, Choate, Hall & Stewart, outside counsel to TidalWire, will deliver your stock certificates along with your signed Letter of Transmittal and Stock Power to EquiServe, the exchange agent for the merger. EquiServe will then send you a check for cash and, if applicable, stock certificates representing shares of Network Engines common stock. In the interim, any questions concerning the merger should be directed to Harry A. Hanson, III, P.C. of Choate, Hall & Stewart at Tel: (617) 248-4086.

Thank you for your prompt attention to these matters.

Sincerely,

Jeffrey A. Brandes
President and CEO

3

NETWORK ENGINES, INC.
25 DAN ROAD
CANTON, MASSACHUSETTS 02021

NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS

To be held on December 27, 2002

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Meeting”) of Network Engines, Inc., a Delaware corporation (“Network Engines”), will be held on Friday, December 27, 2002 at 10:00 A.M., EST, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts.

The purpose of the Meeting will be to approve the issuance of shares of Network Engines common stock to certain stockholders of TidalWire Inc., a Delaware corporation (“TidalWire”), in connection with the merger of a wholly owned subsidiary of Network Engines with and into TidalWire, as contemplated by the Agreement and Plan of Merger, dated as of November 11, 2002, by and among Network Engines, Ninja Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Network Engines, and TidalWire, pursuant to which TidalWire will become a wholly owned subsidiary of Network Engines.

The accompanying joint proxy statement/information statement describes the proposed merger in more detail. Stockholders are encouraged to read the entire document carefully.

The board of directors of Network Engines has fixed the close of business on November 14, 2002 as the record date for the determination of stockholders entitled to receive notice of and vote at the meeting and any adjournment thereof. The stock transfer books of Network Engines will remain open for the purchase and sale of Network Engines common stock.

All stockholders of Network Engines are cordially invited to attend the Meeting in person. In order to ensure that a quorum is present at the Meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the Meeting. A postage-prepaid envelope, addressed to EquiServe, L.P., Network Engines’ transfer agent and registrar, has been enclosed for your convenience. If you attend the Meeting, your proxy will, upon your written request, be returned to you and you may vote your shares in person.

By Order of the board of directors

Douglas G. Bryant
Secretary

Canton, Massachusetts
December 6, 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

INTERESTS OF CERTAIN PERSONS IN THE MERGER	57

i

ii

iii

FORWARD LOOKING STATEMENTS IN THIS
JOINT PROXY STATEMENT/INFORMATION STATEMENT

This joint proxy statement/information statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this joint proxy statement/information statement, the words “expects”, “anticipates”, “estimates” and similar expressions are intended to identify forward-looking statements. Such statements, which include statements under the captions “Risk Factors” and the discussions set forth under “Network Engines’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “TidalWire’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. In connection with the forward-looking statements appearing in these disclosures, the stockholders of Network Engines and TidalWire should carefully review the factors set forth under “Risk Factors.”

QUESTIONS AND ANSWERS FOR STOCKHOLDERS OF
NETWORK ENGINES AND TIDALWIRE

Q:	Why are the companies proposing to merge? (SEE PAGES 46 and 50)

A:
Network Engines and TidalWire are proposing to merge because we believe the resulting combination will strengthen the combined company’s product offerings, competitive position, management depth, distribution, engineering capabilities and growth potential.

Q:	What is the merger? (SEE PAGE 42)

A:
The board of directors of Network Engines and the board of directors of TidalWire each have voted to merge a wholly owned subsidiary of Network Engines into TidalWire, resulting in the exchange of TidalWire shares for cash only with respect to certain stockholders of TidalWire, which are referred to hereinafter as the Company Cash Stockholders, and for a combination of cash and shares of Network Engines common stock to the other stockholders of TidalWire, which are referred to hereinafter as the Company Key Stockholders. This exchange will make TidalWire a wholly owned subsidiary of Network Engines.

Q:	What will TidalWire stockholders receive in the merger? (SEE PAGE 52)

A:
When the merger is completed, (a) each share of TidalWire common stock held by a Company Cash Stockholder shall be converted into the right to receive an amount in cash equal to $1.6897, subject to certain adjustments, and (b) each share of TidalWire common stock held by a Company Key Stockholder shall be converted into the right to receive: (1) an amount in cash equal to $1.18279, subject to certain adjustments, and (2) .49215 shares of Network Engines common stock per share.

Any outstanding options to purchase shares of TidalWire common stock will become options to purchase shares of Network Engines common stock.

Q:	Will a portion of the shares issued in the merger be placed in escrow?

A:
Yes. A portion of the consideration issued to the Company Key Stockholders will be escrowed. None of the consideration paid to Company Cash Stockholders will be escrowed. Of the shares of Network Engines common stock issued to the Company Key Stockholders in the merger, 66.7% will be deposited in escrow to secure indemnification obligations under the merger agreement. The escrow will remain in place until the first anniversary of the closing of the merger, or until Network Engines’ audit for the year ended September 30, 2003 is complete, whichever is sooner.

Q:	Does the board of directors of Network Engines recommend voting in favor of the issuance of Network Engines shares in the merger? (SEE PAGE 50)

A:
Yes. Both a special committee of the Network Engines board of directors, as well as the full board of directors, unanimously recommend that Network Engines stockholders vote in favor of the issuance of shares of Network Engines common stock in connection with the proposed merger.

Q:	Does the board of directors of TidalWire recommend voting in favor of the merger? (SEE PAGE 52)

A:	Yes. The board of directors of TidalWire unanimously recommends that TidalWire stockholders vote in favor of the merger agreement and the proposed merger.

Q:	What stockholder vote is required to approve the merger?

A:
Approval of the issuance of Network Engines common stock in the merger is required by a majority of the shares of common stock of Network Engines present or represented by proxy at the special meeting.

A:
Approval of the merger agreement and the merger under Delaware law and TidalWire’s certificate of incorporation requires the affirmative vote of the holders of at least a majority of the outstanding shares of TidalWire common stock. Under the merger agreement, however, it is a condition to closing that the holders of at least 97% of the outstanding shares of TidalWire common stock approve the merger agreement and the merger. The holders of approximately 89.48% of the outstanding shares of TidalWire common stock have agreed in the merger agreement to approve the merger agreement and the merger.

Q:	Are there risks you should consider in deciding whether to vote for the merger?

A:	Yes. In evaluating the merger, you should carefully consider the factors discussed in the section entitled “Risk Factors” beginning on page 21.

Q:	What do you need to do now? (SEE PAGES 39 and 40)

A:
If you are a stockholder of Network Engines, whether or not you intend to attend the special meeting, you should mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting of stockholders of Network Engines.

A:
If you are a stockholder of TidalWire, you should execute the enclosed Written Consent of Stockholders and, if you wish to consent to the merger, (i) the enclosed stock power, and (ii) the enclosed Letter of Transmittal and send copies by facsimile to Mr. Brian J. Carr, Choate, Hall & Stewart, at (617) 248-4000. You should also mail originals of the enclosed Written Consent of Stockholders and, if you wish to consent to the merger, (i) the enclosed stock power, and (ii) the enclosed Letter of Transmittal to Mr. Brian J. Carr, Choate, Hall & Stewart, 53 State Street, Boston, MA 02109 using the attached, addressed, postage pre-paid envelope.

Q:	As a TidalWire stockholder, what will happen to my TidalWire stock certificates?

A:
If you consent to the merger, and the merger is consummated, Choate, Hall & Stewart, outside counsel to TidalWire, will deliver your stock certificates along with your signed Letter of Transmittal and Stock Power to EquiServe, the exchange agent for the merger. EquiServe will then send you a check for cash and, if applicable, stock certificates representing shares of Network Engines common stock.

Q:	When and where is the Network Engines special meeting? (SEE PAGE 38)

A:	The special meeting of Network Engines stockholders will be held on Friday, December 27, 2002 at 10:00 A.M., EST, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts.

Q:	If your Network Engines shares are held in “street name” by your broker, will your broker vote your shares for you?

A:	Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

Q:	What do Network Engines stockholders do if they want to change their vote? (SEE PAGE 39)

A:
If you are a Network Engines stockholder and you want to change your vote, send to the secretary of Network Engines a later-dated, signed proxy card before the Network Engines special meeting or attend the meeting in person. You may also revoke your proxy by sending written notice to the secretary of Network Engines before the meeting or attending the meeting.

Q:	When is the merger expected to be completed? (SEE PAGE 52)

A:	We hope to complete the merger at the end of the last quarter of calendar year 2002 or the beginning of the first quarter of calendar year 2003.

Q:	Will TidalWire stockholders recognize an income tax gain or loss on the exchange of TidalWire shares in the merger?

A:
We expect that TidalWire stockholders will recognize gain or loss for United States federal income tax purposes in connection with the merger. However, TidalWire stockholders are urged to consult their tax advisors to determine particular tax consequences.

Q:	Are you entitled to dissenters’ or appraisal rights? (SEE PAGE 41)

A:	Network Engines stockholders are not entitled to dissenter’s or appraisal rights in connection with the merger.

A:
Each TidalWire stockholder is entitled to appraisal rights. If the merger is consummated and if dissenting holders of TidalWire common stock follow the procedures specified in Section 262 of the Delaware General Corporation Law (“DGCL”), they will be entitled to have their shares of TidalWire common stock appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash as determined by the Court in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

Q:	Whom should you call with questions?

A:	Network Engines stockholders should call Mr. Douglas G. Bryant, Chief Financial Officer of Network Engines, at (781) 332-1008, with any questions about the merger.

A:	TidalWire stockholders should call Mr. Jeffrey A. Brandes, President of TidalWire, at (508) 621-4900 with any questions about the merger.

SUMMARY OF THE JOINT PROXY STATEMENT/INFORMATION STATEMENT

This joint proxy statement/information statement constitutes a proxy statement being delivered to Network Engines stockholders soliciting proxies on behalf of Network Engines to vote for the approval of the issuance of shares of Network Engines common stock in the merger of a wholly owned subsidiary of Network Engines with and into TidalWire. This joint proxy statement/information statement also constitutes an information statement being delivered to TidalWire stockholders to solicit written consents adopting the merger agreement and approving the merger.

This summary may not contain all of the information that is important to you. You should read carefully this document and the other documents referenced herein for a more complete understanding of the merger.

Parties to the merger  (Pages 58 and 84)

(a)  Network Engines, Inc.    Network Engines is a provider of server appliance hardware platforms and custom integration services. Server appliances are pre-configured computer network infrastructure devices designed to deliver specific application functionality. Network Engines is focused on partnering with independent software vendors and original equipment manufacturers to provide these strategic partners with server appliance hardware, integration services and appliance development, deployment and support to allow these strategic partners to deliver turnkey solutions to their end-user customers.

Network Engines’ executive offices are located at 25 Dan Road, Canton, Massachusetts 02021 and its telephone number is (781) 332-1000.

(b)  Ninja Acquisition Corp.    Ninja Acquisition Corp. is a wholly owned subsidiary of Network Engines organized solely for the purpose of effecting the acquisition of TidalWire. Other than in connection with the merger, it has not engaged in any activities, and it has no assets or liabilities.

Ninja Acquisition Corp.’s executive offices are located at 25 Dan Road, Canton, Massachusetts 02021 and its telephone number is (781) 332-1000.

(c)  TidalWire Inc.    TidalWire is a value-added distributor specializing in storage networking connectivity products, information and support and is a leading resource in the sales, support, and knowledge of storage interconnect products. Distributing mission-critical storage networking products and services since November 1995, TidalWire has worked with top storage vendors and resellers and many Fortune 1000 companies. TidalWire’s customer-centric approach includes the industry’s only Mission-Critical Warranty protection, which provides for 24x7x365 telephone technical support, advance exchange of failed products and other comprehensive service and support programs, all delivered through multiple support facilities. TidalWire is one of only two authorized distributors in North America for Host Bus Adapters which have been tested and approved by EMC Corporation’s  E-Labs. In addition, TidalWire operates the Storage Connection through its website, a leading online resource for storage professionals.

TidalWire’s executive offices are located at 4 Technology Drive, Westborough, Massachusetts 01581 and its telephone number is (508) 621-4900.

Summary of the merger  (Page 42)

Pursuant to the Agreement and Plan of Merger by and among Network Engines, Ninja Acquisition Corp. and TidalWire, dated as of November 11, 2002, TidalWire would become a wholly owned subsidiary of Network Engines, and certain stockholders of TidalWire, namely: Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P., Commonwealth Capital Ventures II, L.P., CCV II Associates, L.P., HarbourVest Partners V-Direct Fund, L.P., Mr. Thomas Willson, Mr. Jeffrey Brandes, Mr. Thomas Tucker and Mr. Karl Laubscher (the “Company Key Stockholders”), would each receive cash and shares of Network Engines common stock. The remaining stockholders of TidalWire (the “Company Cash Stockholders”) would each receive cash. The value of the stock and cash consideration per share of TidalWire common stock to be received by the Company Key Stockholders (assuming a value of Network Engines common stock of $1.03 per share) will be equal to the value of the cash consideration per share of TidalWire common stock to be received by the Company Cash Stockholders. The closing price of Network Engines common stock on December 4, 2002 was $1.01.

Stockholder Approval Required by Network Engines
(Page 38)

The affirmative vote of the holders of a majority of the shares of Network Engines common stock present or represented by proxy and voting at the Network Engines special meeting of stockholders is required to approve the issuance of Network Engines common stock in the merger. Network Engines’ directors, executive officers and their affiliates were entitled to vote approximately 38.8% of the outstanding shares of Network Engines common stock as of the record date.

Stockholder Approval Required by TidalWire
(Page 40)

Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of TidalWire common stock. However, it is a condition to closing in the merger agreement that the holders of 97% of the outstanding shares of TidalWire common stock approve the merger agreement and the merger. Under the merger agreement, certain stockholders of TidalWire have agreed, with respect to a total of 6,768,418 shares of TidalWire common stock, to vote such shares in favor of adoption of the merger agreement and approval of the merger. These shares represented approximately 89.48% of the outstanding shares of TidalWire common stock on November 11, 2002, the record date for the written consent of TidalWire stockholders. TidalWire’s directors, executive officers and their affiliates were entitled to vote approximately 76.69% of the outstanding shares of TidalWire common stock as of the record date.

Network Engines Board Recommendation to Stockholders
(Page 50)

Two directors of Network Engines, Frank M. Polestra and Robert M. Wadsworth, are partners of two substantial stockholders, Ascent and HarbourVest, of Network Engines and TidalWire. In addition, Mr. Polestra’s partner and Mr. Wadsworth serve on TidalWire’s board of directors. As a result of this potential conflict of interest, the Network Engines board of directors established a special committee consisting of Lawrence A. Genovesi, John A. Blaeser and Dennis A. Kirshy and, after he was elected to the board of directors, Fontaine K. Richardson for the purpose of evaluating a potential transaction with TidalWire. After reviewing the terms of the proposed merger agreement and the presentation of Needham & Company, Inc., financial advisor to Network Engines, including the rendering of its fairness opinion, the special committee unanimously approved the merger agreement and the merger and recommended that the Network Engines board of directors do the same.

In addition, the full board of directors of Network Engines unanimously approved the merger agreement and the merger and the issuance of shares of Network Engines common stock in connection with the proposed merger.

The Network Engines special committee and board of directors believe the merger is fair to, and in the best interests of, Network Engines and unanimously recommend that Network Engines stockholders vote FOR the proposal to issue Network Engines common stock in the merger. The Network Engines special committee and board of directors considered a number of factors in determining to approve the merger agreement and the issuance of Network Engines common stock in the merger. These considerations are described below under “The Merger—Network Engines’ Reasons For The Merger.”

TidalWire Board Recommendation to Stockholders
(Page 52)

The TidalWire board of directors has unanimously approved the merger agreement and the merger. The TidalWire board of directors believes that the merger and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, TidalWire stockholders and unanimously recommends that the TidalWire stockholders vote to adopt the merger agreement and approve the merger.

The TidalWire board of directors considered a number of factors in determining to approve the merger agreement and the merger. These considerations are described below under “The Merger—TidalWire’s Reasons For the Merger.”

What Holders of TidalWire Common Stock Will Receive
(Page 52)

When the merger is completed, (a) each share of TidalWire common stock held by a Company Cash Stockholder shall be converted into the right to receive an amount in cash equal to $1.6897, subject to certain adjustments, and (b) each share of TidalWire common stock held by a Company Key Stockholder shall be converted into the right to receive: (1) an amount in cash equal to $1.18279, subject to certain adjustments, and (2) .49215 shares of Network Engines common stock. The .49215 of a share of Network Engines common stock that TidalWire stockholders will receive for each share of TidalWire common stock is subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Network Engines common stock between the date of the merger agreement and the completion of the merger. Regardless of fluctuations in the market price of Network Engines common stock, however, unless such an event occurs, this number will not change between now and the date the merger is completed, but the value of the shares of

Network Engines common stock to be received by TidalWire stockholders will fluctuate with the market price of Network Engines common stock. The merger agreement is attached to this joint proxy statement/information statement as Annex A. We encourage you to read the merger agreement because it is the document that governs the merger.

Network Engines will not issue fractional shares of Network Engines common stock in connection with the merger. Instead, Network Engines will pay cash, without interest, for any fractional shares.

Stock Options
(Page 53)

Pursuant to the merger agreement, Network Engines will assume all outstanding options to purchase shares of TidalWire common stock. Each option to purchase shares of TidalWire common stock outstanding immediately prior to the effective time of the merger will become an option to acquire, on the same terms, 1.6405 shares of Network Engines common stock, subject to adjustments, with the option exercise price to be adjusted accordingly. The option conversion ratio was calculated as $1.6897 (the per share consideration) divided by $1.03 (the thirty-day trailing average Network Engines, Inc. stock price), as defined in the merger agreement.

Conditions to the Merger
(Page 54)

The completion of the merger depends on the satisfaction of a number of conditions, including:

•	Holders of 97% of TidalWire common stock must have adopted the merger agreement and approved the merger;

•	Network Engines stockholders must have approved the issuance of Network Engines common stock in the merger;

•	Network Engines must have filed with the NASDAQ National Market a Notification for the Listing of Additional Shares;

•
Network Engines must have received (a) executed copies of retention agreements from certain key employees of TidalWire, providing for customary inventions, non-disclosure, and non-solicitation terms, to become effective upon and subject to completion of the merger, and (b) executed copies of Network Engines’ standard form of Inventions, Non-disclosure, Non-competition and Non-solicitation Agreement from all other employees of TidalWire; and

•	Other customary conditions specified in the merger agreement shall have been satisfied.

The party entitled to assert any condition to the merger may waive the condition.

Termination of the Merger Agreement  (Page 55)

Network Engines and TidalWire can mutually agree to terminate the merger agreement without completing the merger. In addition, Network Engines and TidalWire can each terminate the merger agreement under the circumstances set forth in the merger agreement and described below in this joint proxy statement/information statement.

Opinion of Network Engines’ Financial Advisor  (Page 47)

In connection with the merger, Needham & Company, Inc., Network Engines’ financial advisor, rendered a written opinion, dated November 10, 2002, to the special committee of the Network Engines board of directors that, as of the date of its opinion, and subject to the matters described in its opinion and such other matters it considered relevant, the consideration per share of TidalWire common stock of approximately $1.69 to be paid by Network Engines in the merger is fair, from a financial point of view, to Network Engines. The full text of Needham & Company’s written opinion is attached to this joint proxy statement/information statement as Annex B. Network Engines urges its stockholders to read the opinion in its entirety to understand the procedures followed, the assumptions made, the matters considered and the limitations on the review undertaken by Needham & Company in providing its opinion. The opinion of Needham & Company is directed to the special committee of the Network Engines board of directors and does not constitute a recommendation to any stockholder with respect to the proposed merger.

Interests of Certain Persons in the Merger  (Page 57)

In considering the recommendations of the Network Engines special committee of the board of directors, as well as its full board of directors, and of the TidalWire board of directors, you should be aware that certain Network Engines and TidalWire directors and executive officers have interests in the merger that are different from, or are in addition to, yours. These interests include:

•
Entities affiliated with Ascent Venture Partners and HarbourVest Partners, venture capital firms, are substantial stockholders of both Network Engines and TidalWire (for beneficial stock ownership information concerning HarbourVest Partners and Ascent Venture Partners, please see “Security Ownership of Certain Beneficial Owners and Management—Network Engines” at Page 81 and “Security Ownership of Certain Beneficial Owners and Management—TidalWire” at Page 96);

•	Robert M. Wadsworth, who is affiliated with HarbourVest Partners, is on the board of directors of both Network Engines and TidalWire;

•	Frank M. Polestra, a member of the Network Engines board of directors, and C. Walter Dick, a member of the TidalWire board of directors, are each affiliated with Ascent Venture Partners;

•
Network Engines has agreed to cause the surviving corporation to fulfill and honor the obligations pursuant to TidalWire’s certificate of incorporation and bylaws and Network Engines has agreed to maintain TidalWire’s current director and officer liability insurance policy for one year after its current expiration date;

•
Each of Jeffrey A. Brandes (who is the President and a director of TidalWire), L. Jeanne Friedman, William Crowley and Gregory Augustine (collectively, the “Senior Managers”) will, as a condition to the consummation of the merger, enter into retention agreements with Network Engines; and

•
In connection with the merger, Mr. Brandes will receive approximately $1,122,482 in cash and 467,052 shares of Network Engines common stock in exchange for his shares of TidalWire common stock, and a transaction bonus of $175,000.

In considering the fairness of the merger to each of the Network Engines and TidalWire stockholders, the special committee of Network Engines’ board of directors, as well as its full board, and TidalWire’s board of directors took into account these interests. Robert M. Wadsworth and Frank M. Polestra, general partners of HarbourVest Partners and Ascent Venture Partners, respectively, who serve on the board of directors of Network Engines, were not members of the special committee of the Network Engines board of directors that approved the merger.

Accounting Treatment
(Page 54)

Network Engines will account for the merger as a purchase of a business, which means that the assets and liabilities of TidalWire, including intangible assets, will be recorded at their fair value and the results of operations of TidalWire will be included in Network Engines’ results from the date of acquisition.

Certain United States Federal Income Tax Considerations
(Page 54)

The merger is a taxable transaction for the TidalWire stockholders. A TidalWire stockholder who exchanges shares of TidalWire common stock for cash and/or shares of Network Engines common stock in the merger will generally recognize a gain or loss equal to the difference between (i) the amount of cash plus the fair market value of the Network Engines common stock received, if any, in the merger and (ii) such stockholder’s tax basis in the shares of the TidalWire common stock exchanged therefor. The stockholder’s initial tax basis in the Network Engines common stock received generally will equal the fair market value of the stock, and the capital gain holding period will begin the day after the stockholder acquires the stock.

Tax matters are very complicated, and the tax consequences of the merger to the TidalWire stockholders will depend on the facts of each TidalWire stockholder’s own situation. Each TidalWire stockholder should consult his, her or its tax advisor for a full understanding of the tax consequences of the merger.

Network Engines stockholders will have no tax consequences as a result of the merger.

Appraisal Rights
(Page 41)

Under applicable law, Network Engines stockholders do not have appraisal rights with respect to the merger.

Under applicable law, TidalWire stockholders may have appraisal rights with respect to the merger. If the merger is consummated, dissenting holders of TidalWire common stock who follow the procedures specified in Section 262 of the DGCL are entitled to have their shares appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash as determined by the Court in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

How the Rights of TidalWire Stockholders Will Differ as Network Engines Stockholders (Page 98)

The rights of TidalWire stockholders as stockholders of Network Engines after the merger will be governed by Network Engines’ corporate charter and by-laws. Those rights differ from the rights of TidalWire stockholders under TidalWire’s corporate charter and by-laws. These differences are described below under “Descriptions of Network Engines Common Stock and Comparison of Stockholder Rights.”

Both TidalWire and Network Engines are Delaware corporations.

Network Engines Price Information  (Page 20)

Shares of Network Engines common stock are listed on the NASDAQ National Market. On November 8, 2002, the last full trading day prior to the public announcement of the proposed merger, Network Engines common stock closed at $0.99 per share. On December 4, 2002, Network Engines common stock closed at $1.01 per share.

SELECTED FINANCIAL DATA OF NETWORK ENGINES

The following selected consolidated financial data are derived from the financial statements of Network Engines. The historical results presented are not necessarily indicative of future results. The consolidated statement of operations data for the years ended September 30, 2000, 2001 and 2002 and the consolidated balance sheet data as of September 30, 2001 and 2002 have been derived from Network Engines’ audited consolidated financial statements included elsewhere in this joint proxy statement/information statement. The consolidated statement of operations data for the years ended September 30, 1998 and 1999 and the consolidated balance sheet data as of September 30, 1998, 1999 and 2000 are derived from Network Engines’ audited consolidated financial statements not included in this joint proxy statement/information statement. The selected consolidated financial data set forth below should be read in conjunction with “Network Engines’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Network Engines’ Consolidated Financial Statements and the Related Notes included elsewhere in this joint proxy statement/information statement.

On November 12, 1999, Network Engines completed a three-for-one split of its common stock, which was effected through a stock dividend. On May 17, 2000, Network Engines completed a 2.5-for-1 split of its common stock, which was effected through a stock dividend. All share and per share data included in the selected financial data have been restated to reflect both of these splits.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	Year ended September 30,
	1998	1999	2000	2001	2002
Net product revenues	$1,102	$6,031	$38,216	$12,850	$14,534
Net license revenues	—	—	4,858	665	—

Total net revenues	1,102	6,031	43,074	13,515	14,534
Cost of product revenues	1,591	4,733	26,695	12,344	12,329
Cost of license revenues	—	—	34	5	—
Cost of revenues stock compensation	—	16	254	332	147
Inventory write-down	—	—	—	20,278	—

Total cost of revenues	1,591	4,749	26,983	32,959	12,476

Gross profit (loss)	(489)	1,282	16,091	(19,444)	2,058
Operating expenses:
Research and development	923	2,564	8,219	12,704	4,693
Selling and marketing	1,593	2,920	15,760	18,118	3,836
General and administrative	620	934	3,963	7,047	4,602
Stock compensation	—	111	2,667	5,800	4,291
Restructuring and other charges	—	—	—	10,886	353
Amortization of intangible assets	—	—	—	675	—

Total operating expenses	3,136	6,529	30,609	55,230	17,775

Loss from operations	(3,625)	(5,247)	(14,518)	(74,674)	(15,717)
Other income (expense), net	(574)	(897)	2,037	5,151	1,592

Loss before extraordinary item	(4,199)	(6,144)	(12,481)	(69,523)	(14,125)
Extraordinary gain on extinguishment of debt	—	314	—	—	—

Net loss	(4,199)	(5,830)	(12,481)	(69,523)	(14,125)
Accretion of redeemable convertible preferred stock	—	(223)	(8,103)	—	—

Net loss attributable to common stockholders	$(4,199)	$(6,053)	$(20,584)	$(69,523)	$(14,125)

Loss per common share before extraordinary item—basic and diluted	$(1.31)	$(1.92)	$(1.99)	$(2.03)	$(0.44)
Extraordinary item per common share—basic and diluted	—	0.09	—	—	—

Net loss per common share—basic and diluted	$(1.31)	$(1.83)	$(1.99)	$(2.03)	$(0.44)

Shares used in computing basic and diluted net loss per common share	3,200	3,312	10,344	34,241	32,270

	September 30,
	1998	1999	2000	2001	2002
Balance Sheet Data:
Cash, cash equivalents, short-term equivalents and restricted cash	$113	$1,535	$112,429	$75,934	$56,196
Working capital (deficit)	(3,937)	1,897	128,332	70,873	58,612
Total assets	1,730	5,864	146,212	83,004	64,210
Long-term debt, less current portion	69	158	90	9	—
Redeemable convertible preferred stock	1,000	12,467	—	—	—
Total stockholders’ equity (deficit)	4,554	(9,897)	135,476	74,489	60,876

SELECTED FINANCIAL DATA OF TIDALWIRE

The selected financial data set forth below should be read in conjunction with “TidalWire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and TidalWire’s financial statements and related notes included elsewhere in this joint proxy statement/information statement.

The selected financial data presented below as of March 31, 2002 and for the period from April 4, 2001 through March 31, 2002 are derived from TidalWire’s audited financial statements included elsewhere in this joint proxy statement/information statement. The selected financial data presented below as of and for the period from April 4, 2001 through September 30, 2001 and the six months ended September 30, 2002 are derived from TidalWire’s unaudited financial statements. The unaudited financial statements for the period April 4, 2001 through September 30, 2001 and the six months ended September 30, 2002, in TidalWire management’s opinion, include all adjustments, consisting only of normal recurring accruals, which are considered necessary for a fair presentation of operating results and financial position for these periods. Operating results for the six months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the entire year ending March 31, 2003. The selected financial information presented below as of and for the fiscal years ended March 31, 1998, 1999, 2000 and 2001 is derived from the unaudited financial statements of TidalWire and the audited financial statements of Akibia, Inc. and is presented as if TidalWire had been operated as a stand-alone entity for those periods. The information as of and for the years ended March 31, 1998, 1999, 2000 and 2001 has not been audited on a stand-alone basis. TidalWire operated as a division of Akibia until April 4, 2001. On April 4, 2001, pursuant to a Master Separation and Distribution Agreement, Akibia transferred to TidalWire, in exchange for shares of TidalWire common stock, the related assets and liabilities of TidalWire. Unaudited information presented below for fiscal years ended March 31, 1998, 1999, 2000 and 2001 is derived from information while TidalWire was a division of Akibia and as such may not be meaningful when compared to data for the period after separation. In addition, such information may not necessarily reflect actual results had TidalWire operated as a separate entity for those years. The historical results presented are not necessarily indicative of future results.

Selected Financial Data
(in thousands)

	Year ended March 31,				Period from April 4, 2001 through March 31, 2002	Period from April 4, 2001 through September 30, 2001	Six Months ended September 30, 2002
	1998	1999	2000	2001
	(Unaudited)					(Unaudited)
Net revenues	$847	$4,019	$13,623	$25,527	$25,165	$13,094	$18,549
Cost of revenues	626	3,196	11,117	20,865	19,347	9,885	14,766

Gross profit	221	823	2,506	4,662	5,818	3,209	3,783
Operating expenses	83	408	539	2,130	4,951	2,782	2,866

Income from operations	138	415	1,967	2,532	867	427	917
Other expense	—	—	—	—	(80)	(73)	(28)

Income before provision for income taxes	138	415	1,967	2,532	787	354	889
Provision for income taxes	61	182	865	1,114	342	156	391

Net income	$77	$233	$1,102	$1,418	$445	$198	$498

	As of March 31,					As of September 30, 2002
	1998	1999	2000	2001	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Balance Sheet Data:
Cash	$—	$—	$—	$—	$40	$244
Working capital	6	244	397	4,196	2,572	1,559
Total assets	257	1,192	3,250	8,299	5,392	9,572
Total debt (current as of September 30, 2002)	—	—	—	—	1,116	2,149
Total stockholders’ equity	—	—	—	—	1,740	2,189
Total divisional equity	21	334	493	4,908

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On November 11, 2002, Network Engines entered into a definitive agreement to acquire all the outstanding common shares of TidalWire, which is expected to close at the end of the last quarter of calendar year 2002 or the beginning of the first quarter of calendar year 2003. In connection with this acquisition, Network Engines agreed to make a net cash payment of approximately $8,805,000, representing gross cash payments of approximately $9,350,000 less repayments of stockholder notes receivable of approximately $545,000, and issue approximately 3,331,000 shares of its common stock (valued at approximately $3,331,000). In connection with this acquisition, Network Engines agreed to assume all amounts outstanding under TidalWire’s $5,000,000 working capital line of credit (approximately $2,149,000 at September 30, 2002). As part of the acquisition, Network Engines also agreed to replace outstanding TidalWire common stock options with options for the purchase of approximately 1,669,000 shares of Network Engines common stock with an average exercise price of $0.36 (valued at approximately $1,014,000 based on the Black-Scholes valuation model). Network Engines anticipates incurring fees of approximately $1,900,000 in connection with this acquisition. Total consideration for the acquisition including transaction fees, as of September 30, 2002, was valued at approximately $17.2 million, however the final purchase price is subject to determination as of the closing date and could be materially different.

The accompanying unaudited pro forma combined financial statements are presented as if Network Engines and TidalWire had been operating as a combined entity. The unaudited pro forma combined balance sheet as of September 30, 2002 presents the financial position of Network Engines assuming the acquisition had occurred on September 30, 2002. The unaudited pro forma combined statement of operations for the year ended September 30, 2002 presents the results of operations of Network Engines assuming the acquisition had occurred on October 1, 2001. All material adjustments to reflect the acquisition are set forth in the column “Pro Forma Adjustments.”

The pro forma data is for informational purposes only and may not necessarily reflect future results of operations and financial position or what the results of operations or financial position would have been had Network Engines and TidalWire been operating as a combined entity for the specified periods. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements of Network Engines and TidalWire included elsewhere in this joint proxy statement/information statement.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
SEPTEMBER 30, 2002

	Network Engines	TidalWire (A)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$46,552	$244	$(8,805	)(B, F)	$37,991
Short-term investments	8,546	—			8,546
Restricted cash	1,098	—			1,098
Accounts receivable, net	2,729	4,864			7,593
Inventories	1,956	3,459			5,415
Prepaid expenses and other current assets	1,065	375			1,440

Total current assets	61,946	8,942	(8,805)		62,083
Property and equipment, net	2,236	219	400	(C)	2,855
Goodwill			3,519	(C)	3,519
Amortizable intangible assets			8,942	(C)	8,942
Other assets	28	411			439

Total assets	$64,210	$9,572	$4,056		$77,838

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,474	$4,208			$5,682
Income tax payable	—	397			397
Accrued compensation and other related benefits	683	402			1,085
Other accrued expenses	785	224	$1,900	(B)	2,909
Accrued restructuring and other charges	355	—			355
Deferred revenue	23	3			26
Current portion of capital lease obligations	14	—			14
Line of credit		2,149			2,149

Total current liabilities	3,334	7,383	1,900		12,617

Stockholders’ Equity:
Common stock	357	81	(48	)(B, D)	390
Additional paid-in capital	174,252	2,082	2,536	(B, D, E)	178,870
Notes receivable from stockholders	(281)	(545)	545	(F)	(281)
Treasury stock	(4,707)	(371)	371	(D)	(4,707)
Deferred stock compensation	(1,185)	—	(306	)(E)	(1,491)
Accumulated other comprehensive income	3	—			3
Retained earnings (accumulated deficit)	(107,563)	942	(942	)(D)	(107,563)

Total stockholders’ equity	60,876	2,189	2,156		65,221

Total liabilities & stockholders’ equity	$64,210	$9,572	$4,056		$77,838

See the accompanying notes to the unaudited pro forma financial statements.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2002

	Network Engines	TidalWire(A)	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$14,534	$30,490			$45,024

Cost of revenues	12,329	24,124			36,453
Cost of revenues stock compensation	147				147

Total cost of revenues	12,476	24,124	—		36,600

Gross profit	2,058	6,366	—		8,424
Operating expenses:
Research and development	4,693				4,693
Selling and marketing	3,836	1,556			5,392
General and administrative	4,602	3,485			8,087
Stock compensation	4,291		$80	(G)	4,371
Restructuring and other charges	353				353
Amortization of intangible assets			1,788	(H)	1,788

Total operating expenses	17,775	5,041	1,868		24,684

Income (loss) from operations	(15,717)	1,325	(1,868)		(16,260)
Interest income, net	1,596	39			1,635
Interest expense and other	(4)	(63)			(67)

Income (loss) before income taxes	(14,125)	1,301	(1,868)		(14,692)
Provision for income taxes		561	(561	)(I)	—

Net income (loss)	$(14,125)	$740	$(1,307)		$(14,692)

Net loss per share—basic and diluted	$(0.44)				$(0.41)

Shares used in computing net loss per share—basic and diluted	32,270		3,331	(J)	35,601

See the accompanying notes to the unaudited pro forma financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS

(A)
To give effect to the acquisition of TidalWire as if it had occurred on September 30, 2002 for the pro forma balance sheet presentation and on October 1, 2001 for the pro forma statement of operations presentation. TidalWire statement of operations data is for the 12 months ended September 30, 2002, which includes results from the last six months of TidalWire’s fiscal year ended March 31, 2002 and results from the first six months of TidalWire’s fiscal year ending March 31, 2003.

(B)	To give effect to the issuance of total consideration of $17.2 million for the acquisition.

The calculation of the estimated purchase price, based upon TidalWire’s balance sheet as of September 30, 2002, was as follows (in thousands):

Cash consideration, net of stockholder notes receivable	$8,805
Value of common stock issued	3,331
Assumption of TidalWire stock options	1,014
Assumption of TidalWire debt	2,149
Estimated transaction costs and expenses	1,900

Total estimated purchase price	$17,199

The amount of cash paid by Network Engines to the stockholders of TidalWire may be adjusted based upon TidalWire’s working capital as of the closing of the merger or if TidalWire’s transaction costs exceed $650,000. The calculation of the estimated purchase price assumes the issuance of approximately 3,331,000 shares of Network Engines common stock valued at a per share price of $1.00 (the average price of Network Engines common stock over the three days before and after the announcement of the acquisition). In connection with this acquisition, Network Engines agreed to replace outstanding TidalWire common stock options with options to purchase an aggregate of approximately 1,669,000 shares of its common stock at an average exercise price of $0.36 per share. The new options were valued using the Black-Scholes valuation model, as of the announcement of the acquisition, at approximately $1,014,000. In addition, Network Engines will assume all amounts outstanding under TidalWire’s $5,000,000 working capital line of credit (approximately $2,149,000 at September 30, 2002). Network Engines anticipates incurring fees of approximately $1,900,000 in connection with this transaction including approximately $650,000 of transaction costs incurred by TidalWire, which will be reimbursed by Network Engines in accordance with the terms of the merger agreement.

(C)	To record the purchase based on the estimated fair value of the acquired assets and liabilities.

As of September 30, 2002, the estimated purchase price allocation was as follows (in thousands):

Tangible current assets	$8,942
Long-lived tangible assets	1,030
Assumed liabilities, excluding debt of $2,149	(5,234)
Goodwill	3,519
Customer relationships and other intangible assets	8,942

Allocated purchase price	$17,199

Network Engines has engaged an independent valuation firm to complete an appraisal of the amounts to be allocated to tangible and intangible assets. The purchase price allocation used in these pro forma combined financial statements is preliminary and is subject to finalization as of the closing date and could be materially different.

(D)	To record the elimination of TidalWire’s historical stockholders’ equity.

(E)	To record deferred stock compensation based on the fair value of unvested TidalWire common stock options assumed upon the closing of the acquisition.

(F)	To record the repayment of outstanding notes receivable from a stockholder, which will be deducted from cash proceeds to be paid to such stockholder upon the closing of the acquisition.

(G)
To record the amortization of deferred stock compensation related to the issuance of unvested options for the purchase of Network Engines common stock to the holders of TidalWire common stock options, over the remaining vesting periods of two to four years.

(H)
To record the amortization of customer relationships and other intangible assets (on a straight-line basis) over the estimated useful life of 5 years. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” Network Engines will not amortize goodwill for accounting purposes. Accordingly, no goodwill amortization is reflected in the unaudited pro forma combined statement of operations.

(I)	To reverse TidalWire’s provision for income taxes since the combined company would have had a net loss for the year ended September 30, 2002.

(J)
The calculation of pro forma weighted-average number of shares outstanding includes the weighted-average number of common shares outstanding of Network Engines, adjusted to give effect to the issuance of approximately 3,331,000 shares of Network Engines’ common stock in connection with the acquisition. The calculation does not include the potential effect of the issuance of Network Engines common stock options in replacement of the TidalWire common stock options, as their inclusion would be anti-dilutive for the year ended September 30, 2002.

UNAUDITED SELECTED COMPARATIVE HISTORICAL AND
PRO FORMA PER SHARE DATA

The following tabulation reflects (a) the historical net income and book value per share of Network Engines common stock in comparison with the pro forma net income and book value per share after giving effect to the proposed merger, accounted for as a “purchase”, with TidalWire; and (b) the historical net income and book value per share of TidalWire common stock in comparison with the equivalent pro forma net income and book value per share attributable to .49215 of a share of Network Engines common stock which will be received for each share of TidalWire common stock received by the Company Key Stockholders. The information presented in this tabulation should be read in conjunction with the unaudited pro forma combined financial statements and the separate financial statements of the respective companies and the notes thereto appearing elsewhere herein. Network Engines and TidalWire have never paid or declared any dividends on their common stock.

Network Engines (Year Ended September 30, 2002)	Historical		Pro Forma
Net loss per share	$(0.44)		$(0.41)
Book value per share	$1.98		$1.91

TidalWire (Year Ended September 30, 2002)	Historical(4) (unaudited)		Equivalent Pro Forma(3)
Diluted earnings (net loss) per share	$0.10	(1)	$(0.20)
Book value per share	$0.29	(2)	$0.94

(1)	Based on shares outstanding of 7,422,546.
(2)	Based on shares outstanding of 7,564,236.
(3)	Pro forma amounts for Network Engines multiplied by .49215, the exchange ratio.
(4)	Represents the last six months of fiscal 2002 and the first six months of fiscal 2003.

MARKET PRICE INFORMATION

Network Engines common stock has been traded on the NASDAQ National Market under the symbol “NENG” since July 13, 2000, the date of Network Engines’ initial public offering. The following table sets forth, for the periods indicated, the high and low close prices per share of Network Engines common stock as reported on the NASDAQ National Market.

	High	Low
Fiscal 2000
Quarter ended September 30, 2000	$45.375	$24.875

Fiscal 2001
Quarter ended December 31, 2000	44.00	1.625
Quarter ended March 31, 2001	3.4375	0.9687
Quarter ended June 30, 2001	1.40	0.61
Quarter ended September 30, 2001	0.87	0.54

Fiscal 2002
Quarter ended December 31, 2001	1.11	0.58
Quarter ended March 31, 2002	1.21	0.8701
Quarter ended June 30, 2002	1.35	0.863
Quarter ended September 30, 2002	1.149	0.95

Fiscal 2003
Quarter ended December 31, 2002 (through December 4, 2002)	1.05	0.92

As of November 14, 2002 Network Engines had 334 record holders of its common stock.

The table below presents the per share closing prices of Network Engines common stock on the NASDAQ National Market and the pro forma equivalent market value of Network Engines common stock plus cash consideration to be issued for TidalWire common stock held by Company Key Stockholders in the merger as of the dates specified. November 8, 2002 was the last trading day before announcement of the merger. TidalWire pro forma equivalent market value was determined by multiplying the closing prices of the Network Engines common stock as of the specified dates by the exchange ratio of ..49214563. December 4, 2002 was the most recent practicable date before the date of this joint proxy statement/information statement.

Date	Network Engines Common Stock	Cash Consideration	Pro Forma Exchange Ratio	TidalWire Capital Stock Pro Forma Equivalent Value
November 8, 2002	$0.99	$1.18279	.49214563	$1.67
December 4, 2002	$1.01	$1.18279	.49214563	$1.68

Company Key Stockholders are advised to obtain current market quotations for Network Engines common stock. No assurance can be given as to the market prices of Network Engines common stock at any time before the consummation of merger or at any time after merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate Company Key Stockholders for any decrease in the market price of Network Engines common stock which could occur before the merger becomes effective. In the event the market price of Network Engines common stock decreases or increases prior to the consummation of the merger, the value of the Network Engines common stock to be received in the merger in exchange for TidalWire common stock held by Company Key Stockholders would correspondingly decrease or increase.

Network Engines and TidalWire have never paid cash dividends on their respective shares of capital stock. The Network Engines board presently intends to retain any earnings for use in its business and has no present intention to pay cash dividends before or after the merger.

RISK FACTORS

The merger involves a high degree of risk. By voting in favor of the merger, the Company Key Stockholders will be choosing to invest in Network Engines common stock. An investment in Network Engines common stock involves a high degree of risk. In addition, by voting in favor of the issuance of the shares of Network Engines common stock in the merger, the Network Engines stockholders will, in effect, be voting to approve the transaction. The Company Key Stockholders and the Network Engines stockholders should carefully consider all of the following risk factors relating to the proposed merger, Network Engines and TidalWire in deciding whether to vote for the merger or the issuance of the shares of Network Engines common stock, as applicable.

Risks Relating to the Merger

There are restrictions on transfer of the merger consideration.

All shares of Network Engines common stock to be issued to the Company Key Stockholders in the merger will be considered “restricted securities” within the meaning of Rule 144 and may not be resold, except as permitted by the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Network Engines has agreed, subject to certain conditions and restrictions, to register the resale of the shares of Network Engines common stock received by the Company Key Stockholders pursuant to the merger in the twelve months following the merger. Because specific conditions must be met before the shares of Network Engines common stock may be sold by the Company Key Stockholders, a Company Key Stockholder who receives Network Engines common stock in the merger may be unable to sell such Network Engines common stock at the time, or at the price or upon such other terms and conditions, as such Company Key Stockholder desires, and the terms of such sale may be less favorable to the Company Key Stockholders than might be obtainable in the absence of such limitations and restrictions.

As a result of these restrictions, the Company Key Stockholders may be required to bear the financial risks of their investment in Network Engines common stock for an indefinite period of time.

Tax treatment of the merger.

The merger is a taxable transaction for the TidalWire stockholders. Each TidalWire stockholder who exchanges shares of TidalWire common stock for cash and/or shares of Network Engines common stock in the merger will generally recognize a gain or loss equal to the difference between (i) the amount of cash plus the fair market value of the Network Engines common stock received, if any, in the merger and (ii) such stockholder’s tax basis in the shares of the TidalWire common stock exchanged therefor.

Tax treatment of TidalWire spin-off as a result of the merger.

Effective as of April 4, 2001, TidalWire was spun-off from PSI Holding Group, Inc. (“PSI”) in a transaction (the “spin-off”) intended to qualify as a tax-free reorganization under Sections 368(a) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”). In connection with the spin-off, holders of the capital stock of PSI (the “PSI Stockholders”) received, in a pro rata distribution, one share of TidalWire common stock for each share of PSI common stock and PSI preferred stock (determined on an as if converted basis) held by such stockholder immediately prior to such distribution. It is possible that the Internal Revenue Service (“IRS”) could assert that the consummation of the merger would cause the spin-off to be a taxable transaction. If the IRS were to prevail on a claim that, as a result of the merger, the spin-off does not qualify as a tax-free reorganization, PSI would be subject to tax on the spin-off as if PSI had sold the stock of TidalWire at its then fair market value, and the PSI Stockholders, many of whom are also TidalWire stockholders, would be required to recognize as ordinary income the fair market value of the shares of TidalWire stock received by them in connection with the spin-off. Alternatively, if the IRS were to prevail on a claim that the spin-off and the merger were undertaken pursuant to a “plan” or as a “series of related transactions” (within the meaning of Section 355(e) of the Code), the PSI Stockholders would not be required to recognize income on the spin-off, but PSI would be subject to tax on the spin-off as if PSI had sold the stock of TidalWire at its then fair market value.

Network Engines may not be able to successfully integrate TidalWire into its operations.

The integration of TidalWire into Network Engines’ operations involves a number of risks, including:

•	difficulty integrating TidalWire’s operations and personnel;

•	diversion of management attention;

•	potential disruption of ongoing business;

•	inability to retain key personnel;

•	inability to successfully incorporate TidalWire’s products and services into Network Engines’ product and service offerings and to develop new products and services; and

•	impairment of relationships with employees, customers or vendors.

Combined company will have increased dependence on a strategic partner.

Network Engines derives a substantial portion of its revenue from one original equipment manufacturer (“OEM”) customer. TidalWire relies on reference sales originating from that same OEM for a significant amount of its revenue. Although TidalWire does not sell a significant amount of products directly to the OEM, it is one of two North American distributors that this OEM refers its customers to for the supply of data storage network components that have been authorized for use in this OEM’s data storage networks. Because of this relationship, TidalWire receives favorable pricing from the suppliers of these authorized data storage components and is able to realize higher gross margins on the sale of this product. The products that Network Engines sells to the OEM and the data storage components that TidalWire distributes to resellers and other customers are unrelated and mutually exclusive of each other. If the merger is consummated, the combined company will depend on this OEM to an even greater extent.

If this OEM partner were to discontinue purchasing the Network Engines’ product from the combined company or stop referring its customers to the combined company for authorized data storage components, or introduce more authorized distributors for the data storage components that TidalWire distributes, then the combined company’s revenues and operating results would be adversely affected.

Failure to overcome these risks or any other problems encountered in connection with the merger or other similar transactions could slow Network Engines’ growth or lower the quality of its services, which could reduce customer demand and ultimately the value of Network Engines’ common stock that the Company Key Stockholders will receive in the merger.

Risks Relating to Network Engines’ Business

The risks and uncertainties described below are not the only ones that face Network Engines. Additional risks and uncertainties not presently known to Network Engines, or that are currently deemed immaterial, may also impair its business operations. If any of the following risks actually occurs, Network Engines’ financial condition and operating results could be materially adversely affected.

Risk related to revenue concentration.

Network Engines derives a substantial portion of its revenues from one OEM customer, and its revenues may decline significantly if this customer cancels or delays purchases of Network Engines’ products, terminates their contract with Network Engines, or exercises certain of their other rights under the terms of the contract.

In the year ended September 30, 2002, one customer accounted for 83% of Network Engines’ net revenues. Under the terms of Network Engines’ non-exclusive contract with this customer, the customer has the right to enter into agreements with other parties for similar products, the customer is not obligated to purchase any minimum quantity of products from Network Engines and the customer may choose to stop purchasing from Network Engines at any time. In addition, the customer may terminate the agreement in the event that Network Engines attempts to assign its rights under the agreement to another party without the customer’s prior approval. Furthermore, in the event that Network Engines defaults on certain portions of the agreement and does not cure during the prescribed cure period, the customer may obtain the right to manufacture the products defined in the agreement in exchange for a mutually agreeable royalty fee. If any of these events were to occur, or if this customer delays purchases of its products, Network Engines’ revenues and operating results would be adversely affected, Network Engines’ reputation in the industry may suffer and Network Engines’ ability to predict cash flow accurately would decrease. Accordingly, unless and until Network Engines expands and diversifies its revenue base, Network Engines’ future success will depend upon the timing and size of future purchase orders, if any, from this customer.

Risks related to business strategy.

If Network Engines fails to form a significant enough number of strategic partnerships with independent software vendors and original equipment manufacturers, it may be unable to generate significant sustainable revenues and its operations could be materially adversely affected and, as a result, Network Engines may choose to discontinue one or more of the components of its business strategy.

A major component of Network Engines’ business strategy is to focus its sales and marketing efforts on indirect sales through strategic partnerships with independent software vendors (“ISVs”) and OEMs. To date, Network Engines has not entered into a significant number of definitive agreements with ISVs and OEMs. Network Engines may not be able to develop a significant number of strategic partnerships with ISVs and OEMs and, even if Network Engines is successful in developing strategic partnerships with ISVs and OEMs, this strategy may fail to generate sufficient revenues to offset the demands that this strategy will place on the Network Engines business. A failure to generate significant revenues from strategic partnerships could materially adversely affect its operations and, as a result, Network Engines may choose to discontinue one or more of the components of its business strategy, which could result in the decline in the market price of Network Engines common stock.

Network Engines changed its product strategy during fiscal 2001. There can be no assurance that the change in Network Engines’ product strategy will have the intended effect on Network Engines’ business.

Network Engines’ product strategy is to concentrate resources on its core competencies, which Network Engines believes to be hardware platform packaging and the ability to integrate hardware platforms with various operating systems, management systems and application software systems. This strategy includes a transformation of its product development process from one requiring significant proprietary hardware development to one utilizing standard hardware. There can be no assurance that Network Engines’ product strategy will have a positive effect on operations, market share, the market price of Network Engines common stock or public perception of Network Engines in the server appliance marketplace, or that Network Engines will ever achieve substantial revenues or profitability, any one of which could cause further decline in the market price of Network Engines common stock.

Risks related to the server appliance market.

If server appliances are not increasingly adopted as a solution to meet companies’ computer application needs, the market for Network Engines’ products may not grow and the market price of Network Engines common stock could decline as a result of lower revenues or reduced investor expectations.

Network Engines expects that substantially all of its revenues will come from sales of server appliance platforms and customized integration services. As a result, Network Engines depends on the growing use of server appliances to meet businesses’ computer application needs. The market for server appliance products has only recently begun to develop and Network Engines believes it is evolving rapidly. Because this market is new, Network Engines cannot predict its potential size or future growth rate with a high degree of certainty. Network Engines’ revenues may not grow and the market price of Network Engines common stock could decline if the server appliance market does not grow rapidly.

Network Engines believes that its expectations for the growth of the server appliance market may not be fulfilled if customers continue to use general-purpose servers. The role of Network Engines’ products could, for example, be limited if general-purpose servers become better at performing functions currently being performed by server appliances or are offered at a lower cost. This could force Network Engines to further lower the prices of its products or result in fewer sales of its products.

Server appliance products are subject to rapid technological change due to changing operating system software and network hardware and software configurations, and Network Engines’ sales will suffer if its products are rendered obsolete by new technologies.

The server appliance market is characterized by rapid technological change, frequent new product introductions and enhancements, potentially short product life cycles, changes in customer demands and evolving industry standards. Network Engines’ products could be rendered obsolete if products based on new technologies are introduced or new industry standards emerge.

Network Engines’ future success depends upon its ability to utilize its creative packaging and hardware and software integration skills to combine industry-standard hardware and software to produce low-cost, high-performance products that satisfy its strategic partners’ requirements and achieve market acceptance. Network Engines cannot be certain that it will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner.

Risks related to competition.

If Network Engines is not able to effectively compete against providers of general-purpose servers, specific-purpose servers or other server appliance providers, its revenues will not increase and may decrease.

In the server appliance market, Network Engines faces significant competition from a number of different types of companies. Network Engines’ competitors include companies who market general-purpose servers, specific-purpose servers and server appliances as well as companies that sell custom integration services utilizing hardware produced by other companies. Many of these companies are larger than Network Engines is and have greater financial resources and name recognition than Network Engines does as well as significant distribution capabilities and larger, more established service organizations to support their products. Network Engines’ large competitors may be able to leverage their existing resources, including their extensive distribution capabilities and their service organizations, to provide a wider offering of products and services as well as higher levels of support on a more cost-effective basis than Network Engines can. In addition, competing companies may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to their customers than Network Engines can. If Network Engines’ competitors provide lower cost solutions with greater functionality or support than Network Engines’ products, or if some of their products are comparable to Network Engines’ and are offered as part of a range of products that is broader than Network Engines’, its products could become undesirable. Even if the functionality of competing products is equivalent to Network Engines’, it faces a substantial risk that a significant number of customers would elect to pay a premium for similar functionality rather than purchase products from a less-established vendor. Network Engines attempts to differentiate itself from its competition by offering a wide variety of software integration, branding, supply-chain management and fulfillment services. If Network Engines is unable to effectively differentiate its products from those of its competition, Network Engines’ revenues will not increase and may decline. Furthermore, increased competition could negatively affect Network Engines’ business and future operating results by leading to price reductions, higher selling expenses or a reduction in Network Engines’ market share.

Network Engines’ revenues could be negatively affected if its larger competitors make acquisitions in order to join their extensive distribution capabilities with Network Engines’ smaller competitors’ products.

Large server manufacturers may not only develop their own server appliance solutions, but they may also acquire or establish cooperative relationships with Network Engines’ smaller competitors,

including smaller private companies. Because large server manufacturers have significant financial and organizational resources available, they may be able to quickly penetrate the server appliance market by leveraging the technology and expertise of smaller companies and utilizing their own extensive distribution channels. Network Engines expects that the server industry will experience further consolidation. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share through consolidation. Consolidation within the server marketplace could adversely affect Network Engines’ revenues.

Network Engines may sell fewer products if other vendors’ products are no longer compatible with Network Engines’ or other vendors bundle their products with those of Network Engines’ competitors and sell them at lower prices.

Network Engines’ ability to sell its products depends in part on the compatibility of Network Engines’ products with other vendors’ software and hardware products. Developers of these products may change their products so that they will no longer be compatible with Network Engines’ products. These other vendors may also decide to bundle their products with other server appliances for promotional purposes and discount the sales price of the bundle. If that were to happen, Network Engines’ business and future operating results could suffer if Network Engines were no longer able to offer commercially viable products.

Risks related to financial results.

Network Engines has a history of losses and expects to experience losses in the future, which could result in the market price of Network Engines common stock declining further.

Since its inception, Network Engines has incurred significant net losses, including net losses of $12.5 million, $69.5 million and $14.1 million in fiscal 2000, 2001 and 2002, respectively. Network Engines expects to continue to have net losses in the future. In addition, Network Engines had an accumulated deficit of $107.6 million as of September 30, 2002. Network Engines believes that any future growth will require it to incur significant engineering, selling and marketing and administrative expenses. As a result, Network Engines will need to generate significant revenues to achieve profitability. Network Engines cannot be certain that it will achieve profitability in the future or, if it achieves profitability, that Network Engines will be able to sustain it. If Network Engines does not achieve and maintain profitability, the market price for Network Engines common stock may decline.

Network Engines’ quarterly revenues and operating results may fluctuate due to the timing and size of orders from customers, a lack of growth of the server appliance market in general or the failure of its products to achieve market acceptance.

Network Engines’ quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter due to the timing and size of orders from customers, particularly its largest OEM, and because server appliances generally, and Network Engines’ current products in particular, are relatively new and the future growth of the market for its products is uncertain. Network Engines also expects to rely on additional new products for growth in its net revenues in the future. In addition, none of Network Engines’ customers are obligated to purchase any quantity of its products in the future. If the timing or size of orders from customers, particularly Network Engines’ largest OEM, differs from expectations, the server appliance market in general fails to grow as expected or Network Engines’ products fail to achieve market acceptance, Network Engines’ quarterly net revenues and operating results may fall below the expectations of investors and public market research analysts. In this event, the market price for Network Engines common stock could decline.

If the commodification of products and competition in the server appliance market increases, then Network Engines’ gross profit as a percentage of net revenues may decrease and its operating results may suffer.

Products and services in the server appliance market may be subject to further commodification as the industry matures and other businesses introduce more competing products and services. The gross margin as a percentage of revenues of Network Engines’ products is already low, and may not grow to Network Engines’ targeted gross margin percentages or may even decrease, in response to changes in its product mix, competitive pricing pressures, or new product introductions into the server appliance marketplace. If Network Engines is unable to offset decreases in its gross margins as a percentage of revenues by increasing its sales volumes, operating results will decline. Changes in the mix of sales of Network Engines’ products, including the mix of higher margin sales of products sold in smaller quantities and somewhat lower margin sales of products sold in larger quantities, could adversely affect Network Engines’ operating results for future quarters. To maintain its gross margins, Network Engines also must continue to reduce the manufacturing cost of its products. Network Engines’ efforts to produce higher margin products, continue to improve its products and produce new products may make it difficult to reduce its manufacturing cost per product. Further, utilization of a contract manufacturer may not allow Network Engines to reduce its cost per product.

Risks related to marketing and sales efforts.

Network Engines needs to effectively manage its sales and marketing operations to increase market awareness and sales of its products. If Network Engines fails to do so, its growth, if any, will be limited.

During April and July 2001, Network Engines significantly reduced its selling and marketing personnel in an attempt to reduce operating expenses and to conserve cash. Although Network Engines has fewer selling and marketing personnel, Network Engines must continue to increase market awareness and sales of its products. If Network Engines fails in this endeavor, its growth, if any, will be limited.

Efforts to promote the Network Engines brand may not result in the desired brand recognition by existing or potential ISV and OEM customers or in increased sales.

In the fast growing market for server appliance solutions, Network Engines believes that it needs a strong brand to compete successfully. In order to attract and retain ISV and OEM customers, Network Engines believes that the Network Engines brand must be recognized and viewed favorably by ISVs and OEMs. During fiscal 2001, Network Engines reduced its marketing programs. If Network Engines is unable to design and implement effective marketing campaigns or otherwise fail to promote and maintain the Network Engines brand, sales may not increase and the business may be adversely affected. Network Engines’ business may also suffer if it incurs excessive expenses promoting and maintaining the Network Engines brand but fails to achieve the expected or desired increase in revenues.

If Network Engines is unable to effectively manage its customer service and support activities, Network Engines may not be able to retain its existing ISV and OEM customers and attract new ISV and OEM customers.

Network Engines has a small customer service and support organization. Network Engines needs to effectively manage its customer support operations to ensure that it maintains good relationships with its customers. If its customer support organization is unsuccessful in maintaining good customer relationships, Network Engines may lose customers to its competitors and its reputation in the market could be damaged. As a result, Network Engines may lose revenue and incur losses greater than expected.

Risks related to product manufacturing.

If Network Engines does not accurately forecast its component requirements, its business and operating results could be adversely affected.

Network Engines uses rolling forecasts based on anticipated product orders to determine its component requirements. Lead times for materials and components that Network Engines orders vary significantly and depend on factors including specific supplier requirements, contract terms and current market demand for those components. In addition, a variety of factors, including the timing of product releases, potential delays or cancellations of orders and the timing of large orders, make it difficult to predict product orders. As a result, Network Engines’ component requirement forecasts may not be accurate. If it overestimates its component requirements, Network Engines may have excess inventory, which would increase costs and negatively impact its cash position. If Network Engines underestimates its component requirements, Network Engines may have inadequate inventory, which could interrupt its manufacturing and delay delivery of its products to customers. Any of these occurrences would negatively impact Network Engines’ business and operating results.

Network Engines’ dependence on sole source and limited source suppliers for key components makes it susceptible to supply shortages that could prevent Network Engines from shipping customer orders on time, if at all, and could result in lost sales or customers.

Network Engines depends upon single source and limited source suppliers for its industry-standard processors, main logic boards, certain disk drives, and power supplies as well as its internally developed heat-pipe, chassis and sheet metal parts. Network Engines also depends on limited sources to supply several other industry-standard components. Network Engines has in the past experienced, and may in the future experience, shortages of or difficulties in acquiring components needed to produce its products. Shortages have been of limited duration and have not yet caused material delays in production of Network Engines’ products. However, shortages in supply of these key components for an extended time would cause delays in the production of Network Engines’ products, prevent Network Engines from satisfying its contractual obligations and meeting customer expectations, and result in lost sales or customers. If Network Engines is unable to buy components that it needs or if Network Engines is unable to buy components at acceptable prices, Network Engines will not be able to manufacture and deliver its products on a timely or cost-effective basis to its customers.

Network Engines’ future success is dependent on its ability to expand production capacity.

Network Engines’ existing manufacturing facility is limited in its production capacity. For Network Engines to be successful its product sales volumes must increase significantly. Network Engines’ production capacity must increase to support significant increases in product sales volumes. In order to increase its production capacity, Network Engines may have to utilize the services of a contract manufacturer to produce its products at high volumes. Network Engines may have difficulties in identifying and engaging a contract manufacturer to produce its products with terms that are favorable to Network Engines. Using a contract manufacturer may increase the cost of producing products and Network Engines could experience transitional difficulties including production delays and quality control issues, which could cause customer relationships to suffer and result in lost sales. Also, the use of a contract manufacturer may not guarantee Network Engines production levels, manufacturing line space or manufacturing prices, which could interrupt Network Engines’ business operations and have a negative effect on operating results.

Risks related to product dependence on intellectual property and use of the Network Engines brand.

Network Engines’ reliance upon contractual provisions, domestic patent, copyright and trademark laws and applied-for patents to protect its proprietary rights may not be sufficient to protect Network Engines’ intellectual property from others who may sell similar products.

Certain of Network Engines’ products are differentiated from those of its competitors by Network Engines’ internally developed software and hardware and the manner in which they are integrated into other Network Engines’ products. If Network Engines fails to protect its intellectual property, other vendors could sell products with features similar to Network Engines’, and this could reduce demand for Network Engines’ products. Network Engines believes that the steps it has taken to safeguard its intellectual property afford only limited protection. Others may develop technologies that are similar or superior to Network Engines’ technology or design around the copyrights and trade secrets Network Engines owns. Despite the precautions Network Engines has taken, laws and contractual restrictions may not be sufficient to prevent misappropriation of its technology or deter others from developing similar technologies. In addition, there can be no guarantee that any of Network Engines’ patent applications will result in patents, or that any such patents would provide effective protection of Network Engines’ technology.

In addition, the laws of the countries in which Network Engines decides to market its services and solutions may offer little or no effective protection of Network Engines’ proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of Network Engines’ proprietary technology could enable third-parties to benefit from Network Engines’ technology without paying us for it, which would significantly harm the business.

Network Engines has invested substantial resources in developing its products and the Network Engines brand, and its operating results would suffer if Network Engines were subject to a protracted infringement claim or one that resulted in a significant damages award.

Substantial litigation regarding intellectual property rights and brand names exists in Network Engines’ industry. Network Engines expects that server appliance products may be increasingly subject to third-party infringement claims as the number of competitors in the industry segment grows and the functionality of products in different industry segments overlaps. From time to time Network Engines receives claims from third parties that Network Engines’ products have infringed their intellectual property rights. Network Engines does not believe that its products employ technology that infringes any proprietary rights of third parties. However, third parties may make claims that Network Engines has infringed upon their proprietary rights. Any claims, with or without merit, could:

•	be time-consuming to defend;

•	result in costly litigation, including potential liability for damages;

•	divert Network Engines’ management’s attention and resources;

•	cause product shipment delays; or

•	require Network Engines to enter into royalty or licensing agreements.

Royalty or licensing agreements may not be available on terms acceptable to Network Engines, if at all. A successful claim of product infringement against Network Engines or the failure or inability to license the infringed or similar technology could adversely affect Network Engines’ business because Network Engines would not be able to sell the impacted product without redeveloping it or incurring significant additional expenses.

Other risks related to the Network Engines business.

A class action lawsuit has been filed against Network Engines, its chairman and one of its executive officers.

On or about December 3, 2001, a class action lawsuit was filed against Network Engines, its chairman, one of its executive officers and the underwriters of its initial public offering. Network Engines is unable to predict the effects of this suit, or other similar suits, on its financial condition and business and, although Network Engines maintains certain insurance coverage, there can be no assurance that this claim will not result in substantial monetary damages in excess of such insurance coverage. In addition, Network Engines may expend significant resources to defend this case. This class action lawsuit, or other similar suits, could negatively impact both Network Engines’ financial condition and the market price of Network Engines common stock.

If the market price of Network Engines common stock is not quoted on a national exchange, Network Engines’ ability to raise future capital may be hindered and the market price of Network Engines common stock may be negatively impacted.

The market price of Network Engines common stock has declined since its fiscal year 2000 and at times was less than $1.00 per share. If Network Engines is unable to meet the stock price listing requirements of NASDAQ, Network Engines common stock could be de-listed from the NASDAQ National Market. If Network Engines common stock were de-listed from the NASDAQ National Market, among other things, this could result in a number of negative implications, including reduced liquidity in Network Engines common stock as a result of the loss of market efficiencies associated with NASDAQ and the loss of federal preemption of state securities laws as well as the potential loss of confidence by suppliers, customers and employees, the loss of analyst coverage and institutional investor interest, fewer business development opportunities and greater difficulty in obtaining financing.

If Network Engines’ products fail to perform properly and conform to specifications, Network Engines’ customers may demand refunds or assert claims for damages and Network Engines’ reputation and operating results may suffer.

Because Network Engines’ server appliance hardware platforms are complex, they could contain errors that can be detected at any point in a product’s life cycle. In the past Network Engines has discovered errors in some of its products and have experienced delays in the shipment of its products during the period required to correct these errors or Network Engines has had to replace defective products that were already shipped. These delays and replacements have principally related to new product releases. Errors in Network Engines’ products may be found in the future and any of these errors could be significant. Detection of any significant errors may result in:

•	the loss of or delay in market acceptance and sales of Network Engines’ products;

•	diversion of engineering resources;

•	injury to Network Engines’ reputation; or

•	increased maintenance and warranty costs.

These problems could harm Network Engines’ business and future operating results. Product errors or delays could be material, including any product errors or delays associated with the introduction of new products or the versions of Network Engines’ products that support Windows or UNIX-based operating systems. While Network Engines attempts to limit its risk contractually, if its products fail to conform to warranted specifications, customers could demand a refund for the purchase price or assert claims for damages.

Moreover, because its products may be used in connection with critical computing systems services, Network Engines may receive significant liability claims if its products do not work properly. Network Engines’ agreements with customers typically contain provisions intended to limit Network Engines’ exposure to liability claims. However, these limitations may not preclude all potential claims. Liability claims could exceed Network Engines’ insurance coverage and require Network Engines to spend significant time and money in litigation or to pay significant damages. Any claims for damages, even if unsuccessful, could seriously damage Network Engines’ reputation and business.

If Network Engines fails to retain appropriate levels of qualified technical personnel, Network Engines may not be able to develop and introduce its products on a timely basis.

Network Engines requires the services of qualified technical personnel. Network Engines has experienced the negative effects of an economic slowdown. Network Engines’ revenues have declined significantly since its fiscal year ended September 30, 2000 and the market price of its common stock has decreased significantly. As a result, Network Engines has implemented various personnel reductions, which have placed added pressure on the remaining employees and management. These and other factors may make it difficult for Network Engines to retain the qualified employees and management that it needs to effectively manage its business operations, including key engineering activities. If Network Engines is unable to retain a sufficient number of technical personnel it may not be able to complete development of, or upgrade or enhance, its products in a timely manner or successfully integrate its ISV Partners’ software with Network Engines’ hardware platforms, which could negatively impact the business and could hinder any future growth.

Network Engines stock may be subject to substantial price and volume fluctuations due to a number of factors, many of which will be beyond its control that may prevent Network Engines stockholders from reselling Network Engines common stock at a profit.

The securities markets have experienced significant price and volume fluctuations in the past and the market prices of the securities of technology companies have been especially volatile. This market volatility, as well as general economic, market or political conditions, could reduce the market price of Network Engines common stock in spite of Network Engines’ operating performance. In addition, Network Engines’ operating results could be below the expectations of public market analysts and investors, and in response the market price of Network Engines common stock could decrease significantly. Investors may be unable to resell their shares of Network Engines common stock for a profit. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If Network Engines were the object of securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources. The decline in the market price of Network Engines common stock and market conditions generally could adversely affect Network Engines’ ability to raise additional capital, to complete future acquisitions of or investments in other businesses and to attract and retain qualified technical and sales and marketing personnel.

Future sales by existing stockholders could depress the market price of Network Engines common stock.

Sales of a substantial number of shares of Network Engines common stock by existing stockholders could depress the market price of Network Engines common stock and impair Network Engines’ ability to raise capital through the sale of additional equity securities.

Network Engines has anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of Network Engines common stock.

Network Engines’ board of directors has the authority to issue up to 5,000,000 shares of preferred stock and, without any further vote or action on the part of the stockholders, will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if issued, might have preference over the rights of the holders of common stock and could adversely affect the price of Network Engines common stock. The issuance of this preferred stock may make it more difficult for a third party to acquire Network Engines or to acquire a majority of Network Engines’ outstanding voting stock. Network Engines currently has no plans to issue preferred stock.

In addition, provisions of the company’s second amended and restated certificate of incorporation, second amended and restated by-laws and equity compensation plans may deter an unsolicited offer to purchase Network Engines. These provisions, coupled with the provisions of the DGCL, may delay or impede a merger, tender offer or proxy contest involving Network Engines. For example, Network Engines’ board of directors will be divided into three classes, only one of which will be elected at each annual meeting. These factors may further delay or prevent a change of control of Network Engines’ business.

If Network Engines does not retain its senior management, Network Engines may not be able to successfully execute its business plan.

As a result of past restructurings, Network Engines has lost members of its management team. The loss of key members of its current management team could harm Network Engines. Network Engines’ success is substantially dependent on the ability, experience and performance of its senior management team. Because of their ability and experience, Network Engines may not be able to implement successfully its business strategy if it were to lose one or more of these individuals.

Network Engines may need additional capital that may not be available to it and, if raised, may dilute Network Engines’ existing investors’ ownership interests.

Network Engines may need to raise additional funds to develop or enhance its services and solutions, to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. Additional financing may not be available on terms that are acceptable to Network Engines. If Network Engines raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of its stockholders would be reduced and these securities might have rights, preferences and privileges senior to those of Network Engines’ current stockholders. If adequate funds are not available on acceptable terms, Network Engines’ ability to fund its expansion, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures would be significantly limited.

Risks Relating to TidalWire’s Business

TidalWire relies on reference sales originating from one of the largest original equipment manufacturers in the data storage industry, and TidalWire’s business would suffer if it lost these reference sales.

A significant amount of TidalWire’s revenues are derived from reference sales of products which are approved for configuration in the data storage networks sold by one of the largest original equipment manufacturers in the data storage industry. These reference sales typically have a higher margin and represent a disproportionate amount of TidalWire’s revenues as compared to revenues from other sales. If TidalWire were to lose these reference sales or if the margins TidalWire derives from such sales were reduced to any significant degree, TidalWire’s results of operations and financial condition would suffer.

A lessening of demand in the information technology market could have a material adverse effect on TidalWire’s business.

TidalWire’s revenue and profitability depend on the overall demand for information storage systems. During 2001, there was a decrease in demand for information storage products as customers delayed or reduced information technology expenditures. For 2003, analyst forecasts indicate that information technology budgets may be further reduced. Further delays or reductions in information technology spending could adversely affect demand for TidalWire’s products and services which could result in decreased revenues or earnings.

There could be fluctuations in TidalWire’s quarterly operating results.

TidalWire’s quarterly operating results have in the past and could in the future fluctuate substantially. TidalWire’s operating expense levels are based in part on expectations of future sales. If sales or gross margins in a particular quarter do not meet expectations, operating results could suffer. Factors affecting TidalWire’s quarterly operating results include:

•	the loss of key manufacturers or customers;

•	price competition;

•	problems incurred in managing inventories;

•	a change in the mix of products TidalWire sells;

•	customer demand, including the timing of purchase orders from significant customers;

•	changing economic conditions in North America;

•	TidalWire’s ability to manage credit risk and collect accounts receivable;

•	availability of products from manufacturers; and

•	the timing of expenditures in anticipation of increased sales.

TidalWire often experiences increased sales volume near the end of each quarter, which also causes TidalWire to realize higher gross profit levels in the third month of each quarter than in each of the first two months of each quarter. If TidalWire does not receive products from manufacturers or complete sales in a timely manner at the end of a quarter, or if rebate programs and marketing development funds are discontinued, TidalWire’s operating results in a particular quarter could suffer. In various periods in the past, TidalWire’s operating results have been affected by all of these factors.

TidalWire is dependent on manufacturers and would suffer if it lost any significant manufacturer or faced a product shortage.

TidalWire is highly dependent on manufacturers for substantially all of the products that it sells. Three (3) manufacturers provided products that represented 89% of TidalWire’s sales for the year ended March 31, 2002 and 92% of TidalWire’s sales for the six-month period ending September 30, 2002. The loss of any significant manufacturer could harm TidalWire’s financial condition and results of operations. TidalWire’s distribution agreements are cancelable on short notice. TidalWire’s reliance on manufacturers leaves it vulnerable to having an inadequate supply of required products, price increases, late deliveries and poor product quality. From time to time TidalWire, like other distributors in TidalWire’s industry, experiences supply shortages and is unable to purchase its desired volume of products. If TidalWire is unable to enter into and maintain satisfactory distribution arrangements with leading manufacturers and an adequate supply of products, TidalWire’s sales could suffer considerably.

The data storage industry is highly competitive and competition could reduce TidalWire’s market share and harm TidalWire’s ability to sell the products it offers.

The data storage industry is highly competitive. TidalWire competes against a variety of third parties including other commercial distributors of data storage products. Some of TidalWire’s competitors have significantly greater financial, technical, marketing, distribution and other resources than TidalWire does and may be able to respond more quickly than TidalWire to new or emerging technologies and changes in customer requirements which could reduce TidalWire’s market share. TidalWire’s competitors may also establish or strengthen cooperative relationships with TidalWire’s key customers and other parties with whom TidalWire has strategic relationships which could harm TidalWire’s ability to sell the products it offers.

The loss of TidalWire’s chief executive officer or other key executive personnel could significantly harm TidalWire’s business.

TidalWire’s future success depends to a significant extent on the continued services of its senior management and other key personnel, particularly Jeffrey A. Brandes, TidalWire’s Chief Executive Officer. The loss of the services of Mr. Brandes or other key employees would hurt TidalWire’s business.

A disruption in the operations of TidalWire’s distribution center could have a material adverse effect on TidalWire’s financial condition and results of operations.

The Federal Express distribution center in Memphis, Tennessee handles much of the distribution of TidalWire’s products. This distribution center, and thus TidalWire’s distribution operations, are vulnerable to damage or interruption from fire, flood, power loss, break-ins and similar events. TidalWire has no formal disaster recovery plan. The occurrence of unanticipated problems at the distribution center, all of which may not be covered by insurance, could cause interruptions or delays in TidalWire’s business which would have a material adverse effect on its financial condition and results of operations.

The cyclical nature of the data storage industry could hurt TidalWire’s operating results.

The data storage industry has historically been characterized by fluctuations in product demand and supply, and, consequently, severe fluctuations in price. Over the past year, the industry in which TidalWire operates has experienced a significant downturn in demand and excess production levels. Although TidalWire’s distribution agreements with manufacturers provide it with limited price protection and certain rights of return, any shortfalls in demand and excess production could hurt TidalWire’s sales and gross margins. If any such shortfalls in demand and excess production were to continue for a prolonged period of time, TidalWire’s results of operations would be adversely affected. In addition, many of TidalWire’s customers in the data storage industry are subject to the risks of significant shifts in demand and severe price pressures by their customers, which may increase the risk that TidalWire may not be able to collect accounts receivable owed by some of its customers. If TidalWire is unable to collect its accounts receivable, TidalWire’s results of operations and financial condition may suffer.

If the data storage industry experiences significant unit volume growth that, in turn, results in increased demand for many of the products TidalWire distributes, TidalWire may experience a shortage of its products. In such event, TidalWire’s operating results may depend on the amount of product allocated to it by manufacturers and the timely receipt of such product.

TidalWire has a limited operating history as a stand-alone company, which may make its business prospects difficult to evaluate.

TidalWire has been operating as a stand-alone company only since April 4, 2001 following its spin-off from the PSI Holding Group, Inc. Accordingly, it is difficult to evaluate the risks, uncertainties and difficulties associated with TidalWire’s business, including TidalWire’s ability to:

•	expand its customer base;

•	expand its sales channels;

•	continue to attract and retain qualified personnel;

•	maintain its current supplier relationships; and

•	develop new revenue opportunities.

There can be no assurances that TidalWire’s business strategy will be successful or that TidalWire will successfully address the risks, uncertainties and difficulties of its business. If TidalWire fails to address these risks, uncertainties and difficulties, its business will likely suffer.

If TidalWire cannot effectively manage its growth, TidalWire’s business may suffer.

TidalWire’s growth during the past year has placed, and continues to place, a significant strain on its management, financial and operational resources. This growth also increases demand on TidalWire’s professional and technical services, sales, information systems, marketing and customer service and support functions. TidalWire intends to continue to pursue its growth strategy through increasing its sales efforts for existing and new product offerings and increasing geographical sales coverage. Continued growth will require increased personnel, expanded information systems and additional financial and administrative control procedures. TidalWire may not be successful in its efforts to manage growth. If TidalWire does not properly manage its planned growth, TidalWire’s financial condition may suffer.

TidalWire must be able to manage rapid technological change.

Many of the products TidalWire sells are used in the configuration and implementation of storage area networks. These products are characterized by rapid technological change, short product life cycles and intense competition and pricing pressures. TidalWire’s continued success depends upon its ability to continue to identify new, emerging technologies, develop technological expertise in these technologies and continually develop and maintain relationships with industry leaders. If TidalWire is unsuccessful in its efforts, TidalWire’s results of operations and financial condition may suffer.

TidalWire may require additional financing to maintain and expand its business, which may not be available to TidalWire on favorable terms, if at all.

TidalWire may need additional financing to maintain and expand its business and meet its operating requirements. If TidalWire needs additional financing, TidalWire cannot be certain that it will be available to TidalWire on favorable terms, if at all.

TidalWire could suffer a surplus of obsolete or unmarketable inventory.

TidalWire’s distribution agreements often provide TidalWire with limited inventory management protection, including price protection and inventory return rights. While TidalWire purchases a substantial amount of inventory under these types of distribution agreements, TidalWire also purchases significant amounts of inventory without the limited protection that such distribution agreements often provide. Without the benefit of effective price protection or inventory return rights for its inventory purchases, TidalWire bears the sole risk of obsolescence and price fluctuations, which could harm TidalWire’s operating results. Even when TidalWire’s distribution agreements provide it with price protection and inventory return rights, they may be ineffective when the products in TidalWire’s inventory become obsolete or unmarketable, or when the manufacturers of those products have financial difficulty. In those events, TidalWire may be unable to return the products to the manufacturer or to collect refunds for those products in a timely manner, or at all.

If TidalWire cannot hire and retain appropriate levels of qualified personnel, TidalWire will not be able to conduct its operations successfully.

If TidalWire is unable to hire and retain appropriate levels of qualified employees TidalWire may not be able to conduct its operations successfully, which could negatively impact TidalWire’s business and could hinder any future growth.

Terrorist attacks and threats or actual war could have a material adverse effect on TidalWire’s business.

The terrorist attacks of September 11, 2001 exacerbated global economic conditions and adversely impacted many businesses, including TidalWire’s business. Future terrorist attacks against United States targets, rumors or threats of war, actual conflicts involving the United States or its allies or military or trade disruptions impacting TidalWire’s customers and suppliers may cause damage or disruption to TidalWire’s employees, facilities, customers, partners, suppliers and resellers, which could have a material adverse effect on TidalWire’s business, results of operations or financial condition. Such conflicts may also cause damage or disruption to transportation and communication systems and to TidalWire’s ability to manage logistics in such an environment, including receipt of components and distribution of products.

SPECIAL MEETING OF STOCKHOLDERS
OF NETWORK ENGINES

Date, Time and Place of the Special Meeting

The date, time and place of the special meeting of stockholders of Network Engines are as follows:

December 27, 2002 at 10:00 A.M., EST, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109

Purpose of the Special Meeting

The special meeting is being held so that Network Engines stockholders may consider and vote upon a proposal to approve the issuance of Network Engines common stock in a merger with TidalWire that will cause TidalWire to become a wholly-owned subsidiary of Network Engines. The agreement and plan of merger is included as Annex A to this joint proxy statement/information statement.

All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the matter set forth in the accompanying Notice of Meeting. If a stockholder does not intend to attend the special meeting, any written proxy must be returned for receipt by Network Engines not later than the close of business on December 26, 2002.

Record Date and Outstanding Shares

Network Engines board of directors has fixed the close of business on November 14, 2002 as the record date for the special meeting and any adjournment or adjournments thereof. Only holders of record of Network Engines common stock at the close of business on the record date are entitled to notice of and to vote at the special meeting. On that date, 30,478,896 shares of Network Engines common stock, $0.01 par value per share (the “common stock”), were issued and outstanding.

Vote and Quorum Required

Under Network Engines’ certificate of incorporation and by-laws, and under Delaware law, no vote of Network Engines stockholders is required to approve the merger and issuance of Network Engines shares. However, because Ascent and HarbourVest are substantial stockholders of Network Engines and have a partner on the board of directors of Network Engines, and are also substantial stockholders of TidalWire, a stockholder vote is required under rule 4350(i)(l)(c)(i) of the NASD rules relating to the NASDAQ National Market.

Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the special meeting. The representation in person or by proxy of at least a majority of the shares of common stock entitled to vote at the special meeting is necessary to establish a quorum for the transaction of business. Approval of the issuance of the shares of Network Engines common stock pursuant to the merger agreement requires the affirmative vote of the majority of shares present in person or represented by proxy at the special meeting. Network Engines has no other securities entitled to vote at the special meeting.

How to Vote

Stockholders of Network Engines may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the special meeting and vote in person. Any stockholder voting by proxy has the right to revoke it at any time before it is exercised by giving written notice to the Secretary of Network Engines prior to the special meeting, or by giving to the Secretary of Network Engines a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the special meeting and voting in person. The shares represented by all properly executed proxies received in time for the special meeting will be voted as specified therein. If a stockholder does not specify in the proxy how the shares are to be voted, they will be voted in favor of the issuance of the shares of Network Engines common stock in the merger.

Abstentions; Broker Non-Votes

Abstentions will be included in determining the number of shares present and voting at the special meeting and will have the same effect as votes cast against the proposal. In the event that a broker, bank, custodian, nominee or other record holder of Network Engines common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Accordingly, broker non-votes will not have any affect on the voting of the proposal.

Solicitation of Proxies

All costs of solicitation of proxies from its stockholders will be borne by Network Engines. In addition to solicitations by mail, Network Engines and its agents may solicit proxies by telephone, telegraph and personal interviews. Network Engines has retained a proxy solicitation firm, The Corporate Goverance Group of Strategic Stock Surveillance, LLC, to aid in the solicitation of proxies. Network Engines will pay the firm approximately $5,500, plus reimbursement of expenses. In addition, brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Network Engines will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Revocability of Proxy

Subject to the terms and conditions set forth herein, all proxies received by Network Engines will be effective, notwithstanding any transfer of the shares to which such proxies relate, unless at or prior to the meeting Network Engines receives a written notice of revocation signed by the person who, as of the record date, was the registered holder of such shares, or by giving to the Secretary of Network Engines a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the meeting and voting in person. A notice of revocation must indicate the certificate number and numbers of shares to which such revocation relates and the aggregate number of shares represented by such certificate(s).

WRITTEN CONSENT OF STOCKHOLDERS
OF TIDALWIRE

The Delaware General Corporation Law requires that the holders of a majority of the outstanding shares of TidalWire common stock vote in favor of or consent to the merger and adopt the merger agreement. Pursuant to the terms of the merger agreement, all of the Company Key Stockholders have agreed to vote all of their shares of TidalWire common stock in favor of the approval of the merger and adoption of the merger agreement. These shares represented approximately 89.48% of the outstanding shares of TidalWire common stock on November 11, 2002, the record date for the written consent of TidalWire stockholders (as described below). However, it is a condition to the consummation of the merger that the holders of at least 97% of the outstanding shares of TidalWire common stock approve the merger and adopt the merger agreement.

TidalWire’s board of directors has unanimously approved the merger and adopted the merger agreement and has determined that the merger is fair and in the best interests of TidalWire, its stockholders and its employees. After careful consideration, the board of directors of TidalWire has unanimously recommended that the TidalWire stockholders approve the merger and adopt the merger agreement. The board of directors of TidalWire has fixed the close of business on November 11, 2002 as the record date for purposes of determining stockholder eligibility to vote on the merger and only stockholders registered in the stock record books of TidalWire as of such date are eligible to vote their shares. On that date, a total of 73 stockholders held all of the 7,564,236 shares of TidalWire common stock, $0.01 par value per share, issued and outstanding.

A Written Consent of Stockholders, attached hereto as Annex D, is being distributed with this joint proxy statement/information statement to each TidalWire stockholder of record so that each such stockholder may vote on the merger and the adoption of the merger agreement. Each share of TidalWire common stock entitles the holder to one vote with respect to the matters submitted to the stockholders pursuant to the Written Consent of Stockholders.

TO VOTE IN FAVOR OF APPROVING THE MERGER AND ADOPTING THE MERGER AGREEMENT, EACH TIDALWIRE STOCKHOLDER MUST SIGN AND DATE THE ENCLOSED WRITTEN CONSENT OF STOCKHOLDERS AND PLACE AN “X” IN THE BOX MARKED “YES” UNDERNEATH THE PROPOSALS. Signed consents which are not marked to indicate granting or withholding of consent or abstention with respect to approval of the merger and adoption of the merger agreement will be deemed to consent to approval of the merger and adoption of the merger agreement. As set forth more fully in the joint proxy statement/information statement, the granting of a consent in favor of the approval of the merger and adoption of the merger agreement will have the effect of waiving each TidalWire stockholder’s appraisal rights. When completed, each TidalWire stockholder is requested to return his, her or its signed Written Consent of Stockholders to TidalWire’s outside counsel, Choate, Hall & Stewart.

APPRAISAL RIGHTS OF TIDALWIRE STOCKHOLDERS

If the merger is consummated, dissenting holders of TidalWire common stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law (the “DGCL”) are entitled to have their shares of TidalWire common stock appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash as determined by the Court in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement. TidalWire stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with TidalWire within 20 days after the mailing of this joint proxy statement/information statement. This written demand for appraisal of shares must be in addition to and separate from the dissenting stockholder’s consent, vote or voting against the merger. Any such vote against the merger will not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

TidalWire stockholders electing to exercise their appraisal rights under Section 262 must not consent to the merger. If a TidalWire stockholder returns a signed consent in favor of approving the merger and adopting the merger agreement, the consent will have the effect of waiving that stockholder’s appraisal rights.

This summary does not purport to be a complete statement of the provisions of the DGCL relating to the rights of dissenting holders of TidalWire common stock to an appraisal of the value of their shares and is qualified in its entirety by reference to Section 262, the full text of which is included as Annex C to this joint proxy statement/information statement.

THE MERGER

General

Pursuant to the merger, Network Engines will acquire all of the outstanding shares of capital stock of TidalWire through a merger of TidalWire with Ninja Acquisition Corp. for consideration consisting of cash and shares of Network Engines common stock. Ninja Acquisition Corp. will merge with and into TidalWire, TidalWire will become a wholly owned subsidiary of Network Engines and the Company Key Stockholders will become stockholders of Network Engines. Each outstanding share of TidalWire common stock, $0.01 par value per share, held by the Company Key Stockholders will be converted into the right to receive shares of Network Engines common stock, $0.01 par value per share, and an amount in cash in accordance with the formula set forth in the merger agreement (as described below). Each outstanding share of TidalWire common stock held by the Company Cash Stockholders will be converted into the right to receive an amount in cash equal to $1.6897 per share (assuming the number of shares of TidalWire common stock as of the effective time of the merger is 7,564,236 and there are options to acquire 1,017,063 shares of TidalWire common stock outstanding as of the effective time of the merger), as set forth in the merger agreement. The amount of cash into which shares of TidalWire common stock held by the TidalWire stockholders will be converted in the merger may be reduced in accordance with the terms of the merger agreement if and to the extent TidalWire’s working capital as of the closing of the merger is less than $1,941,195 or if the aggregate fees and expenses incurred by TidalWire in connection with the merger exceed $650,000. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware, which is expected to occur promptly after the occurrence of all the events constituting conditions to consummation of the merger as set forth in the merger agreement, including approval of the Network Engines stockholders and the TidalWire stockholders. The terms of the merger are more fully set forth in the Agreement and Plan of Merger attached hereto as Annex A.

Background of the Merger

Network Engines

Network Engines retained Needham & Company in late 2001 to assist it in evaluating strategic options. Network Engines’ management and board of directors believed that although Network Engines had defined a new business strategy of providing server appliance hardware platforms and related services to Independent Software Vendors (“ISVs”) and OEMs, there was no assurance that this business strategy would be successful, nor was there any assurance that Network Engines could succeed using only its own resources. Network Engines’ management and board of directors, with assistance and advice from Needham & Company, evaluated a number of options, including potential acquisitions or a sale of the company. Network Engines also utilized its own resources and those of several outside consultants to assist in evaluating its business strategy and to identify new components that could improve Network Engines chances for success.

In early May of 2002, John Curtis, the President and Chief Executive Officer of Network Engines, and Jeffrey A. Brandes, the President and Chief Executive Officer of TidalWire, met to discuss the possibility of a combination involving the two companies. After the introductory meeting, Mr. Curtis advised the board of directors of Network Engines of the meeting with Mr. Brandes and recommended that Network Engines should investigate this opportunity. Network Engines’ board of directors was aware that Ascent Venture Partners and HarbourVest Partners both had partners on the boards of directors of Network Engines and TidalWire and each had significant shareholdings in both companies. Because of this potential conflict of interest a special committee of the Network Engines board of directors, comprised solely of directors who had no affiliation with TidalWire, was formed to review all matters related to the potential acquisition of TidalWire. The members of this special committee were Messrs. Blaeser, Kirshy, Genovesi and, subsequently, Fontaine Richardson after he was elected to the Network Engines board of directors. In addition, Network Engines’ outside counsel, Hale and Dorr LLP, was asked to participate in all special committee meetings.

The special committee instructed Mr. Curtis and Mr. Bryant, Network Engines’ Chief Financial Officer, to hold exploratory talks with TidalWire and to report back to the special committee as the talks progressed. The special committee also requested that Needham & Company prepare a financial analysis of the range of potential values of TidalWire in the event management decided to recommend the acquisition of TidalWire.

On June 13, 2002, Mr. Curtis updated the special committee on the status of discussions with TidalWire management, and the special committee authorized Network Engines to perform due diligence and continue discussions. On June 28, 2002, Mr. Brandes and Stephen Casey, the Chief Financial Officer of TidalWire, gave a presentation to the special committee regarding TidalWire’s business.

After performing initial due diligence and other investigations of TidalWire, on July 10, 2002, Network Engines’ management recommended to the special committee that a non-binding term sheet be prepared and offered to TidalWire for a proposed combination of the two companies. After receiving the proposed term sheet, TidalWire presented a counterproposal. On July 15, 2002, Mr. Curtis informed the special committee that TidalWire’s counterproposal suggested a value of TidalWire significantly higher than the value contained in Network Engines’ original offer. The special committee authorized and directed Mr. Curtis to retract Network Engines’ offer at that time.

Between July 15, 2002 and September 17, 2002, Mr. Curtis and Mr. Brandes continued to engage in discussions concerning a potential transaction between the two companies.

On September 17, 2002, Mr. Curtis updated the special committee regarding the status of discussions with TidalWire’s management. At that time Needham & Company provided the special committee with its financial analysis of TidalWire, including a range of implied values for TidalWire based upon those analyses.

On September 20, 2002, the special committee authorized Network Engines’ management to prepare a revised non-binding term sheet for the acquisition of TidalWire and approved offering consideration within the range of valuations provided by Needham & Company. This term sheet was prepared and delivered to TidalWire on September 23, 2002 and was initially rejected by TidalWire. However, the companies continued to hold discussions concerning the potential merger and possible terms that would be acceptable to both sides.

Subsequently, on October 2, 2002, the special committee approved issuing a further revised non-binding term sheet that included an increase in the amount of consideration, an increase in the cash component of the consideration and modifications to certain other terms of the non-binding term sheet. The final version of the non-binding term sheet was approved by the special committee on October 4, 2002 and signed by both parties on October 7, 2002.

The special committee instructed management, with assistance from legal counsel, to continue its due diligence review of TidalWire and to negotiate a definitive merger agreement with TidalWire. Management frequently updated members of the special committee regarding the progress of the negotiations and open issues as well as the status of Network Engine’s due diligence review of TidalWire. Over the course of the next several weeks, management for both companies, as well as their counsel and other representatives, negotiated the merger agreement and related documents.

On November 10, 2002, the special committee held a meeting to review the final terms of the merger agreement and related documents. At the meeting, representatives of Needham & Company presented that firm’s oral opinion, which was confirmed in writing as of the same date, to the effect that, as of the date of the opinion and based upon and subject to the assumptions, qualification, and limitations set forth in the written opinion, the consideration to be paid by Network Engines in the merger of approximately $1.69 per share of TidalWire capital stock was fair, from a financial point of view, to Network Engines. After discussion, and after considering the terms of the merger agreement and other related documents and the various presentations, the special committee unanimously, in its informed business judgment, determined that the terms of the merger as outlined in the definitive merger agreement were fair to Network Engines and that it was advisable and in the best interest of Network Engines and its stockholders to recommend to the full Network Engines board of directors that it approve the definitive merger agreement with TidalWire. Subsequently that day, a meeting of full Network Engines board of directors was convened and the special committee recommended that the full board of directors approve the merger agreement. The full Network Engines board of directors voted unanimously in favor of the merger agreement and instructed management to execute and deliver the merger agreement. The merger agreement was executed by the parties on November 11, 2002 and, prior to the commencement of trading on NASDAQ that day, Network Engines issued a press release announcing execution of the merger agreement.

TidalWire

Earlier this year, the board of directors of TidalWire authorized the President of TidalWire, Mr. Brandes, and his designees to seek out and evaluate potential acquirors of TidalWire, to engage such potential acquirors in preliminary discussions and negotiations concerning the terms and conditions of a proposed acquisition of TidalWire. On June 12, 2002, TidalWire retained the services of Covington Associates LLC (“Covington”) to act as the investment banker and financial advisor to TidalWire in connection with any such potential acquisition.

From April through July of 2002, Mr. Brandes explored and evaluated potential acquirors of TidalWire. In early May of 2002, Mr. Brandes began a dialogue with John Curtis, President and CEO of Network Engines. Upon the expression of further interest by Network Engines, TidalWire engaged and directed Covington to undertake a comprehensive market review and investigation process in order to obtain expressions of interest from other potential acquirors of TidalWire in addition to Network Engines. In connection with this effort, TidalWire received an acquisition proposal from Network Engines in July of 2002.

The TidalWire board of directors had previously been informed that TidalWire director Wadsworth serves on the board of directors of Network Engines and that investment funds controlled by both TidalWire directors Dick and Wadsworth were substantial stockholders in Network Engines. The TidalWire board of directors acknowledged that it would not be appropriate for Messrs. Dick and Wadsworth to participate in the preliminary discussions with Network Engines due to the potential conflict of interest. Consequently, Mr. Brandes, together with TidalWire directors Willson and Tucker and board observer R. Stephen McCormack, general partner of TidalWire stockholder Commonwealth Capital, acted as negotiating representatives of TidalWire and worked closely with Covington and TidalWire’s legal counsel to engage in further discussions with Network Engines and its representatives in order to obtain a revised acquisition proposal from Network Engines that reflected a higher valuation and better terms for TidalWire and its stockholders.

Following extensive discussions and negotiations between Network Engines and its advisors and Mr. Brandes and his designees and advisors, TidalWire received a revised non-binding term sheet from Network Engines that reflected, among other things, an increase in price and greater cash consideration than was previously proposed by Network Engines. Following negotiation and discussion of Network Engines’ revised term sheet proposal, all directors of TidalWire, including Messrs. Dick and Wadsworth, as well as Covington representatives and TidalWire’s legal counsel, participated in informal meetings and telephone conferences to review and discuss Network Engines’ revised proposed term sheet.

The TidalWire board of directors reviewed and evaluated the options available to TidalWire, including remaining independent and continuing to implement TidalWire’s current business plan and strategy, and determined that a combination of TidalWire with Network Engines in accordance with Network Engines’ term sheet proposal represented the best available outcome for TidalWire and its stockholders. Therefore, the TidalWire board of directors, in its informed business judgment based in part on advice received from its investment banker and financial advisor following a comprehensive market check and survey, determined that the terms of the merger as proposed in the non-binding term sheet were fair to TidalWire, the Company Cash Stockholders and the Company Key Stockholders, and that it was advisable and in the best interest of TidalWire and its stockholders to approve the non-binding term sheet proposal submitted by Network Engines and to proceed to negotiate and enter into definitive documentation with Network Engines based upon the term sheet proposal.

During the period from May 2002 through October 2002, Network Engines and TidalWire discussed the preliminary terms of Network Engines’ acquisition of TidalWire. Between October 7, 2002, and November 11, 2002, representatives of Network Engines and TidalWire negotiated the terms of a definitive agreement and plan of merger among the parties and related agreements. On November 11, 2002, Network Engines and TidalWire entered into an agreement and plan of merger, providing for the merger of a wholly owned subsidiary of Network Engines with and into TidalWire.

Network Engines’ Reasons for the Merger

The Network Engines board of directors and management have identified several potential benefits of the merger that they believe will contribute to the success of the combined company. These potential benefits include:

•	The merger will result in a combined company that will be a provider of custom integration services and a distributor of server appliances and storage networking products;

•
The combination of Network Engines’ expertise in custom integration services and sales of server appliances and TidalWire’s expertise in distribution of storage networking products will enable the combined company to provide integration services and to distribute the resulting server appliances to end users through well-established storage and general enterprise distribution channels;

•	The merger is expected to strengthen and diversify the sources of Network Engines’ revenues;

•	The combination of integration and distribution capabilities is expected to increase the ability of the combined company to resell higher value products through its distribution network;

•	The merger will provide Network Engines with technology solutions and management expertise in the distribution of products to technology customers;

•
The merger is expected to strengthen Network Engines’ relationship with existing customers by broadening Network Engines’ capabilities and offering its partners more value added services such as distribution;

•
The merger is expected to enhance Network Engines’ attractiveness to prospective customers by broadening Network Engines’ portfolio of services to include significant integration engineering, channel marketing, logistical, support and distribution capabilities for storage applications and enterprise appliances;

•
The merger will allow the combined company to be more attractive to potential suppliers of products because of its combination of a strong balance sheet, integration capabilities and distribution infrastructure;

•	The combined company should be able to reach profitability sooner than Network Engines had planned due to increased revenues and expense reductions made possible as a result of the merger; and

•	The combined company should be able to achieve a stronger cash position by utilizing Network Engines’ net operating losses to offset taxes on future income streams.

The Network Engines board of directors also considered negative factors related to the potential acquisition of TidalWire, which factors are described under “Risk Factors—Risks Relating to the Merger.” The Network Engines board of directors did not assign relative weights to the factors, both positive and negative, it considered.

After careful consideration, the special committee of Network Engine’s board of directors, as well as the full board of directors, unanimously determined that the merger is in the best interests of stockholders, and unanimously approved the merger agreement and recommend approval of the issuance of shares of Network Engines common stock in the merger as described in this joint proxy statement/information statement.

In considering the recommendation of the special committee of Network Engines’ board of directors, as well as the full board of directors, with respect to the merger agreement, you should be aware that some directors of Network Engines have interests in the merger that are different from, or are in addition to, the interests of common stockholders generally. Please see the section entitled “Interests of Certain Persons in the Merger” on page 57 of this joint proxy statement/information statement.

Opinion of Network Engines’ Financial Advisor

Network Engines retained Needham & Company to furnish financial advisory and investment banking services with respect to the proposed merger and to render an opinion as to the fairness, from a financial point of view, to Network Engines of the consideration to be paid by Network Engines in the merger. The amount and form of consideration to be paid in the merger was determined through arm’s length negotiations between Network Engines and TidalWire and not by Needham & Company, although Needham & Company assisted Network Engines in these negotiations.

On November 10, 2002, Needham & Company provided to the special committee of the Network Engines board of directors its written opinion to the effect that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the consideration to be paid by Network Engines in the merger of approximately $1.69 per share of TidalWire capital stock is fair to Network Engines from a financial point of view. The Needham & Company opinion is addressed to the special committee of the Network Engines board of directors, is directed only to the financial terms of the merger agreement and does not constitute a recommendation to any Network Engines stockholder as to how that stockholder should vote on, or take any other action relating to, the merger.

The complete text of the Needham & Company opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham & Company, is attached to this joint proxy statement/information statement as Annex B. The summary of the Needham & Company opinion set forth in this joint proxy statement/information statement is qualified in its entirety by reference to the Needham & Company opinion. Network Engines stockholders should read the Needham & Company opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham & Company.

In arriving at its opinion, Needham & Company, among other things:

•	reviewed a draft of the merger agreement dated November 7, 2002;

•	reviewed certain relevant financial and operating data of TidalWire furnished to Needham & Company by TidalWire;

•	held discussions with members of management of Network Engines and TidalWire regarding their current and future business prospects and joint prospects for the combined company;

•	participated in meetings of the special committee of the board of directors of Network Engines with respect to a possible business combination with TidalWire;

•	reviewed certain internal financial forecasts with respect to TidalWire prepared by the management of TidalWire;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed relevant to similar data for TidalWire;

•	reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant;

•	reviewed the historical stock prices and trading volumes of the Network Engines common stock; and

•	performed and considered such other studies, analyses, inquiries and investigations as Needham & Company deemed appropriate.

Needham & Company assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by or discussed with it for purposes of rendering its opinion. Needham & Company assumed that the management financial forecasts relating to TidalWire and information relating to the joint prospects of the combined company were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Network Engines and TidalWire, at the time of preparation, of the future operating and financial performance of Network Engines, TidalWire and the combined company. Needham & Company relied on estimates of management of Network Engines and TidalWire of the potential cost savings and other synergies that may be achieved as a result of the merger. Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of, the assets or liabilities of Network Engines or TidalWire. Needham & Company’s opinion states that it was based on economic, monetary and market conditions existing as of its date. Needham & Company expressed no opinion as to what the value of Network Engines common stock will be when issued to the stockholders of TidalWire pursuant to the merger or the prices at which the Network Engines common stock will actually trade at any time. In addition, Needham & Company was not asked to consider, and the Needham & Company opinion does not address, Network Engines’ underlying business decision to engage in the merger, the relative merits of the merger as compared to other business strategies that might exist for Network Engines, or the effect of any other transaction in which Network Engines might engage.

No limitations were imposed by Network Engines on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.

In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. As part of its analyses, Needham & Company performed the following: (a) a selected companies analysis, in which Needham & Company compared selected operating and financial data for selected publicly-traded companies that Needham & Company deemed relevant to similar data for TidalWire; (b) a selected transactions analysis, in which Needham & Company compared selected financial data for the proposed merger to that for selected merger and acquisition transactions involving acquired companies whose businesses were deemed by Needham & Company to be generally comparable to TidalWire; and (c) a discounted cash flow analysis, in which Needham & Company calculated the present value of projected cash flows for TidalWire using various discount rates and terminal values for the projected earnings before interest, taxes, depreciation and amortization of TidalWire.

No company, transaction or business used in any comparable analysis as a comparison is identical to Network Engines, TidalWire or the merger. Accordingly, these analyses are not simply mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of Network Engines and TidalWire. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by the special committee of the Network Engines board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the special committee, the Network Engines board of directors or management with respect to the consideration to be paid by Network Engines or the merger.

Under the terms of its engagement letter with Needham & Company, Network Engines has paid or agreed to pay Needham & Company a nonrefundable fee for rendering the Needham & Company opinion and a fee for financial advisory services that Network Engines and Needham & Company believe are customary in transactions of this nature. A substantial portion of Needham & Company’s fees, consisting of the fee for financial advisory services in excess of the retainer fees paid to Needham & Company, are contingent on consummation of the merger. Whether or not the merger is consummated, Network Engines has agreed to reimburse Needham & Company for its reasonable out-of-pocket expenses and to indemnify it against specified liabilities relating to or arising out of services performed by Needham & Company as a financial advisor to Network Engines.

Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by the Network Engines board of directors to act as Network Engines’ financial advisor in connection with the merger based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with technology companies. Needham & Company has in the past and may in the future provide investment banking and financial advisory services to Network Engines unrelated to the proposed merger, for which services Needham & Company has received and expects to receive compensation. In the normal course of its business, Needham & Company may actively trade the equity securities of Network Engines for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in these securities.

Recommendation of the Board of Directors of Network Engines

Two members of the Network Engines board of directors, Frank M. Polestra and Robert M. Wadsworth, are affiliated with two significant stockholders of TidalWire, and Mr. Wadsworth is also a director of TidalWire. In addition, Mr. Polestra’s partner, C. Walter Dick, is a member of the board of directors of TidalWire. As a result, the Network Engines board of directors established a special committee consisting of the following disinterested directors for the purpose of evaluating a potential transaction with TidalWire: Fontaine K. Richardson, Lawrence A. Genovesi, John A. Blaeser and Dennis A. Kirshy. After reviewing the terms of the proposed merger agreement and the presentation of Needham & Company, including the rendering of its fairness opinion, the special committee unanimously approved the merger agreement and the merger and recommended that the Network Engines board of directors do the same.

In addition, the full board of directors of Network Engines unanimously approved the merger agreement and the merger and the issuance of shares of Network Engines common stock in connection with the proposed merger.

The Network Engines special committee of the board of directors as well as the full board of directors believe the merger is fair to, and in the best interests of, Network Engines and unanimously recommend that the stockholders of Network Engines vote FOR the issuance of shares of Network Engines common stock in connection with the merger.

TidalWire’s Reasons for the Merger

In arriving at its recommendation and determination that the merger is fair to, and in the best interests of, TidalWire and its stockholders, the TidalWire board of directors carefully considered the terms of the merger agreement. As part of this process, the TidalWire board of directors reviewed presentations from and had discussions with senior management and, with the advice and assistance of its financial and legal advisors, considered the terms of the merger agreement and the fairness of the merger to TidalWire, the Company Cash Stockholders and the Company Key Stockholders. The TidalWire board of directors considered numerous factors, both positive and negative, including

(i) that the cash portion of the merger consideration was insufficient to provide complete liquidity to all of the TidalWire stockholders, (ii) that it was in the best interests of the TidalWire stockholders to provide complete liquidity to those stockholders least likely to be able to bear the risks of an investment in Network Engines common stock, (iii) that it was in the best interests of the Company Key Stockholders to provide them with substantial liquidity in the form of cash and registration rights, (iv) the tax treatment of the merger, (v) that the terms of the merger were the result of arm’s-length negotiations between TidalWire and Network Engines and their respective advisors, (vi) the analysis and recommendations of TidalWire’s financial advisors, and (vii) that it was in the best interests of TidalWire and its stockholders that the issuance of Network Engines common stock in the merger be effected pursuant to the exemption provided under Rule 506 under the Securities Act.

The TidalWire board of directors believes that the merger is procedurally fair because, among other things, (i) TidalWire engaged Covington to act as its financial advisor and Covington conducted a comprehensive market check and survey in connection with this engagement, (ii) the terms of the merger resulted from active arm’s length negotiations between representatives of TidalWire on the one hand and, and representatives of Network Engines, on the other, and (iii) the effect of possible conflicts of interest involving TidalWire’s directors, which were overcome by the recusal of TidalWire directors Dick and Wadsworth from the preliminary term sheet negotiations with Network Engines concerning the terms of the merger.

The TidalWire board of directors believes that the following are reasons in support of the merger:

•	The potential to expand the product offering that is available to the current TidalWire customer base to include Network Engines products.

•
The opportunity to create a company with greater financial strength and technical capacity than TidalWire possesses as a separate company and to develop and market product and service offerings that meet the emerging needs of TidalWire’s customers.

•	The ability to create a substantially expanded sales and service force.

•
The ability of Network Engines to provide the Company Key Stockholders with increased liquidity by providing them with cash and registration rights with respect to the Network Engines common stock to be issued in the merger in exchange for their TidalWire common stock.

•
The structure of the merger allows TidalWire to provide the Company Cash Stockholders with complete liquidity and the Company Key Stockholders with substantial liquidity with respect to their shares of TidalWire common stock.

The TidalWire board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to, (i) the risk that the potential benefits of the merger would not be fully realized, (ii) the substantial direct expense of the merger, (iii) the potential disruption that might be caused by assimilating the separate businesses of the two companies, (iv) the possibility that the merger could affect the tax consequences of the spin-off under the Code, and (v) some of the other risk factors described in this joint proxy statement/information statement under “Risk Factors.”

The TidalWire board of directors also considered, among other matters, (i) information concerning Network Engines’ and TidalWire’s respective businesses, prospects, financial performances and conditions, operations, management and competitive positions, (ii) financial condition, results of operations and business of Network Engines before giving effect to the merger, (iii) the current financial market conditions and historical market price, volatility and trading information with respect to Network Engines common stock, (iv) the terms of the registration rights being given to the Company Key Stockholders with respect to the Network Engines common stock to be issued in the merger in exchange for TidalWire common stock, (v) the belief that the terms of the merger agreement, including the parties’ respective representations, warranties and covenants, and the conditions to their respective obligations, are reasonable, and (vi) TidalWire’s potential growth as an independent company.

Given the wide variety of factors considered by the TidalWire board of directors, the TidalWire board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered.

Recommendation of the Board of Directors of TidalWire

After careful consideration, the TidalWire board of directors has unanimously approved the merger and adopted the merger agreement and has declared the merger advisable and in the best interests of TidalWire and its stockholders. The TidalWire board of directors unanimously recommends that its stockholders APPROVE the merger and adopt the merger agreement.

THE MERGER AGREEMENT

Effect of Merger; Closing Date

Upon consummation of the merger, Ninja Acquisition Corp., a wholly owned subsidiary of Network Engines, will merge with and into TidalWire, and TidalWire will continue as the surviving corporation and a wholly owned subsidiary of Network Engines. Unless the merger agreement is earlier terminated pursuant to the terms thereof, the closing of the merger (the “Closing”) will take place two business days following satisfaction or waiver of the conditions set forth in the merger agreement, or on such other date as may be mutually agreed upon by the parties (the date of the Closing being referred to as the “Closing Date”). The merger will become effective when a certificate of merger is accepted for filing by the Secretary of State of Delaware in accordance with the provisions of the DGCL (the “Effective Time”). The parties to the merger agreement currently intend that the Closing Date will occur on or about December 27, 2002.

Conversion of Common Stock

Pursuant to the merger agreement, at the Effective Time, each share of TidalWire common stock issued and outstanding immediately prior to the Effective Time (other than shares of TidalWire common stock that have not been voted for adoption of the merger agreement (and with respect to which appraisal rights shall have been properly perfected in accordance with Section 262 of the DGCL and not forfeited or properly withdrawn)) will be cancelled and extinguished. At such time, each outstanding share of TidalWire common stock held by the Company Cash Stockholders will be converted automatically into the right to receive an amount in cash equal to $1.6897 (the “Per Share Consideration”), provided, however, that such amount may be reduced in accordance with the terms of the merger agreement if, and to the extent that, TidalWire’s working capital as of the closing of the merger is less than $1,941,145 and if, and to the extent that, the aggregate fees and expenses incurred by TidalWire in connection with the merger exceed $650,000.

Each share of TidalWire common stock held by the Company Key Stockholders will be converted automatically into the right to receive (a) an amount in cash equal to $1.18279 (subject to reduction as described above) and (b) .49215 shares of Network Engines common stock. In lieu of issuing fractional shares of Network Engines common stock to the Company Key Stockholders, Network Engines will pay to each Company Key Stockholder an amount in cash equal to the Per Share Consideration multiplied by the fraction of a share that any such Company Key Stockholder would otherwise be entitled to receive.

Options

At the Effective Time, each outstanding option to purchase shares of TidalWire common stock, whether vested or unvested (collectively, the “TidalWire Options”), shall be assumed by Network Engines. Each TidalWire Option assumed by Network Engines shall continue to have, and be subject to, the same terms and conditions set forth in the TidalWire 2001 Omnibus Stock Plan and/or as provided in the respective option agreements governing such TidalWire Option immediately prior to the Effective Time, except that (A) such TidalWire Option shall be exercisable for such number of shares of Network Engines common stock as is equal to the number of shares of TidalWire common stock subject to the unexercised portion of such Option multiplied by the Per Share Consideration and divided by $1.03 (the “Option Exercise Ratio”), which is the trailing thirty (30) day average price per share of Network Engines common stock, as listed on the NASDAQ National Market, prior to October 7, 2002, the date fixed for such determination under the merger agreement and (B) the exercise price per share of each such assumed TidalWire Option shall be equal to the exercise price of such TidalWire Option immediately prior to the Effective Time, divided by the Option Exercise Ratio.

Upon and subject to the consummation of the merger, each of the TidalWire Options being assumed by Network Engines shall become exercisable with respect to 50% of the underlying shares of TidalWire common stock not then exercisable, after which the TidalWire Options shall continue to be exercisable for shares of Network Engines common stock (at an exercise price adjusted to reflect the merger consideration) as provided in the respective option agreements governing each such TidalWire Option until the TidalWire Options are exercisable in full or terminated in accordance with the terms thereof.

Escrow

In accordance with the merger agreement, Network Engines will place 66.7% of the number of shares of Network Engines common stock to be issued to the Company Key Stockholders at the Effective Time into escrow for purposes of satisfying damages, losses, expenses and other similar charges which result from breaches of representations, warranties and covenants of TidalWire contained in the merger agreement. Adoption of the merger agreement by the stockholders of

TidalWire shall constitute approval of the terms of the Escrow Agreement. Network Engines common stock held in escrow and not used to pay indemnification claims or subject to pending indemnification claims, in accordance with the Escrow Agreement, will be released to the Company Key Stockholders on the earlier of (a) the one year anniversary of the Closing Date and (b) completion of Network Engines’ financial audit for the fiscal year ending September 30, 2003 and delivery to Network Engines of the opinion for such audit from Network Engines’ independent third party accountants.

Accounting Treatment

The merger is intended to qualify as a “purchase” for accounting and financial reporting purposes.

Certain Federal Income Tax Considerations

The merger is a taxable transaction for the TidalWire stockholders. A TidalWire stockholder who exchanges shares of TidalWire common stock for cash and/or shares of Network Engines common stock in the merger will generally recognize a gain or loss equal to the difference between (i) the amount of cash plus the fair market value of the Network Engines common stock received, if any, in the merger and (ii) such stockholder’s tax basis in the shares of the TidalWire common stock exchanged therefor. The stockholder’s initial tax basis in the Network Engines common stock received generally will equal the fair market value of the stock, and the capital gain holding period will begin the day after the stockholder acquires the stock.

TIDALWIRE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE FUTURE CHANGES IN SUCH LAWS AND THE INTERPRETATION THEREOF, WHICH CAN HAVE RETROACTIVE EFFECTS.

The merger is not a taxable transaction for the Network Engines stockholders.

Representations and Warranties; Conditions to Closing

The merger agreement contains customary representations, warranties and covenants made by each of TidalWire, Network Engines and Ninja Acquisition Corp. Such representations and warranties include, among others, those related to capitalization, corporate power, the completeness and accuracy of financial statements, authority to enter into the transactions, compliance with laws and the absence of undisclosed liabilities and litigation. Included among the covenants is the agreement of TidalWire, and its officers, directors, employees and representatives, not to solicit or discuss third-party offers prior to the Closing or termination of the merger agreement.

Each party’s obligation to consummate the merger is conditioned upon the accuracy of the representations and warranties and the compliance with covenants of the other as of the Effective Time. Additional conditions to closing of the merger include, among other things: approval of the merger and merger agreement by the holders of at least 97% of the outstanding shares of TidalWire common stock, approval of the issuance of the merger shares by the holders of a majority of the shares of Network Engines common stock present or represented by proxy at the special meeting of Network Engines stockholders, as required under the NASDAQ Marketplace Rules, the continued effectiveness of retention agreements with Network Engines, including customary confidentiality and non-solicitation provisions, by each of Jeffrey A. Brandes, L. Jeanne Friedman, William Crowley and Gregory Augustine (the “Key Employees”), and the authorization by Network Engines for listing the shares of Network Engines common stock to be issued to the Company Key Stockholders on the NASDAQ National Market.

Termination

TidalWire or Network Engines may terminate the merger agreement if, among other things, the other party has not fulfilled its conditions precedent to the Closing on or before February 14, 2003.

Indemnification

The merger agreement provides for indemnification of Network Engines by the Company Key Stockholders from any Damages (as defined in the merger agreement) arising from any misrepresentation, breach of warranty or failure to perform any covenant or agreement of TidalWire contained in the merger agreement (the “Indemnification Obligations”). The liability of any Company Key Stockholder is limited to the number of shares of Network Engines common stock held in escrow pursuant to the terms of the merger agreement to which such Company Key Stockholders are entitled, except that such limitation will not apply to any claims by Network Engines based on fraud. The shares of Network Engines common stock shall be the sole source of satisfying the payment of the Indemnification Obligations. The Company Key Stockholders are not responsible for Indemnification Obligations until the aggregate Indemnification Obligations exceed a threshold of $125,000, except that such threshold does not apply to claims for a breach of the representations and warranties relating to the due organization and corporate good standing of TidalWire, the capitalization of TidalWire, the due authorization by TidalWire of the merger agreement and certain tax matters. The Indemnification Obligations expire on the earlier of (a) the one year anniversary of the Closing Date and (b) completion of Network Engines’ financial audit for the fiscal year ending September 30, 2003 and delivery to Network Engines of the opinion for such audit from Network Engines’ independent third party accountants.

Pursuant to the merger agreement, if Network Engines gives notice to the Company Key Stockholders of a claim relating to any misrepresentation, breach of a warranty or failure to perform any covenants of TidalWire under the merger agreement, Jeffrey A. Brandes and Thomas D. Willson (the “Indemnification Representatives”) shall have the full power and authority on behalf of each Company Key Stockholder to take any actions on behalf of, execute any instruments on behalf of, and execute or waive any and all rights of, the Company Key Stockholders relating to such claim. The Indemnification Representatives shall have no liability to any Company Key Stockholder for any action taken or omitted on behalf of the Company Key Stockholder relating to the Indemnification Obligations, except to the extent that such acts or omissions constitute gross negligence or willful misconduct.

Adoption of the merger agreement by the stockholders of TidalWire shall constitute approval of the terms relating to the Indemnification Obligations and the Indemnification Representatives.

Registration Rights

All shares of Network Engines common stock to be issued to the Company Key Stockholders in the merger will be considered “restricted securities” within the meaning of Rule 144 and may not be resold, except as permitted by the Securities Act and the rules and regulations promulgated thereunder. Generally, the Securities Act and such rules and regulations provide that such shares of Network Engines common stock may not be resold to the public unless they are covered by an effective registration statement or unless the holder has satisfied certain holding period and other requirements and conditions under Rule 144.

Pursuant to the merger agreement, Network Engines has agreed, subject to certain conditions and restrictions, to file with the SEC a registration statement on Form S-3 covering the resale to the public by the Company Key Stockholders of the shares of Network Engines common stock that they will receive pursuant to the merger, and to use its best efforts to have such registration statement declared effective by the SEC within 12 months following the Closing Date. Because the merger agreement has specific conditions that must be met before the shares of Network Engines common stock may be sold by the Company Key Stockholders, the Company Key Stockholders may be unable to sell their shares of Network Engines common stock at the time, or at the price or upon such other terms and conditions, as the Company Key Stockholders desire, and the terms of such sale may be less favorable to the Company Key Stockholders than might be obtainable in the absence of such limitations and restrictions. The Company Key Stockholders should be aware that they may be required to bear the financial risks of their investment in Network Engines common stock for an indefinite period of time.

Vote Required; Consent

The affirmative vote of a majority of the outstanding shares of TidalWire common stock is required to approve the merger and adopt the merger agreement. However, it is a condition to closing that the holders of at least 97% of the outstanding shares of TidalWire common stock approve the merger agreement and the merger. Pursuant to the terms of the merger agreement, all of the Company Key Stockholders have agreed to vote all of their shares of TidalWire common stock in favor of the approval of the merger and adoption of the merger agreement. The Company Key Stockholders, in the aggregate, hold more than a majority of the outstanding shares of TidalWire common stock. Therefore, the merger will be approved and will be consummated subject to the satisfaction or waiver of certain other conditions as described herein and in the merger agreement, including the approval of the stockholders of Network Engines.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendations of the Network Engines special committee of the board of directors, as well as its full board of directors, and TidalWire’s board of directors, you should be aware that certain Network Engines and TidalWire directors and executive officers have interests in the merger that are different from, or are in addition to, yours. These interests include:

•
Entities affiliated with Ascent Venture Partners and HarbourVest Partners, venture capital firms, are substantial stockholders of both Network Engines and TidalWire (for beneficial stock ownership information concerning HarbourVest Partners and Ascent Venture Partners, please see “Security Ownership of Certain Beneficial Owners and Management—Network Engines” at Page 81 and “Security Ownership of Certain Beneficial Owners and Management—TidalWare” at Page 96);

•	Robert M. Wadsworth, who is affiliated with HarbourVest Partners, is on the board of directors of both Network Engines and TidalWire;

•	Frank M. Polestra, a member of the Network Engines board of directors, and C. Walter Dick, a member of the TidalWire board of directors, are each affiliated with Ascent Venture Partners;

•
Network Engines has agreed to cause the surviving corporation to fulfill and honor the obligations pursuant to TidalWire’s certificate of incorporation and bylaws and Network Engines has agreed to maintain TidalWire’s current director and officer liability insurance policy for one year after its current expiration date;

•
Each of Jeffrey A. Brandes (who is the President and a director of TidalWire), L. Jeanne Friedman, William Crowley and Gregory Augustine (collectively, the “Senior Managers”) will, as a condition to the consummation of the merger, enter into retention agreements with Network Engines; and

•
Upon consummation of the merger, Mr. Brandes will receive approximately $1,122,482 in cash and 467,052 shares of Network Engines common stock in exchange for his shares of TidalWire common stock, and a transaction bonus of $175,000.

In considering the fairness of the merger to each of the Network Engines and TidalWire stockholders, the special committee of Network Engines’ board of directors, as well as its full board, and TidalWire’s board of directors took into account these interests. Robert M. Wadsworth and Frank M. Polestra, general partners of HarbourVest Partners and Ascent Venture Partners, respectively, who serve on the board of directors of Network Engines, were not members of the special committee of the Network Engines board of directors that approved the merger.

CERTAIN INFORMATION REGARDING NETWORK ENGINES

Description of Business

Network Engines is a provider of server appliance hardware and custom integration services. Server appliances are pre-configured network infrastructure devices designed to deliver specific application functionality. Network Engines is focused on partnering with independent software vendors (“ISVs”) and original equipment manufacturers (“OEMs”) to provide these strategic partners with server appliance hardware, integration services and appliance development, deployment and support to allow these strategic partners to deliver “turn-key” solutions to their end-user customers.

Company Background

When Network Engines first entered the server appliance market, Network Engines focused its business primarily on providing scalable web content servers to Internet-based organizations, content infrastructure providers and larger enterprises. It was necessary for Network Engines to design most of the hardware components that went into its servers and, as a result, Network Engines invested significant resources in the development of its products. Over time, much of the hardware components of server appliances have become commoditized and a significant number of companies have entered the server appliance marketplace.

In response to competitive pressures, combined with the effects of a downturn in the economy, Network Engines commenced a restructuring plan in the quarter ended June 30, 2001 to better align operating expenses with reduced revenues. Network Engines further undertook an extensive review of its business strategy and, in July 2001, implemented a second restructuring of its business, which de-emphasized much of its customized hardware and software development and focused its resources on what Network Engines believed to be its core competencies of hardware packaging and software integration. In addition, this restructuring of its business included a transition from primarily direct sales channels to partnerships with ISVs and OEMs in order to offer “turn-key” server appliance solutions to enterprise customers. At September 30, 2002, Network Engines had an accumulated deficit of approximately $107.6 million.

Industry Background

Traditionally, organizations built their network infrastructure solutions with general-purpose servers. This method requires extensive time and technical resources and capabilities, which increases overall cost of ownership, including time and cost of implementation. To extend the power and features of a general-purpose server, organizations must integrate numerous discrete hardware and software elements, including operating systems, applications, security systems, load balancers and management tools, which further increases overall cost of ownership and time-to-revenue. The server appliance evolved to address these shortcomings of general-purpose servers and provide a well-designed solution to perform a single dedicated service right out of the box at a low cost of ownership. As market acceptance of server appliances continues to grow, Network Engines believes that users will increasingly demand products that meet specific functional requirements and reduce total cost of ownership and, as a result, server appliance vendors who are able to package and integrate standards-based platforms with various operating, management and application software will have a broader market opportunity.

The Network Engines Solution

Network Engines provides standards-based server appliance hardware platforms, software integration services, supply-chain management and fulfillment services that enable its strategic partners to deliver “turn-key” server appliance solutions that are easy to use, install and manage. Key elements of Network Engines’ solution include:

Value-Add Integration and Engineering Services.    Network Engines has significant hardware and software integration skills and specialized technical resources to help its partners to expand their server appliance product offerings while reducing technical resource and support costs by providing one access point for hardware platforms, appliance and system development, deployment and support.

Supply-Chain Management and Fulfillment Services.    Network Engines has extensive manufacturing and inventory management capabilities, which give it the ability to manage all of the hardware and manufacturing needs of its partners. Network Engines provides its partners with a “turn-key” solution for the hardware component of their server appliances. Once the appliance is manufactured, Network Engines will drop-ship the product to its partners’ customers.

The Network Engines Strategy

Network Engines’ objective is to become a leading provider of quality server appliance hardware platforms and customized services to ISVs and OEMs. The key elements of its strategy include:

Re-focusing Product Development.    During fiscal 2001, Network Engines undertook an extensive review of its operations, including its product development process. As a result, Network Engines determined that it could both lower the cost of development of its products and decrease development time through a significant increase in the usage of “off-the-shelf” or “industry-standard” components in its products. With its re-focused product development process, Network Engines believes that the integration of new “off-the-shelf” technologies into its products will improve its products functionality, capacity and reliability and reduce development time thereby lowering development costs.

Broadening Network Engines Server Appliance Hardware Platforms.    Network Engines believes that ISVs and OEMs will often have a specific set of requirements for creating “turn-key” appliance solutions and, as a result, there is a need for a variety of server appliance hardware platforms and appliance development services. To increase our appeal to ISVs and OEMs, Network Engines is seeking to broaden its current line of server appliance hardware platforms to expand its technological capabilities while reducing its cost. Network Engines will purchase hardware platforms from other manufacturers both to reduce our costs and to increase the range of our product offering.

Creating Exceptional Service and Appliance Development Support Practices.    As a part of its business strategy, Network Engines assists its ISV partners to develop an appliance product through the integration of their software and Network Engines’ standards-based hardware platforms. The focus of its integration services is the development, execution, and completion of a comprehensive project plan, schedules and deliverables that are focused on the goal of reducing the time to market of its ISV partners’ appliance solutions. Starting with the initial engagement, Network Engines’ project relationship extends through the product development process, general release and throughout the entire support lifecycle. Once an ISV’s appliance is released, Network Engines’ focus shifts to provide ongoing technical, logistic and escalation management support.

Establishing Strong Brand Identity.    Network Engines seeks to develop market recognition as a leading supplier of hardware platforms, integrations services and production capabilities for ISVs and OEMs.

Investing in Businesses, Products and Technologies.    Network Engines’ primary goal is to increase shareholder value. It intends to continue to pursue strategic acquisitions of, or investments in, businesses, products and technologies that will provide it with additional industry expertise, enhance its range of product offerings, expand its development and production capacity, broaden its client base, expand its geographical presence and ultimately enhance shareholder value.

Products and Services

Network Engines’ Appliance Alliance Program is Network Engines’ approach to building high-performance server appliances for use by ISVs and leading OEM technology partners. This program enables Network Engines to combine hardware platforms, custom integration and support services with mission critical software applications to create “turnkey” server appliance solutions for enterprise customers. Creating appliance solutions allows ISVs and OEMs to take advantage of greater market opportunities, faster time to revenue and increased customer satisfaction.

Network Engines’ partners are entitled to take advantage of Network Engines’ product and service offerings as part of its Appliance Alliance Program. These services include:

Custom hardware platforms—Network Engines builds appliances based on each Appliance Alliance member’s specified configuration. Standard components are used to create unique branded appliances for each partner. Modifications to the standard platforms include the addition of unique interface devices, BIOS modifications and systems tuning.

Software pre-installation services—Network Engines’ integration and engineering teams work with its partners to develop custom “images” that contain all of the software needed to create “plug and go” appliance solutions.

Software development toolkits—Network Engines has designed toolkits to enable its partners to take better advantage of its technology.

Branded bezels and packaging—As part of the services provided to partners, Network Engines supplies customized user menus, front panel displays and bezels along with custom branded packaging for their appliance.

Testing and qualification—All appliances are completely tested prior to leaving the Network Engines manufacturing facility. Network Engines works closely with each of its partners to develop clear acceptance and test criteria for their appliances.

Inventory management support services—Network Engines is equipped to stock any custom hardware that its partners require. Arrangement may also be made to have appliances pre-built and stocked for immediate shipment.

Post sales support—Network Engines provides post sales logistical support, including advance replacements, warranty and out of warranty hardware repair for its software partners.

Customers

Prior to July 31, 2001, Network Engines sold its products primarily through direct sales channels to end-users whose businesses were related to the Internet, otherwise known as “new-economy” businesses. The economic slow-down during fiscal 2001 had a dramatic effect on these “new-economy” businesses, which resulted in a significant decline in Network Engines’ net revenues during fiscal 2001. On July 31, 2001, Network Engines began a process of re-focusing its business strategy on selling its server appliance hardware platforms and related services through indirect sales channels by forming strategic partnerships with ISVs and OEMs. As a result, Network Engines’ customers now include ISVs and OEMs that build server appliance solutions using its hardware platforms and services as a component of their solutions. For the year ended September 30, 2002, sales to a single OEM customer were $12.0 million, or 83% of total net revenues.

Sales

Network Engines’ sales organization is focused on developing strategic partnerships with ISVs who wish to offer their products as a “plug-and-go” appliance and OEMs who could sell customized hardware provided by Network Engines under their own label. Network Engines’ regional sales managers and systems engineers work in teams to analyze its prospective ISV and OEM customers’ requirements and propose server appliance or customized hardware platform solutions that meet their needs and their customers’ needs. Network Engines’ engineering organization provides substantial advice and assistance to the sales organization for major sales opportunities. As of November 12, 2002, Network Engines employed 10 people in sales.

Marketing

Network Engines’ marketing objectives include building market awareness and acceptance of Network Engines and its products and services, as well as generating qualified customer leads. Network Engines’ marketing goals include the following:

•	to position Network Engines as a leader in providing server appliance hardware platforms and custom integration services;

•	to plan and execute an integrated program addressing both internal and external audiences, including prospects, customers, business and trade press, industry analysts and investors;

•	to design and implement media and tactical programs that communicate effectively with its target audiences; and

•	to clearly and consistently communicate its positioning in marketing programs.

As of November 12, 2002, Network Engines employed four people in marketing.

Support Services

Network Engines believes that its ability to consistently provide high-quality support is a key factor in attracting and retaining ISV and OEM partners. In line with its decision to focus its core business on products for the ISV and OEM markets, Network Engines engaged a third party services company to assume the services requirements for all of its discontinued products. As a key component of its re-focused business strategy, Network Engines will provide support to its ISV and OEM partners through its customer support staff, engineering staff, manufacturing staff and sales systems engineers based in its Canton, Massachusetts facility. As of November 12, 2002, Network Engines employed two people in support services.

Manufacturing

Network Engines uses a combination of in-house production and third-party suppliers to produce its server appliance hardware platforms. As of November 12, 2002, Network Engines employed 14 people in its manufacturing group. Network Engines also makes use of contract employees in production and certain other areas.

Engineering

Network Engines believes that its future success depends on its ability to customize standard components and platforms acquired from third party suppliers. This customization includes both hardware and software modifications and enhancements to the standard platforms. Network Engines has assembled a team of highly skilled engineers with significant industry experience in high-density packaging, server appliance design, software, quality assurance and technical documentation. As of November 12, 2002, Network Engines employed 17 people in this group.

Strategic Relationships

Network Engines has developed, and will continue to seek to develop, relationships with key technology vendors that enhance its product offerings. Network Engines believes the use of industry standard technologies can reduce the cost of its development activities and the cost of its products to its customers. Network Engines also believes that the integration of emerging technologies from new vendors can allow it to bring products to market more quickly and to reduce the costs that would result from developing the capability itself.

Competition

Network Engines’ markets are highly competitive, and Network Engines expects this competition to persist and intensify in the future. Network Engines faces competition primarily from server vendors that provide solutions for ISVs and build servers for the OEM marketplace.

Its principal competitors are general-purpose server manufacturers, including Dell, Hewlett-Packard, IBM and Sun Microsystems. Network Engines also competes with major distributors such as Tech Data or Bell Micro that also offer customized integration services to their customers. In addition, Network Engines competes with smaller companies that specialize in building server products, and providing some level of integration services. Examples of these competitors include SteelCloud and Advantech.

Network Engines believes that it competes favorably on factors that are important to its target market, including customized engineering capabilities, manufacturing capabilities and additional service offerings.

Network Engines expects competition in the server appliance market to increase significantly as more companies enter the market and current competitors expand their product offerings. Many of these potential competitors may have significant competitive advantages, including greater name recognition, more resources to apply to the development, marketing and sales of their products, and more established sales channels.

Intellectual Property

Network Engines had invested significantly in the development of proprietary technology for its initial products and operations. Network Engines has two patents and has several patent applications pending. Network Engines also enters into confidentiality or license agreements with its employees, consultants and corporate partners, and controls access to and distribution of its software, documentation and other proprietary information. Subsequent to the restructuring of July 31, 2001, Network Engines reduced its dependence on intellectual property and proprietary technology.

Despite its efforts to protect its proprietary rights, Network Engines’ competitors might independently develop similar technology or unauthorized parties may attempt to copy or otherwise obtain and use its products or technology. Monitoring unauthorized use of its products is difficult, and Network Engines cannot be certain that the steps it has taken will prevent misappropriation of its technology, particularly in foreign countries where the laws may not protect its proprietary rights as fully as in the United States. Due to rapid technological changes in its market, Network Engines believes the various legal protections available for its intellectual property are of limited value. In addition to such intellectual property, Network Engines seeks to establish and maintain a technology leadership position by leveraging technological and creative skills of its personnel, new product developments and enhancements to existing products.

Employees

Network Engines’ success in training and retaining skilled employees and, if the need arises, obtaining temporary employees during periods of increased product demand, is critical to its ability to produce high quality products on a timely basis. As of November 12, 2002, Network Engines had 57 employees. In addition, it may hire temporary employees depending on market acceptance of its products. Network Engines believes that the demographics surrounding its headquarters, and its reputation and compensation package, should allow it to retain qualified employees.

Network Engines is committed to training its employees and it believes that it maintains good employee relations.

Facilities

Network Engines’ principal business operations are conducted in its corporate headquarters in Canton, Massachusetts where is leases approximately 75,000 square feet of manufacturing and office space. Included in its leased space is 23,000 square feet of office space that it has sub-leased to a third party for the remainder of its lease term. Network Engines believes that its Canton facility will be adequate to meet its requirements for the foreseeable future.

Legal Proceedings

On or about December 3, 2001, a putative class action lawsuit was filed in the United States District Court for the Southern District of New York against Network Engines, Lawrence A. Genovesi (Network Engines’ Chairman and then Chief Executive Officer), Douglas G. Bryant (Network Engines’ Chief Financial Officer and Vice President of Administration), and the following underwriters of Network Engines’ initial public offering: FleetBoston Robertson Stephens, Inc., Credit Suisse First Boston Corp., Goldman Sachs & Co., Lehman Brothers Inc. and Salomon Smith Barney, Inc. (collectively, the “Underwriter Defendants”). An amended class action complaint, captioned In re Network Engines, Inc. Initial Public Offering Securities Litigation, 01 Civ. 10894 (SAS), was filed on April 20, 2002.

The suit alleges that the defendants violated the federal securities laws by issuing and selling securities pursuant to Network Engines’ initial public offering in July 2000 (“IPO”) without disclosing to investors that the Underwriter Defendants had solicited and received excessive and undisclosed commissions from certain investors. The suit also alleges that the Underwriter Defendants entered into agreements with certain customers whereby the Underwriter Defendants agreed to allocate to those customers shares of Network Engines stock in the offering, in exchange for which the customers agreed to purchase additional shares of Network Engines shares in the aftermarket at pre-determined prices. The suit alleges that such tie-in arrangements were designed to and did maintain, distort and/or inflate the price of Network Engines common stock in the aftermarket. The suit further alleges that the Underwriter Defendants received undisclosed and excessive brokerage commissions and that, as a consequence, the Underwriter Defendants successfully increased investor interest in the manipulated IPO securities and increased the Underwriter Defendants’ individual and collective underwritings, compensation and revenues. The suit seeks damages and certification of a plaintiff class consisting of all persons who acquired shares of Network Engines common stock between July 13, 2000 and December 6, 2000.

In July 2002, Network Engines, Lawrence A. Genovesi and Douglas G. Bryant joined in an omnibus motion to dismiss challenging the legal sufficiency of plaintiffs’ claims. The motion was filed on behalf of hundreds of issuer and individual defendants named in similar lawsuits. Plaintiffs opposed the motion, and the Court heard oral argument on the motion in November 2002. In addition, in October 2002, Lawrence A. Genovesi and Douglas G. Bryant were dismissed from this case without prejudice.

Network Engines is unable to predict the outcome of this suit and its ultimate effect, if any, on Network Engines’ financial condition; however, Network Engines’ defense against this suit could result in the expenditure of significant financial and managerial resources.

NETWORK ENGINES FINANCIAL INFORMATION

Included in this joint proxy statement/information statement are Network Engines’ audited financial statements as of September 30, 2002 and 2001 and for the three years in the period ended September 30, 2002.

NETWORK ENGINES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Network Engines is a provider of server appliance hardware platforms and custom integration services. Server appliances are pre-configured computer network infrastructure devices designed to deliver specific application functionality. Network Engines is focused on partnering with independent software vendors (“ISVs”) and original equipment manufacturers (“OEMs”) to provide these strategic partners with server appliance hardware, integration services and appliance development, deployment and support to allow these strategic partners to deliver “turn-key” solutions to their end-user customers. When Network Engines first entered the server appliance market, Network Engines focused its business primarily on providing scalable web content servers to Internet-based organizations, content infrastructure providers and larger enterprises. It was necessary for Network Engines to design most of the hardware components that went into its servers and, as a result, Network Engines invested significant resources in the development of its products. In June 1999, Network Engines introduced the first “1U” (1.75 inch tall) server, the WebEngine Blazer. After the introduction of its WebEngine Blazer product, Network Engines experienced significant growth as it invested in the development of its technology and products, the recruitment and training of personnel for its engineering, sales and marketing and technical support departments, and the establishment of an administrative organization. As a result, Network Engines’ employee base grew from 39 as of June 30, 1999 to 244 as of March 31, 2001, and its operating expenses grew significantly.

Over time, much of the hardware components of server appliances became commoditized and a significant number of companies entered the server appliance marketplace. In response to competitive pressures combined with the effects of a downturn in the economy, which had a significant negative impact on its “new economy” customers, Network Engines implemented a restructuring plan in the quarter ended June 30, 2001 to better align its operating expenses with its reduced revenues. This restructuring plan resulted in a $2.8 million charge to operations in April 2001, a 73-employee reduction in Network Engines’ workforce, as well as the curtailment of planned facility expansion and other cost cutting measures. Network Engines further undertook an extensive review of its business strategy and, in July 2001, Network Engines implemented a second restructuring of its business, which de-emphasized much of Network Engines’ customized hardware and software development and focused its resources on what Network Engines believes to be its core competencies of hardware packaging, software integration and supply chain management. In addition, this restructuring of Network Engines’ business included a transition from primarily direct sales channels to partnerships with ISVs and OEMs in order to allow them to offer “turn-key” server appliance solutions to enterprise customers. The implementation of Network Engines’ July 2001 restructuring plan included a reduction in its workforce from 160 employees to 95 employees. Network Engines incurred a charge to operations of approximately $6.9 million in the quarter ended September 30, 2001 as Network Engines executed its July 2001 restructuring plan. In an effort to further streamline its operations, Network Engines reduced its workforce by 13 employees during the year ended September 30, 2002. As a result of this workforce reduction, Network Engines recorded a charge to operations of $353,000 during the year ended September 30, 2002. At September 30, 2002, Network Engines had an accumulated deficit of approximately $107.6 million.

Network Engines’ revenues are derived from sales of its server appliance hardware platforms. Network Engines recognizes revenues upon shipment, provided evidence of an arrangement has been received, no obligations remain outstanding and collectibility is reasonably assured. The majority of Network Engines’ sales to date have been to customers in the United States.

In the past, Network Engines generated a portion of its net revenues from license arrangements, which allowed certain customers to sell Network Engines’ WebEngine Blazer product under their name in exchange for per unit fees. Network Engines recognized license revenues upon the licensee’s sale to its customers. Network Engines does not anticipate future revenues from license revenue arrangements.

Gross profit (loss) represents net revenues recognized less the cost of revenues. Cost of revenues includes cost of materials, manufacturing costs, manufacturing personnel expenses, obsolescence charges, packaging, license fees and shipping and warranty costs. Network Engines’ gross profit (loss) is affected by the amount of its ISV revenues in relation to its OEM revenues, its product pricing and the timing, size and configuration of customer orders.

Research and development expenses consist primarily of salaries and related expenses for personnel engaged in research and development, fees paid to consultants and outside service providers, material costs for prototype and test units and other expenses related to the design, development, testing and enhancements of Network Engines’ products. Network Engines expenses all of its research and development costs as they are incurred. Network Engines believes that a significant level of investment in product development is required to remain competitive and expects to continue to devote substantial resources to product development. However, Network Engines expects research and development expenses to decrease in absolute dollars during fiscal 2003 as it continues its transition away from the internal development of significant proprietary hardware and software. At September 30, 2002, there were 20 employees in research and development.

Selling and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in sales, marketing and customer support functions, as well as costs associated with advertising, trade shows, public relations and marketing materials. Network Engines expects selling and marketing expenses to increase in absolute dollars during fiscal 2003 as it expands its sales and marketing efforts to increase its market presence. At September 30, 2002, there were 11 employees in sales, marketing and customer support.

General and administrative expenses consist primarily of salaries and other related costs for executive, finance, accounting, information technology, facilities and human resources personnel, as well as accounting, legal, other professional fees and administrative expenses associated with operating as a public company and provisions for doubtful accounts. Network Engines expects general and administrative expenses in fiscal 2003 to be comparable to fiscal 2002. There were 13 general and administrative employees at September 30, 2002.

Network Engines recorded deferred stock compensation on its balance sheet of $15.5 million in connection with stock option and restricted stock grants to its employees and directors that were granted between February 1, 1999 and June 30, 2000. This amount represents the difference between the exercise price and the deemed fair value of Network Engines common stock for financial reporting purposes at the date of grant. Network Engines is amortizing this stock compensation over the vesting period of the related options. All options granted subsequent to June 30, 2000 have been issued with exercise prices equal to the fair market value of Network Engines common stock and, accordingly, no additional deferred compensation has been recorded. Through September 30, 2002, Network Engines amortized $7.2 million to stock compensation expense and $7.1 million of deferred stock compensation has been reversed due to the cancellation of unvested options held by terminated employees.

Network Engines recorded $6.4 million of deferred compensation on its balance sheet as a result of restricted stock issued to the former employees of IP Performance, Inc. (“IP Performance”) who were retained as Network Engines employees in connection with Network Engines’ acquisition of IP Performance in November 2000. The restricted stock was to vest annually through November 2003 contingent upon continued employment, resulting in $2.9 million of amortization in fiscal 2001. During fiscal 2002, Network Engines terminated the employment of all of the former IP Performance employees. In accordance with the restricted stock agreements, all of the remaining unvested restricted stock vested upon termination. As a result, during the year ended September 30, 2002, the Company recognized the remaining deferred stock compensation of approximately $3.5 million.

Network Engines expects quarterly stock compensation amortization of approximately $220,000 during fiscal 2003 and an aggregate of approximately $305,000 thereafter. The amount of stock compensation expense to be recorded in future periods could change if restricted stock or options for accrued but unvested compensation are forfeited.

Critical Accounting Policies And Estimates

Network Engines’ discussion and analysis of financial condition and results of operations are based upon Network Engines’ consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Network Engines to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, Network Engines evaluates its estimates and judgments, including those related to revenue recognition; Network Engines’ allowance for doubtful accounts; inventory valuation; amounts which are recorded as restructuring and other charges; stock compensation expense; recoverability of notes receivable from stockholders; and income tax asset valuation. Network Engines bases its estimates and judgments on historical experience and on various other assumptions that Network Engines believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Network Engines believes the following critical accounting policies affect Network Engines more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

Network Engines generally recognizes revenue from sales of its products upon shipment to customers provided persuasive evidence of the arrangement has been received, the sales price is fixed or determinable, collection of the related receivable is reasonably assured, title and risk of loss have passed to the customer, and all other revenue recognition criteria of SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” are met. At the time of a sale transaction, Network Engines makes an assessment of the collectibility of the amount due from the customer. Revenue is only recognized at that time if Network Engines is reasonably assured that collection will occur. In making this assessment, management considers customer creditworthiness and historical payment experience. Network Engines’ customers are not granted rights to return Network Engines’ products after the purchase has been made. However, in certain circumstances, Network Engines has accepted returns, although Network Engines was not contractually obligated to do so. Network Engines records a provision for potential returns based on Network Engines’ historical return rate. Material differences may result in the amount and timing of Network Engines’ revenue for any period if management makes judgments or uses estimates that prove to be materially different from actual experiences.

Network Engines offers a warranty on all of its products that generally provides for it to repair or replace any defective products for a period of up to 36 months after shipment. Based upon historical experience and expectation of future conditions, Network Engines reserves for the estimated costs to fulfill customer warranty obligations upon the recognition of the related revenue. To the extent Network Engines may experience increased warranty claim activity or increased costs associated with servicing those claims, its warranty reserve may need to be increased, resulting in decreased gross profits.

Allowance for Doubtful Accounts

Network Engines performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by its review of their current credit information. Network Engines continuously monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon historical experience and any specifically identified customer collection issues. In addition, when evaluating the overall adequacy of the allowance for doubtful accounts, Network Engines also considers customer concentrations and current economic trends. While such actual bad debts recorded against the allowance for doubtful accounts have historically been within expectations and the allowance established, Network Engines cannot be sure that it will continue to be able to estimate its future experience with the same success. If the financial condition of Network Engines’ customers were to deteriorate, resulting in their inability to make payments, additional allowances may be required.

Inventories

Network Engines values its inventory at the lower of cost (first-in, first-out method) or market. Network Engines regularly reviews inventory quantities on hand and records a reserve for excess and obsolete inventory based primarily on Network Engines’ estimated forecast of product demand and anticipated production requirements in the near future, giving effect to general market conditions. Any rapid technological changes and future product development could result in an increase in the amount of obsolete inventory quantities on hand. Furthermore, if Network Engines’ estimates of future product demand prove to be inaccurate, additional reserves may be required for incremental excess and obsolete inventory.

Restructuring and Other Charges

Involuntary termination benefits and exit costs are recognized when management approves and commits to a sufficiently detailed plan of termination or exit plan. Management must assess whether costs incurred in connection with involuntary terminations and exit activities meet certain specific requirements to be recorded and classified as restructuring and other costs. During compilation of a plan of termination or exit plan, Network Engines makes certain assumptions and estimates regarding certain costs contained in these plans based on information gathered from internal and external sources. If actual results related to any of these assumptions or estimates were to exceed or not meet Network Engines expectations in the future, Network Engines may need to adjust certain restructuring and other charges in future reporting periods, resulting in increased or decreased operating expenses.

Stock Compensation

In connection with the grant of certain options and restricted stock awards to employees issued prior to Network Engines’ initial public offering in July 2000, Network Engines recorded deferred stock compensation within stockholders’ equity of $15.5 million, representing the difference between the estimated fair value of the common stock for accounting purposes and the option exercise price of these options or restricted stock awards at the date of grant. Such amount is presented as a reduction of stockholders’ equity and is being amortized over the vesting period of the applicable options. Significant judgments and estimates were involved in determining the proper valuation of deferred stock compensation because at the time of grant there was no available market for Network Engines common stock. Different assumptions would have yielded materially different results.

Income Tax Asset Valuation

Network Engines records deferred tax assets and liabilities based on the net tax effects of tax credits, operating loss carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Network Engines then assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes that recovery is not likely, Network Engines establishes a valuation allowance. The valuation allowance is based on Network Engines’ estimate of future taxable income and the period over which its deferred tax assets will be recoverable. Through September 30, 2002, Network Engines believes it is more likely than not that all of Network Engines’ deferred tax assets will not be realized, and, accordingly, Network Engines has recorded a valuation allowance against all of its deferred tax assets. If results of operations in the future indicate that some or all of the deferred tax assets will be recovered, the reduction of the valuation allowance will be recorded as a tax benefit during one period or over several periods.

Results of Operations

The following data summarizes the results of Network Engines’ operations as a percentage of net revenues for each of the past three fiscal years. All percentage amounts were calculated using the underlying data in thousands.

	2000	2001	2002
Net product revenues	89%	95%	100%
Net license revenues	11	5	—

Total net revenues	100	100	100
Cost of product revenues	62	91	85
Cost of license revenues	—	—	—
Cost of revenues stock compensation	1	2	1
Inventory write-down	—	150	—

Total cost of revenues	63	243	86

Gross profit (loss)	37	(143)	14
Operating expenses:
Research and development	19	94	32
Selling and marketing	37	134	26
General and administrative	9	52	32
Stock compensation	6	43	30
Restructuring and other charges	—	81	2
Amortization of intangible assets	—	5	—

Total operating expenses	71	409	122

Loss from operations	(34)	(552)	(108)
Interest and other income (expense), net	5	38	11

Net loss	(29%)	(514%)	(97%)

Years ended September 30, 2002 and 2001

Net Revenues

Net revenues increased to $14.5 million in the year ended September 30, 2002 from $13.5 million in the year ended September 30, 2001. This increase is due to higher sales volumes as a result of sales to a large OEM customer in the year ended September 30, 2002 for which there was no comparable customer during the year ended September 30, 2001. During the year ended September 30, 2002, this customer accounted for 83% of Network Engines’ net revenues. The increase in net revenues is partially offset by a decrease in the average selling price of our products due to the high concentration of OEM revenues during the year ended September 30, 2002 as well as a decrease in license revenues during the year ended September 30, 2002. License revenues in the year ended September 30, 2002 were immaterial and Network Engines does not expect significant future license revenues.

Gross Profit (Loss)

In the year ended September 30, 2002, Network Engines had a gross profit of $2.1 million, an increase from a gross loss of $19.4 million in the year ended September 30, 2001. During the year ended September 30, 2001, Network Engines recorded a net inventory write-down of approximately

$20.3 million for which there was no corresponding charge in the year ended September 30, 2002. The inventory write-down resulted from an unanticipated decline in sales during the year ended September 30, 2001, as well as a high level of inventory and firm inventory commitments compared to Network Engines’ reduced expectations for future product sales at that time. Excluding the inventory write-down and stock compensation, gross profit increased to $2.2 million, or 15.2% of net revenues, in the year ended September 30, 2002 from a gross profit of $1.2 million, or 8.6% of net revenues, in the year ended September 30, 2001. This increase was due to an increase in product sales volume, lower per unit materials costs and lower manufacturing costs, all of which occurred during the year ended September 30, 2002. The lower per unit materials cost was due to Network Engines’ increased use of standard off-the-shelf components in its products and a change in the mix of customer product configurations. Lower manufacturing costs were the result of the restructurings that Network Engines implemented in fiscal 2001. A decrease in license revenues during the year ended September 30, 2002 partially offset the increase in gross profit.

Operating Expenses

Research and Development.    Research and development expenses decreased to $4.7 million in the year ended September 30, 2002 from $12.7 million in the year ended September 30, 2001. This decrease was due primarily to decreased compensation and recruiting costs as the number of employees in Network Engines’ research and development group, which was as high as 85 employees prior to Network Engines’ April and July 2001 restructurings, decreased to 20 employees at September 30, 2002. The decrease in research and development expenses is also due to decreases in consulting, prototype and test unit costs as Network Engines has increased the use of standard off-the-shelf components in its products, which has reduced the need to build prototype and test units and has allowed Network Engines to utilize fewer consultants in its product development process.

Selling and Marketing.    Selling and marketing expenses decreased to $3.8 million in the year ended September 30, 2002 from $18.1 million in the year ended September 30, 2001. This decrease was due primarily to decreased compensation and recruiting costs as the number of employees in Network Engines’ sales, marketing and customer support group, which was as high as 98 employees prior to the April and July 2001 restructurings, decreased to 11 employees at September 30, 2002. The decrease was also due to a significant reduction in spending on marketing programs, as Network Engines did not attend any trade show or incur advertising expenses in the year ended September 30, 2002. To a lesser extent, decreased travel costs also contributed to the decrease in selling and marketing expenses during the year ended September 30, 2002 as a result of the decrease in sales, marketing and customer support personnel.

General and Administrative.    General and administrative expenses decreased to $4.6 million in the year ended September 30, 2002 from $7.0 million in the year ended September 30, 2001. The decrease in general and administrative expenses is primarily due to lower bad debt expenses during the year ended September 30, 2002. During the year ended September 30, 2001, Network Engines recognized a significant bad debt expense as a result of the economic down-turn during that time period and the concentration of Network Engines’ customers in the “dot com” sector, which was significantly affected by the overall economy. The decrease in general and administrative expenses is also attributable to lower compensation and recruiting costs as the number of employees in Network

Engines’ general and administrative group, which was as high as 34 employees prior to the April and July 2001 restructurings, decreased to 13 employees as of September 30, 2002. In addition, the decrease in general and administrative expenses is also due to lower consulting and professional service fees, which was somewhat offset by a charge to settle a lawsuit of less than $350,000, which was previously filed against Network Engines on December 29, 1999 by a former employee.

Stock Compensation.    Network Engines recognized stock compensation expense of $4.4 million and $6.1 million in the year ended September 30, 2002 and 2001, respectively, related to the grant of options and restricted stock to employees and directors prior to its initial public offering in fiscal 2000 and in connection with restricted stock issued to employees as a result of its acquisition of IP Performance, Inc., in November 2000. The decrease in stock compensation expense in the year ended September 30, 2002 is the result of forfeitures of unvested options and restricted stock with unrecognized compensation previously held by terminated employees for which stock compensation expense is no longer being recognized. During the year ended September 30, 2002, Network Engines terminated the employment of all of the remaining employees of IP Performance, Inc. In accordance with the restricted stock agreements with these individuals, all of the related restricted stock vested upon termination and all of the remaining deferred stock compensation of $3.5 million was accelerated and recorded in the year ended September 30, 2002, which partially offset the decrease in stock compensation.

Restructuring and other charges.    During the year ended September 30, 2001, Network Engines undertook two restructurings of its operations, the first of these restructurings occurred in April 2001 and the second in July 2001. In the April 2001 restructuring, Network Engines sought to better align its operating expenses with reduced revenues, and as a result of the implementation, Network Engines recorded a charge to operations of $2.8 million. This charge was due to a reduction in workforce from 243 employees to 170 employees, the curtailment of a planned expansion into leased facilities and other items. This charge included approximately $1.0 million for employee related costs including severance payments to terminated employees and stock option compensation expense related to modifications of certain stock options held by terminated employees, approximately $1.3 million to write off certain assets related to facilities that Network Engines will not be occupying and approximately $530,000 primarily related to non-refundable deposits on tradeshows Network Engines was not going to attend as well as costs for certain other non-cancellable sales and marketing commitments. The July 2001 restructuring was the result of an intensive review of its business, which resulted in a refocus of the sales strategy toward strategic partnerships with independent software vendors (“ISVs”) and original equipment manufacturers (“OEMs”) and a discontinuation of much of the customized hardware and software that was previously included in the products. As a result of the implementation of the July 2001 restructuring, Network Engines recorded a charge to operations of approximately $6.9 million. This charge included approximately $1.7 million of employee related costs as Network Engines reduced its workforce by 65 employees, approximately $2.2 million as a result of our disposal of certain property and equipment, approximately $2.0 million to write off goodwill and intangible assets which were deemed to be impaired, approximately $618,000 of facility costs associated with non-cancelable operating leases for space which will not be occupied and approximately $363,000 of other charges. In addition to the April 2001 and July 2001 restructurings, in March 2001 Network Engines recorded a charge due to the retirement of fixed assets related to its WebEngine Blazer product line.

These fixed assets had a total net book value of approximately $1.2 million and consisted primarily of computer equipment previously utilized in the production and sales of the WebEngine Blazer, one of Network Engines’ previous generation web content server appliance products. The total of the restructuring and other charges detailed above was approximately $10.9 million recorded for the year ended September 30, 2001. The reduction in Network Engines’ workforce implemented during the year ended September 30, 2001 impacted employees in all of Network Engines’ groups, including manufacturing, research and development, selling and marketing and general and administrative. Network Engines realized approximately $37.7 million in cost savings in fiscal 2002 as a result of its fiscal 2001 restructurings.

During the year ended September 30, 2002, Network Engines implemented an additional restructuring. In an effort to further streamline operations, Network Engines reduced its workforce by 13 employees, which impacted employees in all of Network Engines’ groups. The implementation of this reduction in workforce resulted in a charge of $353,000 to operations, which is comprised entirely of employee related charges, including severance payments to terminated employees. Network Engines expects to realize annualized cost savings of approximately $1.3 million as a result of this restructuring.

Amortization of Goodwill and Intangible Assets.    In connection with the acquisition of IP Performance, Inc. in November 2000, Network Engines recorded goodwill and intangible assets of $2.7 million, of which Network Engines amortized $675,000 in the year ended September 30, 2001. During the year ended September 30, 2001, Network Engines completed an intensive review of the Network Engines business, which resulted in the implementation of a restructuring plan. As a result of this restructuring and an assessment of expected future cash flows, Network Engines determined that the recoverability of intangible assets resulting from its purchase of IP Performance, Inc. was unlikely. Accordingly, Network Engines recognized an impairment charge in the July 2001 restructuring for the full amount of the remaining unamortized intangible assets, approximately $2.0 million, during the year ended September 30, 2001.

Interest and other income (expense), net

Interest and other income (expense), net decreased to $1.6 million in the year ended September 30, 2002 from $5.2 million in the year ended September 30, 2001. This decrease was due to lower average interest rates earned on Network Engines’ cash equivalents and a lower average cash, cash equivalents and short-term investments balance during the year ended September 30, 2002 as a result of utilizing cash and cash equivalents to fund Network Engines’ net operating losses incurred since its initial public offering in July 2000.

Years ended September 30, 2001 and 2000

Net Revenues

Net revenues decreased to $13.5 million in the year ended September 30, 2001 from $43.1 million in the year ended September 30, 2000. The decrease is due primarily to a decrease in product sales volumes as a result of the general economic slowdown and its significant negative impact on the information technology spending of our “new economy” customer base. To a lesser extent, the decline in net revenues during the year ended September 30, 2001 is the result of a decrease in license revenues recognized as well as a lower average selling price of our products due to increased competitive pricing pressure.

Gross Profit (Loss)

Gross profit (loss) decreased to a loss of $19.4 million for the year ended September 30, 2001 from a profit of $16.1 million in the year ended September 30, 2000. This decrease is primarily attributable to a net charge of approximately $20.3 million to write-down excess and obsolete inventory in the year ended September 30, 2001, for which there was no comparable charge in the year ended September 30, 2000. The inventory write-down resulted from an unanticipated decline in sales during the year ended September 30, 2001, as well as a high level of inventory and firm inventory commitments compared to Network Engines’ reduced expectations for future product sales. Excluding the inventory write-down, and stock compensation, gross profit decreased to $1.2 million, or 8.6% of net revenues, in the year ended September 30, 2001 from $16.3 million, or 37.9% of net revenues, in the year ended September 30, 2000. This decrease was primarily due to the decrease in product sales volumes and a decrease in license revenues recognized during the year ended September 30, 2001. To a lesser extent, the decrease in gross profit (loss) is the result of a lower average selling price of Network Engines’ products due to competitive pricing pressure in the year ended September 30, 2001.

Operating Expenses

Research and Development.    Research and development expenses increased to $12.7 million in the year ended September 30, 2001 from $8.2 million in the year ended September 30, 2000. This increase was due primarily to increased compensation costs as research and development personnel increased from 68 employees at September 30, 2000 to 85 during fiscal 2001 prior to the April and July 2001 restructurings. At September 30, 2001, Network Engines had 32 employees in research and development. To a lesser extent, the increase in research and development expenses was due to expenses related to the development of Network Engines’ WebEngine Sierra, StorageArray and ApplianceEngine 1000 products, as well as its StorageEngine Voyager product, which was discontinued in connection with the July 2001 restructuring.

Selling and Marketing.    Selling and marketing expenses increased to $18.1 million in the year ended September 30, 2001 from $15.8 million in the year ended September 30, 2000. This increase was due primarily to increased salary costs as a result of the increase in Network Engines’ sales, marketing and customer support personnel to a peak of 98 employees during the year ended September 30, 2001 from 80 employees at September 30, 2000. As of September 30, 2001, Network Engines had 23 employees in its sales, marketing and customer support organization. In addition, the increase in selling and marketing expenses is also attributable to increased travel costs as a result of the changes in sales, marketing and customer support personnel during fiscal 2001 and facilities related costs as a result of a full year of expenses associated with the expansion of Network Engines’ Canton headquarters, which occurred during May 2000. These increases were partially offset by decreases in commissions and bonuses as a result of the decrease in revenue during fiscal 2001, recruiting costs and trade show expenses.

General and Administrative.    General and administrative expenses increased to $7.0 million in the year ended September 30, 2001 from $4.0 million in the year ended September 30, 2000. This increase was due primarily to an increase in bad debt expense as a result of the general economic slowdown over the past twelve months and the resulting effect that it had on Network Engines’ “new-economy” customers. In addition, the increase in general and administrative expenses is due to increased compensation costs as general and administrative personnel increased from 29 employees at September 30, 2000 to a peak of 34 employees during the year ended September 30, 2001 and ended at 14 employees, as of September 30, 2001. This increase was also due to increased insurance costs associated with Network Engines operation as a public company and increased consulting and professional service fees.

Stock Compensation.    Network Engines recognized stock compensation expense of $3.2 million and $2.9 million in the years ended September 30, 2001 and 2000, respectively, related to the grant of options and restricted stock to employees and directors during fiscal 1999 and prior to Network Engines’ initial public offering in fiscal 2000. In connection with restricted stock issued to employees as a result of Network Engines’ acquisition of IP Performance, Inc., Network Engines recorded deferred stock compensation of $6.4 million, of which it recognized $2.9 million as stock compensation expense during the year ended September 30, 2001.

Restructuring and Other Charges.    During the year ended September 30, 2001, Network Engines undertook two restructurings of operations, the first of these restructurings occurred in April 2001 and the second in July 2001. In the April 2001 restructuring, Network Engines sought to better align its operating expenses with reduced revenues, and as a result of the implementation of the restructuring, Network Engines recorded a charge to operations of $2.8 million. This charge was due to a reduction in workforce from 243 employees to 170 employees, the curtailment of a planned expansion into leased facilities and other items. This charge included approximately $1.0 million for employee related costs including severance payments to terminated employees and stock option compensation expense related to modifications of certain stock options held by terminated employees, approximately $1.3 million to write off certain assets related to facilities that Network Engines will not be occupying and approximately $530,000 primarily related to non-refundable deposits on tradeshows Network Engines was not going to attend as well as costs of certain other non-cancellable sales and marketing commitments. The July 2001 restructuring was the result of an intensive review of the Network Engines business, which resulted in a refocus of the sales strategy toward strategic partnerships with independent software vendors (“ISVs”) and original equipment manufacturers (“OEMs”) and a discontinuation of much of the customized hardware and software that was previously included in Network Engines’ products. As a result of the implementation of the July 2001 restructuring, Network Engines recorded a charge to operations of approximately $6.9 million. This charge included approximately $1.7 million of employee related costs as Network Engines reduced its workforce by 65 employees, approximately $2.2 million as a result of the disposal of certain property and equipment, approximately $2.0 million to write off goodwill and intangible assets which were deemed to be impaired, approximately $618,000 of facility costs associated with non-cancelable operating leases for space which will not be occupied and approximately $363,000 of other charges. In addition to the April 2001 and July 2001 restructurings, in March 2001 Network Engines recorded a charge due to the retirement of fixed assets related to its WebEngine Blazer product line. These fixed assets had a total net book value of approximately $1.2 million and consisted primarily of computer equipment previously utilized in the production and sales of the WebEngine Blazer, one of Network Engines’ previous generation web content server appliance products. The total of the restructuring and other charges detailed above was approximately $10.9 million recorded for the year ended September 30, 2001. The reduction in Network Engines’ workforce implemented during the year ended September 30, 2001 impacted employees in all of Network Engines’ groups, including manufacturing, research and development, selling and marketing and general and administrative.

Amortization of Goodwill and Intangible Assets.    In connection with the acquisition of IP Performance, Inc. in November 2000, Network Engines recorded goodwill and intangible assets of $2.7 million, of which it amortized $675,000 in the year ended September 30, 2001. In July 2001, Network Engines completed an intensive review of the Network Engines business, which resulted in the implementation of a restructuring plan. This restructuring plan included a discontinuation of much of the customized hardware and software that had previously been a part of Network Engines’ product development process. As a result of this restructuring and an assessment of expected future cash flows, Network Engines determined that the recoverability of intangible assets resulting from its purchase of IP Performance, Inc. was uncertain. Network Engines recognized an impairment charge for the full amount of the unamortized intangible assets, approximately $2.0 million, during the fourth quarter of fiscal 2001.

Interest and other income (expense), net

Interest and other income (expense) net increased to $5.2 million in the year ended September 30, 2001 from $2.0 million in the year ended September 30, 2000. This increase was due to a higher average cash balance as a result of the investment of the net proceeds of the Network Engines initial public offering in July 2000.

Liquidity and Capital Resources

Since fiscal 1997, Network Engines has financed its operations primarily through the sale of equity securities, borrowings and the sale of its products. On July 18, 2000, Network Engines completed its initial public offering by selling 7,475,000 shares of common stock, including the exercise of the underwriters’ over-allotment option of 975,000 shares, at $17 per share and raised approximately $116.9 million, net of offering costs and underwriting fees totaling approximately $10.2 million. Prior to the initial public offering, Network Engines raised approximately $37.3 million, net of offering costs, from the issuance of preferred stock. As of September 30, 2002, Network Engines had $55.1 million in cash, cash equivalents and short-term investments, excluding restricted cash of $1.1 million.

Cash used in operating activities was $23.7 million, $32.9 million and $15.7 million in the years ended September 30, 2000, 2001 and 2002, respectively. Cash used in operating activities in fiscal 2000 was primarily due to a net loss of $12.5 million and increases in accounts receivable, the amount due from Network Engines’ contract manufacturer and inventories offset in part by increases in accounts payable, accrued expenses and deferred revenue and adjusted for non-cash charges for stock compensation, depreciation and inventory reserves. Cash used in operating activities in fiscal 2001 was primarily due to a net loss of $69.5 million, an increase in inventories and prepaid expenses and other current assets and decreases in accounts payable and deferred revenue. These uses of cash were offset in part by a decrease in accounts receivable and a net increase in the amount due to Network Engines’ contract manufacturer and adjustments for non-cash charges for inventory reserves, restructuring and other charges, stock compensation and depreciation and amortization. Cash used in operations in fiscal 2002 was primarily due to a net loss of $14.1 million, increases in accounts receivable and inventories and decreases in the amount due to Network Engines’ contract manufacturer and accrued expenses. These uses of cash were offset in part by non-cash adjustments for stock compensation and depreciation.

Cash used in investing activities was $7.8 million, $4.2 million and $8.6 million in fiscal 2000, 2001 and 2002, respectively. Cash used in investing activities in fiscal 2000 was primarily for purchases of property and equipment and leasehold improvements to Network Engines’ facility in Canton, Massachusetts. Cash used in investing activities during fiscal 2001 was primarily for purchases of property and equipment and also included deposits of restricted cash for an executive loan guarantee and an increase in other assets. Cash used in investing activities in fiscal 2002 was primarily for purchases of short-term investments.

Cash provided by (used in) financing activities was $142.4 million, ($383,000) and ($3.9) million in fiscal 2000, 2001 and 2002, respectively. In fiscal 2000, cash provided by financing activities was primarily generated through Network Engines’ initial public offering of common stock and from the sale of preferred stock through which Network Engines raised net proceeds of approximately $116.9 million and $25.2 million, respectively. Cash used in financing activities in fiscal 2001 was primarily through the issuance of notes to stockholders and the acquisition of treasury stock, offset in part by cash provided by the issuance of common stock from the exercise of stock options and through Network Engines’ employee stock purchase plan. Cash used in financing activities in fiscal 2002 was primarily for repurchases of common stock under Network Engines’ $5.0 million stock repurchase program.

In August 2001, the board of directors authorized the repurchase of up to $5.0 million of Network Engines common stock from time to time on the open market or in non-solicited privately negotiated transactions. In November 2002, Network Engines completed the stock repurchase program. Through the end of this program, Network Engines repurchased approximately 4,594,000 shares of common stock for approximately $4.6 million of cash and repurchased approximately 589,000 shares of common stock in exchange for the retirement of approximately $411,000 of stockholder notes receivable.

As a result of the fiscal 2001 and 2002 restructurings, Network Engines is obligated to make additional cash payments of approximately $355,000 over the next twelve months. Network Engines anticipates that funds required to make all restructuring payments will be available from Network Engines’ current working capital. Network Engines believes that the restructuring actions undertaken during fiscal 2002 will result in cost savings of approximately $1.3 million during fiscal 2003.

On January 9, 2001, Network Engines deposited $1.1 million of cash with a bank to guarantee a personal loan of Lawrence A. Genovesi, our current Chairman and former President, Chief Executive

Office and Chief Technology Officer. The guarantee period, as amended, ends on January 9, 2003, at which time the balance of the amount deposited with the bank, which is not required to satisfy any obligations under the guarantee, will be returned to Network Engines. The bank may draw down against this deposited amount in the event that Mr. Genovesi does not make required payments as due under the personal loan agreement. In conjunction with Network Engines’ guarantee of this loan, Network Engines entered into a pledge agreement with Mr. Genovesi whereby he pledged to Network Engines, as collateral, all shares of Network Engines common stock currently held by him, all shares of Network Engines common stock acquired by him at any future time and a second mortgage on certain real property owned by Mr. Genovesi.

During fiscal year 2002, Network Engines repurchased 328,572 shares of common stock held by Mr. Genovesi at a cost of $248,000. Of the purchase price, $203,000 was applied against Mr. Genovesi’s outstanding loans due to Network Engines, while the remaining $45,000 was paid in cash to Mr. Genovesi. Mr. Genovesi also repaid $15,000 due to Network Engines under his remaining outstanding loans.

In April 2001, Network Engines entered into five recourse loans with certain of its officers and employees at that time totaling approximately $508,000. Network Engines entered into these loan agreements to avoid substantial sales of Network Engines common stock by these individuals as a result of their alternative minimum tax obligations incurred as a result of their exercise of common stock options. The loans bear interest at 4.63% per year and were due, as amended, in September 2002. These officers and employees pledged to Network Engines all shares of Network Engines common stock owned by them, all common stock options held by them and all proceeds received by them on the sale of either Network Engines common stock or common stock options. During fiscal year 2002, Network Engines received proceeds from loans principal and interest payments of approximately $30,000; Network Engines repurchased 260,777 shares of common stock as repayment for principal and interest for an additional $267,000. As a result, the outstanding principal and accrued interest related to these notes was $255,000 at September 30, 2002. The remaining balances are in default and Network Engines sent demand notices to the holders, all of whom are former officers and employees. Network Engines expects to recover any amounts not paid in cash through the reacquisition of common stock.

The following table sets forth future payments that Network Engines is obligated to make under capital and operating lease commitments as of September 30, 2002 (in thousands):

Contractual obligations	2003	2004	2005	Total
Operating leases	$892	$916	$356	$2,164
Capital leases	14	—	—	14

Total contractual cash obligations	$906	$916	$356	$2,178

On November 11, 2002, Network Engines entered into an agreement to acquire all the outstanding common stock of TidalWire. The purchase consideration will include a net cash payment of approximately $8,805,000, representing gross cash payments of $9,350,000 less repayment of stockholder notes receivable of approximately $545,000, the issuance of approximately 3,331,000 shares of Network Engines common stock, the replacement of outstanding TidalWire common stock options with options to purchase approximately 1,669,000 shares of Network Engines common stock with an average exercise price of $0.36 per share and the assumption of all amounts outstanding under TidalWire’s $5,000,000 working capital line of credit (approximately $2.7 million at October 31, 2002). Pending approval of this acquisition by both Network Engines’ and TidalWire’s stockholders, Network Engines expects to close this acquisition at the end of the last quarter of calendar year 2002 or the beginning of the first quarter of calendar year 2003. In connection with this acquisition, Network Engines estimates that it will incur transaction-related expenses of approximately $1,900,000. The amount of cash paid by Network Engines to the stockholders of TidalWire may be adjusted based upon TidalWire’s working capital as of the closing of the merger or if TidalWire transaction costs exceed $650,000.

Network Engines’ future liquidity and capital requirements will depend upon numerous factors, including:

•	its ability to form an adequate number of strategic partnerships with ISVs and OEMs;

•	the level of success of its strategic ISV and OEM partners in selling server appliance solutions that include its server appliance hardware platforms;

•	the costs associated with any merger and acquisition activities;

•	the costs and timing of product engineering efforts and the success of these efforts;

•	the costs involved in obtaining maintaining and enforcing intellectual property rights; and

•	market developments.

Network Engines believes that its available cash resources, including cash, cash equivalents and short-term investments, together with cash it expects to generate from sales of its products will be sufficient to meet Network Engines’ operating and capital requirements through at least the next twelve months. After that, Network Engines may need to raise additional funds. Network Engines may seek to raise additional funds through borrowings, public or private equity financings or from other sources. There can be no assurance that additional financing will be available at all or, if available, will be on terms acceptable to Network Engines. If additional financing is needed and is not available on acceptable terms, Network Engines may need to reduce Network Engines’ operating expenses.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (“SFAS 141”), “Business Combinations” and SFAS No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” SFAS 141 requires that all business combinations be accounted for under the purchase method only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS 142 requires, among other things, the cessation of the amortization of goodwill. In addition, SFAS 142 includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires the completion of a transitional goodwill impairment test six months from the date of adoption. SFAS 141 is effective for all business combinations initiated after June 30, 2001. SFAS 142 is effective for Network Engines’ fiscal year beginning on October 1, 2002. Network

Engines does not expect SFAS 142 to have a material impact on its financial position or results of operations.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). The objectives of SFAS 144 are to address significant issues relating to the implementation of FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” (“SFAS 121”), and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS 144 supersedes SFAS 121; however, it retains the fundamental provisions of SFAS 121 for (1) the recognition and measurement of the impairment of long-lived assets to be held and used and (2) the measurement of long-lived assets to be disposed of by sale. SFAS 144 supersedes the accounting and reporting provisions of Accounting Principles Board No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“APB 30”), for segments of a business to be disposed of. However, SFAS 144 retains APB 30’s requirement that entities report discontinued operations separately from continuing operations and extends that reporting requirement to “a component of an entity” that either has been disposed of or is classified as “held for sale.” SFAS 144 also amends the guidance of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidation for a temporarily controlled subsidiary. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, including interim periods, and, generally, its provisions are to be applied prospectively. Network Engines does not expect the adoption of SFAS 144 to have a material impact on its financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 allowed for an exit cost liability to be recognized at the date of an entity’s commitment to an exit plan. SFAS 146 also requires that liabilities recorded in connection with exit plans be initially measured at fair value. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. Network Engines does not expect the adoption of SFAS 146 to have a material impact on its financial position or results of operations.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT—NETWORK ENGINES

The following table sets forth, as of November 14, 2002, information concerning beneficial ownership of Network Engines common stock by the following:

•	each person known by Network Engines to beneficially own more than 5% of the outstanding shares of the Company’s common stock;

•	each director of Network Engines;

•	the chief executive officer and the four other most highly compensated executive officers of Network Engines; and

•	all of Network Engines’ executive officers and directors as a group.

The number of shares beneficially owned by each 5% stockholder, director or executive officer is determined under rules of the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire on or before January 13, 2003 through the exercise of any stock option, warrant or other right. Unless otherwise indicated, to Network Engines’ knowledge, each person or entity has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding(12)
Name and Address of Beneficial Owner
Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P. and Ascent Venture Partners III, L.P. (affiliated entities)(1)	5,682,521	18.1%
225 State Street
Boston, Massachusetts 02109

HarbourVest Partners VI—Direct Fund, L.P.	4,964,540	16.3
c/o HarbourVest Partners, LLC
One Financial Center, 44th Floor
Boston, Massachusetts 02111

MD Co.(2)	2,719,045	8.8
125 Cambridge Park Drive
Cambridge, Massachusetts 02140

Canaan Equity Partners II, LLC(3)	1,773,049	5.8
105 Rowayton Avenue
Rowayton, Connecticut 06853

Directors and Executive Officers
John H. Curtis(4)	550,876	1.8
Douglas G. Bryant(5)	193,555	*
Lawrence A. Genovesi(6)	1,647,278	5.4
Dennis A. Kirshy(7)	354,837	1.2
Frank M. Polestra(8)	5,866,215	19.2
John A. Blaeser(9)	202,500	*
Robert M. Wadsworth(10)	4,992,040	16.4
All directors and executive officers as a group (7 persons)(11)	13,807,301	41.8%

*	Represents less than 1% of the outstanding common stock.
(1)
Includes 716,705 shares owned by Ascent Venture Partners, L.P., 3,354,088 shares owned by Ascent Venture Partners II, L.P., 709,220 shares owned by Ascent Venture Partners III, L.P., 633 shares owned by Ascent Management SBIC Corporation, 180,375 shares underlying warrants exercisable within 60 days of November 14, 2002 owned by Ascent Venture Partners L.P. and 721,500 shares underlying warrants exercisable within 60 days of November 14, 2002 owned by Ascent Venture Partners II, L.P.

(2)	Includes 546,428 shares underlying warrants exercisable within 60 days of November 14, 2002.

(3)	Includes 1,161,350 shares owned by Canaan Equity II L.P., 92,197 shares owned by Canaan Equity II Entrepenurs LLC and 519,502 shares owned by Canaan Equity II L.P. (QP).

(4)	Includes 536,168 shares underlying options exercisable within 60 days of November 14, 2002.

(5)	Includes 193,555 shares underlying options exercisable within 60 days of November 14, 2002.

(6)	Includes 281,250 shares underlying options exercisable within 60 days of November 14, 2002.

(7)
Includes 15,000 shares underlying options exercisable within 60 days of November 14, 2002 and 8,500 shares owned by Mr. Kirshy’s son, Wade G. Kirshy. Mr. Kirshy disclaims beneficial ownership of all shares owned by Wade G. Kirshy.

(8)
Includes 716,705 shares owned by Ascent Venture Partners, L.P., 3,354,088 shares owned by Ascent Venture Partners II, L.P., 709,220 shares owned by Ascent Venture Partners III, L.P., 633 shares owned by Ascent Management SBIC Corporation, 180,375 shares underlying warrants exercisable within 60 days of November 14, 2002 owned by Ascent Venture Partners, L.P. and 721,500 shares underlying warrants exercisable within 60 days of November 14, 2002 owned by Ascent Venture Partners II, L.P. Mr. Polestra may be deemed to have or share voting or investment power with respect to these shares. Mr. Polestra is a Managing Member or General Partner of each of the general partners that control Ascent Venture Partners, L.P. and Ascent Venture Partners II, L.P. Mr. Polestra disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares. Also includes 41,017 shares owned by Le Serre and 27,500 shares underlying options exercisable within 60 days of November 14, 2002.

(9)	Includes 15,000 shares underlying options exercisable within 60 days of November 14, 2002.

(10)
Includes 4,964,540 shares owned by HarbourVest Partners VI-Direct Fund, L.P. Mr. Wadsworth may be deemed to have or share voting or investment power with respect to these shares. He is a Managing Director of HarbourVest Partners, LLC, which controls HarbourVest Partners VI-Direct Fund, L.P. Mr. Wadsworth disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares. Also includes 27,500 shares underlying options exercisable within 60 days of November 14, 2002.

(11)	Includes 1,095,973 shares underlying options exercisable within 60 days of November 14, 2002.

(12)
In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, the percentage of common stock outstanding is calculated by dividing the sum of the total number of common shares owned by the individual or entity as of November 14, 2002 and the total number of shares that could be acquired by the individual or entity within 60 days of November 14, 2002 by the sum of the total number of common shares outstanding as of November 14, 2002 and the total number of shares that each respective individual or entity could acquire within 60 days of November 14, 2002.

INFORMATION CONCERNING TIDALWIRE

TidalWire Business

Overview

TidalWire is a value-added distributor specializing in storage networking connectivity products, information and support and is a leading resource in the sales, support, and knowledge of storage interconnect products. Distributing mission-critical storage networking products and services since November 1995, TidalWire has worked with top storage vendors and resellers and many Fortune 1000 companies. TidalWire’s customer-centric approach includes the industry’s only Mission-Critical Warranty protection, which provides for 24x7x365 telephone technical support, advance exchange of failed products and other comprehensive service and support programs, all delivered though multiple support facilities. TidalWire is one of only two authorized distributors in North America for Host Bus Adapters which have been tested and approved by EMC Corporation’s E-Labs. In addition, TidalWire operates the Storage Connection through its website, a leading online resource for Storage professionals.

TidalWire’s Products

TidalWire markets and resells a range of storage networking products from leading vendors including host bus adaptors from Emulex, Q-Logic, JNI and Antares Microsystems, fibre channel switches from Brocade Communications, McDATA Corporation and Q-Logic, routers, gateways, and bridges from ADIC, ATTO, and Crossroads Systems, tape libraries from ADIC and other connectivity products including cables from Emerson Network Power. In addition to the hardware and software products mentioned, TidalWire markets and sells/resells a variety of technical support and service options, some of which have been developed by the OEM and others which originate and are unique to TidalWire.

Customers

TidalWire’s target customers include resellers, systems integrators and service providers who specialize in the engineering, design, delivery, and implementation of enterprise class storage and storage networking solutions.

Sales and Marketing

TidalWire’s sales organization consists of three geographically focused teams, made up of an account manager, multiple inside sales representatives and systems engineering resources. The sales organization and infrastructure is intended to optimize scalability as the volume of business and customer requirements continue to grow. The account manager serves as the point person for a particular territory. The account manager is responsible for identifying the key cities, partners and target accounts within such territory and for formulating a plan for TidalWire to win the business of these accounts. Each account manager is supported by inside sales representatives who provide the day-to-day customer interaction, question/answer exchange, price quoting, order processing and follow up. The sales teams work together with the systems engineers to ensure adequate coverage and customer service within the territory. TidalWire’s sales organization focuses its resources on three key areas: validating and communicating TidalWire’s value proposition to customers, delivering accurate and timely market feedback to effect development of new product and service offerings, and territory planning to ensure the identification and pursuit of “large opportunity” accounts.

TidalWire’s sales efforts are enhanced by two customer loyalty programs: the Tsunami Partner Program and the Partner Extranet. The Tsunami Partner Program rewards regular customers with rebates, marketing programs and enhanced selling resources for attaining revenue commitments. The Partner Extranet allows select customers to conduct their business with TidalWire electronically through TidalWire’s website. In the first and second quarters of fiscal 2003, approximately 6% of TidalWire’s revenue was transacted through the Partner Extranet.

TidalWire’s marketing efforts combine both traditional and electronic means for communication and lead generation. TidalWire makes regular use of targeted electronic communication, delivering valuable product and industry information to both customers and prospects in a cost effective manner. At the center of TidalWire’s marketing strategy is the Storage Connection, an award winning Internet portal for storage professionals that includes extensive product cataloging and opportunities for customers to submit requests for pricing quotes, as well as industry recognized white papers and articles.

Competition

TidalWire’s markets are rapidly evolving and highly competitive. TidalWire’s principal competitors in the storage networking product distribution market include Arrow Electronics, Bell Microproducts, Inc., GE Access, Info-X Distribution and Tech Data. TidalWire expects to continue to face additional competition as new participants enter the storage networking product distribution market and existing competitors enhance their storage networking operations. Larger companies with significant resources, brand recognition and sales channels may form alliances with TidalWire’s current suppliers or acquire TidalWire’s competitors and their existing relationships.

Many of TidalWire’s competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than TidalWire. Many of these companies have more extensive customer bases and broader customer relationships that could be leveraged, including relationships with many of TidalWire’s current or potential customers. TidalWire’s competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Many of these companies also have significantly more established customer support and professional services organizations and more extensive direct aggressive policies to gain market shares. Therefore, TidalWire may not be able to maintain a competitive position against current or future competitors.

Employees

As of the date of this joint proxy statement/information statement, TidalWire employed 28 full-time persons and 2 part-time persons, 17 of whom were engaged in sales, marketing and business development, 7 in general and administrative and 6 in management. None of TidalWire’s employees is represented by a labor union and TidalWire has not experienced any work stoppages to date.

Facilities

TidalWire currently leases an aggregate of approximately 5,700 square feet of office space in Westborough, Massachusetts.

Legal Proceedings

From time to time, TidalWire may be involved in litigation relating to claims arising in the ordinary course of business. TidalWire is not currently involved in any material legal proceedings.

TIDALWIRE FINANCIAL INFORMATION

TidalWire operated as a division of Akibia, Inc. until April 4, 2001. On April 4, 2001, pursuant to a Master Separation and Distribution Agreement, Akibia transferred to TidalWire, in exchange for shares of TidalWire common stock, certain assets and liabilities of TidalWire. Unaudited information presented for the years ended March 31, 2001 and 2000 is derived from information while TidalWire was a division of Akibia, and as such may not be meaningful when compared to data from the period after separation.

TIDALWIRE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

TidalWire is a value-added distributor specializing in storage networking connectivity products, information and support and is a leading resource in the sales, support, and knowledge of storage interconnect products. Distributing mission-critical storage networking products and services since November 1995, TidalWire has worked with top storage vendors and resellers and many Fortune 1000 companies. TidalWire’s customer-centric approach includes the industry’s only Mission-Critical Warranty protection, which provides for 24x7x365 telephone technical support, advance exchange of failed products and other comprehensive service and support programs, all delivered through multiple support facilities. TidalWire is one of only two authorized distributors in North America for Host Bus Adapters which have been tested and approved by EMC Corporation’s E-Labs. In addition, TidalWire operates the Storage Connection through its website, a leading online resource for storage professionals.

TidalWire operated as a division of Akibia, Inc. until April 4, 2001. On April 4, 2001, pursuant to a Master Separation and Distribution Agreement, Akibia, a wholly owned subsidiary of PSI Holding Group, Inc., transferred to TidalWire, in exchange for an aggregate of 7,135,264 shares of TidalWire common stock, the related assets and liabilities of TidalWire. In connection with the separation of TidalWire from Akibia, TidalWire was incorporated as a Delaware corporation on April 4, 2001.

Results of Operations

Period from April 4, 2001 through September 30, 2001 (period ended September 30, 2001) (unaudited) and Six Months Ended September 30, 2002 (unaudited)

Revenue:

For the first six months of fiscal 2003, revenue was $18.5 million, an increase of approximately 42% over the period ended September 30, 2001. The revenue growth was driven primarily by the host bus adapter business, as well as expansion of TidalWire’s customer base for other business lines.

Cost of Revenue:

Cost of revenue was $9.9 million or approximately 76% of revenue for the period ended September 30, 2001 versus $14.8 million or approximately 80% of revenue for the six months ended September 30, 2002. The decrease in gross margin resulted primarily from increased pricing pressure on TidalWire’s major product line.

Operating Expenses:

Selling expenses were consistent between periods: $843,000 or approximately 6% of net revenue for the period ended September 30, 2001 and $1.0 million or approximately 6% of net revenue for the six months ended September 30, 2002.

General and administrative expenses were $1.9 million or approximately 15% of revenue for the period ended September 30, 2001 versus $1.8 million or approximately 10% of revenue for the six months ended September 30, 2002. The decrease in general and administrative expenses as a percent of revenue resulted primarily from expenses in 2001 relating to the implementation of TidalWire’s information technology infrastructure.

Income Taxes:

Income tax expense was consistent between periods, $156,000 or approximately 44% of pre-tax income for the period ended September 30, 2001 versus $391,000 or approximately 44% of pre-tax income for the six months ended September 30, 2002.

Net Income:

Net income was $198,000 for the period ended September 30, 2001 versus $498,000 for the six months ended September 30, 2002. The increase in net income resulted primarily from TidalWire’s customer base expansion.

Period from April 4, 2001 through March 31, 2002 (period ended March 31, 2002) and Twelve Months Ended March 31, 2001 (unaudited)

The financial information for the twelve months ended March 31, 2001 is derived from the audited financial statements and the books and records of Akibia, Inc. and has not been audited on a stand-alone basis.

TidalWire operated as a division of Akibia until April 4, 2001. On April 4, 2001, pursuant to a Master Separation and Distribution Agreement, Akibia transferred to TidalWire, in exchange for shares of TidalWire common stock, certain assets and liabilities of TidalWire. Unaudited information presented below for the twelve months ended March 31, 2000 and 2001 is derived from information while TidalWire was a division of Akibia and as such may not be meaningful when compared to information from the period after separation.

Revenue:

Net revenues decreased to $25.2 million for the period ended March 31, 2002 from $25.5 million in the twelve months ended March 31, 2001.

Cost of Revenue:

Cost of revenue was $19.3 million or 77% of revenue for the period ended March 31, 2002 versus $20.9 million or 82% of revenue for the twelve months ended March 31, 2001.

Operating Expenses:

Selling expenses were $1.5 million or 6% of revenue for the period ended March 31, 2002 compared to $1.3 million or 5% of revenue for the twelve months ended March 31, 2001. The increase in selling expenses resulted from TidalWire adding employees to support its operation as a stand-alone entity.

General and administrative expenses were $3.4 million or 14% of revenue for the period ended March 31, 2002 versus $0.8 million or 3% of revenue for the twelve months ended March 31, 2001. The increase in general and administrative expenses resulted primarily from TidalWire adding employees to support operating as a stand-alone entity combined with expenses relating to the implementation of TidalWire’s information technology infrastructure.

Income Taxes:

Income tax expense, calculated on a separate return basis, was $342,000 or 44% of pre-tax income for the period ended March 31, 2002 versus $1.1 million or 44% of pre-tax income for the twelve months ended March 31, 2001. The decrease is due to lower operating profits as a result of TidalWire’s increased operating expenses for the period ended March 31, 2002.

Net Income:

Net income decreased to $445,000 for the period ended March 31, 2002 from $1.4 million for the twelve months ended March 31, 2001. The decline in net income was primarily due to the increased operating costs as TidalWire changed from being a division of Akibia to a stand alone entity.

Twelve Months Ended March 31, 2001 (unaudited) and Twelve Months Ended March 31, 2000 (unaudited)

The financial information for the twelve months ended March 31, 2000 and 2001 is derived from the audited financial statements of Akibia, Inc. and has not been audited on a stand-alone basis. TidalWire operated as a division of Akibia until April 4, 2001. On April 4, 2001, pursuant to a Master Separation and Distribution Agreement, Akibia transferred to TidalWire, in exchange for shares of TidalWire common stock, the related assets and liabilities of TidalWire. Unaudited information presented below for the twelve months ended March 31, 2000 and 2001 is derived from information while TidalWire was a division of Akibia and as such may not be meaningful when compared to information from the period after separation.

Revenue:

Net revenues increased to $25.5 million for the period ended March 31, 2001 from $13.6 million in the twelve months ended March 31, 2000. The revenue growth was driven primarily by TidalWire’s customer base expansion.

Cost of Revenue:

Cost of revenue was $20.9 million or 82% of revenue for the twelve months ended March 31, 2001 versus $11.1 million or 82% of revenue for the twelve months ended March 31, 2000. The increase in the cost of revenue was driven by the increased revenue.

Operating Expenses:

Selling expenses were $1.3 million or 5% of revenue for the twelve months ended March 31, 2001 compared to $334,000 or 3% of revenue for the twelve months ended March 31, 2000. The increase in selling expense resulted primarily from increased compensation costs as TidalWire hired employees in anticipation of its separation from Akibia.

General and administrative expenses were $0.8 million or 3% of revenue for the twelve months ended March 31, 2001 versus $205,000 or 2% of revenue for the twelve months ended March 31, 2000. The increase in general and administrative expenses resulted primarily from increased salary costs as TidalWire hired employees in preparation for the separation from Akibia.

Income Taxes:

Income tax expense, calculated on a separate return basis, was $1.1 million or 44% of pre-tax income for the twelve months ended March 31, 2001 versus $865,000 or 44% of pre-tax income for the twelve months ended March 31, 2000. The increase in TidalWire’s income tax expense is the result of higher operating profits in the twelve months ended March 31, 2001.

Net Income:

Net income increased to $1.4 million for the twelve months ended March 31, 2001 from $1.1 million for the twelve months ended March 31, 2000.

Critical Accounting Policies and Estimates

The accompanying financial statements reflect the application of the following significant policies, as described in this note and elsewhere in the accompanying notes to financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

TidalWire recognizes revenue from product sales upon shipment, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed or determinable and collectibility is deemed probable. Amounts collected or billed prior to satisfying the above revenue recognition criteria are recorded as deferred revenue. TidalWire records a provision for potential returns based on TidalWire’s historical return rate. Material differences may result in the amount and timing of TidalWire’s revenue for any period if management makes judgments or uses estimates that prove to be materially different from actual experiences.

Warranty and repair costs are calculated and recorded at the time of product revenue recognition.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and consist of finished goods at March 31, 2002 and September 30, 2002. TidalWire regularly reviews inventory quantities on hand and records a reserve for excess, when appropriate, based on anticipated demand and general market conditions. If estimates of future demand prove to be inaccurate, additional reserves may be necessary.

Off Balance Sheet Risk and Concentration of Credit Risk

TidalWire has no significant off-balance-sheet risks such as those associated with foreign exchange contracts, option contracts or other hedging arrangements. TidalWire maintains its cash and line of credit balances with an accredited financial institution. TidalWire provides ongoing credit evaluations of its customers and maintains allowances for potential credit losses, which, when realized have been within the range of management’s expectations. TidalWire typically does not require its customers to provide collateral. One customer accounted for 13% of total revenue for period from April 4, 2001 (date of inception) to March 31, 2002 and the period from April 4, 2001 (date of inception) to September 30, 2001. There were no customers who accounted for greater than 10% of TidalWire’s accounts receivable balance at March 31, 2002 and September 30, 2002.

Stock-Based Compensation and Common Stock Valuation

TidalWire has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), in accounting for its stock-based compensation plans rather than the alternative fair value accounting method provided for under SFAS No. 123, Accounting for Stock-based Compensation, as the alternative requires the uses of option valuation models that were not developed for use in valuing employee stock options. The value of TidalWire’s common stock is determined by TidalWire’s board of directors who base their determination of fair market value on certain factors, including their assessment of the future cash flows of TidalWire.

Recent Accounting Pronouncements

In July 2001, the FASB issued SFAS No. 141, “Business Combinations.” This Statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, “Business Combinations,” and SFAS No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises.” SFAS No. 141 requires that all business combinations be accounted for by the purchase method and that all intangible assets be recognized as assets apart from goodwill if they meet certain criteria. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. TidalWire has adopted SFAS No. 141 in fiscal 2002 and its adoption did not have any impact on its financial position or results of operations.

In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 addresses the accounting for the acquisition of intangible assets and the financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Under SFAS No. 142, goodwill and acquired intangible assets with indefinite lives will no longer be amortized, while acquired intangible assets with determinable lives will continue to be amortized. These assets will be subject to periodic impairment tests. TidalWire is required to record an impairment loss whenever the fair value of the underlying reporting unit does not support the goodwill value. This standard is effective for fiscal years beginning after December 15, 2001. TidalWire has adopted SFAS No. 142 in fiscal 2003 and its adoption did not have any impact on its financial position or results of operations.

In October 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses the reporting for the impairment or disposal of long-lived assets and does not apply to goodwill or intangible assets that are not being amortized and certain other long-lived assets. This statement supersedes SFAS No. 121, and reporting provisions of APB No. 30, Reporting the Results of Operations—Reporting the Effects of a Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This statement also amends ARB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. TidalWire has adopted the provisions of this statement in fiscal 2003 and its adoption did not have any impact on its financial statements.

In July 2002, the FASB issued SFAS No. 146 Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and rescinds Emerging Issues Task Force (“EITF”) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost as defined in EITF Issue No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. This Statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS No. 146 are effective for exit and disposal activities that are initiated after December 31, 2002, with early application encouraged. TidalWire does not expect the adoption of SFAS No. 146 to have a material impact on its financial position or results of operations.

Liquidity and Capital Resources

TidalWire provides storage interconnect products that businesses need to build and maintain mission-critical storage networks. Pursuant to a Master Separation and Distribution Agreement dated April 4, 2001, Akibia, Inc., a wholly owned subsidiary of PSI Holding Group, Inc., transferred to TidalWire, in exchange for an aggregate of 7,135,264 shares of TidalWire common stock, the related assets and liabilities of TidalWire. On April 4, 2001, upon completion of the separation of TidalWire from Akibia, TidalWire was incorporated as a Delaware corporation.

The financial information for the twelve months ended March 31, 2000 and 2001 is derived from the unaudited financial statements of TidalWire Inc. and the audited financial statements and the books and records of Akibia and has not been audited on a stand-alone basis. Unaudited information presented below for the twelve months ended March 31, 2000 and 2001 is derived from information while TidalWire was a division of Akibia and, as such, may not be meaningful when compared to information from the period after the separation of TidalWire from Akibia.

Cash provided by (used in) operating activities was $0.4 million and ($0.7) million in the period from April 4, 2001 through September 30, 2001 and six months ended September 30, 2002, respectively. Cash provided by operating activities for the period from April 4, 2001 through September 30, 2001 was predominately due to net income of $198,000 and an increase in accounts payable, accrued expenses, due to Akibia, decreases in inventories and prepaid expenses offset by an increase in accounts receivable. Cash used in operating activities for the six months ended September 30, 2002 was mainly due to net income of $0.5 million and an increase in accounts payable, offset by increases in accounts receivable and inventories.

Cash used in investing activities was $63,000 and $55,000 in the period from April 4, 2001 through September 30, 2001 and the six months ended September 30, 2002, respectively. Cash used in investing activities was due to purchases of equipment.

Cash provided by (used in) financing activities was ($349,000) and $1.0 million in the period from April 4, 2001 through September 30, 2001 and the six months ended September 30, 2002, respectively. Cash used in financing activities for the period from April 4, 2001 through September 30, 2001 was predominately due to the repayment of the line of credit from Akibia, offset by net borrowings under a bank line of credit with a financial institution. Cash provided by financing activities in the six months ended September 30, 2002 was predominately due to net borrowings under TidalWire’s bank line of credit.

Cash provided by (used in) operating activities was $1.0 million (unaudited), ($2.2) million (unaudited) and $1.6 million in the years ended March 31, 2000 and 2001, and the period from April 4, 2001 through March 31, 2002 respectively. Cash provided by operating activities in the year ended March 31, 2000 was predominately due to net income of $1.1 million and increases in accounts payable, offset by increases in accounts receivable and inventory. Cash used in operating activities in the year ended March 31, 2001 was predominately due to net income of $1.4 million offset by decreases in accounts payable and increases in accounts receivable and inventories. Cash provided by operating activities in the period from April 4, 2001 through March 31, 2002 was predominately due to net income of $0.4 million and decreases in inventory and increases in accounts payable, offset by increases in accounts receivable and adjusted for non cash charges for loss on disposal of property and equipment.

Cash used in investing activities was $21,000 (unaudited), $0.8 million (unaudited) and $0.1 million in the years ended March 31, 2000 and 2001, and the period from April 4, 2001 through March 31, 2002 respectively. Cash used in investing activities was due to purchases of equipment.

Cash provided by (used in) financing activities was ($1.0) million (unaudited), $3.0 million (unaudited) and ($1.5) million in the years ended March 31, 2000 and 2001, and the period from April 4, 2001 through March 31, 2002, respectively. Cash used in operating activities in the year ended March 31, 2000 was due to repayments to Akibia. Cash used in financing activities in the year ended March 31, 2001 was due to net borrowings on a line of credit from Akibia. Cash used in financing activities in the period from April 4, 2001 through March 31, 2002 was due to repayment of the line of credit from Akibia and purchase of treasury stock, offset by net borrowing under TidalWire’s line of credit.

TidalWire’s future liquidity and capital requirements will depend upon numerous factors including:

•	Ability to maintain and grow quality customer base;

•	Ability to maintain strategic supplier relationships and appropriate inventory levels;

•	Success of the merger with Network Engines; and

•	Market development.

From the date of the merger, TidalWire’s available cash resources, cash generated from sales and any changes to funding levels will be controlled by Network Engines. TidalWire’s operating and capital requirements will be subject to the approval of Network Engines. There can be no assurance that funding will be available.

In August of 2001, TidalWire entered into a line of credit agreement with a bank. Under the credit line, TidalWire can borrow up to $5,000,000 subject to eligible accounts receivable and inventories. Borrowings under the credit line bear interest at the effective LIBOR one month plus 2.5% (4.4% as of March 31, 2001, 4.4% as of March 31, 2002 and 4.32% as of September 30, 2002). The credit line expires in August of 2003 and is collateralized by certain assets of TidalWire, including accounts receivable and inventory. Under the credit line, TidalWire is required to maintain compliance with certain financial covenants, which are measured as of March 31. As of March 31, 2002, TidalWire was in compliance with these covenants. As of September 30, 2001, $1,901,164 was outstanding under the credit line and $2,799,459 was available for future borrowings. As of September 30, 2002, $2,148,552 was outstanding under the credit line and $2,851,448 was available for future borrowings.

From October of 2001 to September of 2002, TidalWire repurchased 506,028 shares of its common stock from five of the original TidalWire stockholders for $371,053, which the TidalWire board of directors deemed to be the fair value of such shares on the date of transfer.

TidalWire subleases its facility from PSI Holding Group, Inc. Under the terms of the sublease agreement, the initial term ended on March 31, 2002. After the initial term, the sublease automatically renews for successive one year periods. The sublease will terminate when either party gives written notice of its intent not to renew the sublease at least 90 days prior to the expiration of the then current term. Rent expense charged to operations were approximately $70,124 for the period from April 4, 2001 (date of inception) to March 31, 2002, and $63,000 (unaudited) for the six months ended September 30, 2002.

As of March 31, 2002, future minimum lease payments under this operating lease were approximately $126,000.

Related Party Transactions

Pursuant to the Separation Agreement between TidalWire and Akibia, TidalWire entered into several agreements with Akibia for TidalWire to receive certain administrative, financial, and management services from Akibia. During the period from April 4, 2001 to March 31, 2002, TidalWire incurred expenses of approximately $221,000 relating to these services. During the period from April 4, 2001 to September 30, 2001 and the six months ended September 30, 2002 TidalWire incurred expenses of approximately $66,000 and $67,000.

Pursuant to a Logistics Services Agreement dated April 4, 2001, TidalWire entered into an agreement with Akibia for TidalWire to utilize warehouse space and related shipping and receiving services from Akibia. During the period from April 4, 2001 to March 31, 2002, TidalWire incurred approximately $282,000 in expenses related to these services. In May 2002, TidalWire discontinued the use of these services. Total costs incurred related to this agreement for the period from April 4, 2001 to September 30, 2001 and the six months ended September 30, 2002 were $141,000 and $37,708 (unaudited).

Pursuant to a Funding Agreement, TidalWire entered into an agreement with Akibia that extended to TidalWire a $5 million revolving line of credit. Interest accrued at a rate of prime plus 0.5% and was due and payable monthly on the last day of each month. Proceeds from the Line (as defined in Note 3 to TidalWire Financial Statements on page F-42) were used to repay all outstanding amounts under the Funding Agreement and the agreement was canceled. The Funding Agreement has since been terminated. During the period from April 4, 2001 to March 31, 2002, TidalWire made interest payments totaling $73,591 to Akibia.

On April 4, 2001, TidalWire entered into an agreement, which required Akibia to provide TidalWire with technical support and warranty relating to certain equipment sold by TidalWire. Costs relating to these services are calculated as a percentage of the “per unit” selling price of the equipment, as prescribed by the agreement. Total costs incurred relating to this agreement, which are included in cost of sales, were $1,113,429, $615,987 and $587,089 during the period from April 4, 2001 through March 31, 2002, during the period from April 4, 2001 to September 30, 2001 and the six months ended September 30, 2002, respectively.

TidalWire believes all transactions described above were conducted on an arm’s length basis.

TidalWire Quantitative and Qualitative Information about Market Risk

The following discusses TidalWire’s exposure to market risk related to foreign currency exchange rate, change in interest rates and equity prices. This discussion contains forward looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors.

Foreign Currency Exchange Risk

All of TidalWire’s revenues have been denominated in U.S. dollars, primarily from customers in the United States. However, TidalWire derives some of its revenues from international markets and, therefore, in the future, such revenues may be denominated in the currency of the applicable market. As a result, TidalWire’s operating results may be subject to significant fluctuations based upon changes in the exchange rates of other currencies in relation to the U.S. dollar. Furthermore, to the extent that TidalWire engages in international sales denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could make its products less competitive in international markets. Although TidalWire intends to monitor its exposure to currency fluctuations, TidalWire cannot be certain that exchange rate fluctuations will not adversely affect its financial results in the future.

Interest Rate Risk

As of September 30, 2002, TidalWire had approximately $243,621 of cash.

Equity Price Risk

TidalWire does not own any material amount of equity securities; therefore, it is not subject to any direct equity price risk.

TIDALWIRE MANAGEMENT

Executive Officers and Directors of TidalWire

The following table sets forth TidalWire’s executive officers and directors and the positions held by them as of the date of this joint proxy statement/information statement.

Name	Age	Position
Jeffrey A. Brandes	36	President, Chief Executive Officer and Director

Stephen J. Casey	41	Chief Financial Officer

William Crowley	41	Vice President of Sales

L. Jeanne Friedman	51	Vice President of Worldwide Marketing

John E. Salerno	40	Vice President of Business Development

Gregory Augustine	35	Vice President of Information Systems

Thomas D. Willson	55	Director

Thomas Tucker	48	Director

Christopher W. Dick	48	Director

Robert M. Wadsworth	40	Director

Security Ownership of Certain Beneficial Owners and Management—TidalWire

The table below sets forth, as of the date of this joint proxy statement/information statement, the following information with respect to the beneficial ownership of shares of TidalWire common stock:

•	each person who beneficially owns more than 5% of TidalWire common stock;

•	each of TidalWire’s directors;

•	each executive officer of TidalWire; and

•	all executive officers and directors as a group.

Unless otherwise indicated, to TidalWire’s knowledge, each stockholder possesses sole voting and investment power, or shares such power with his or her spouse, with respect to all shares listed as owned by such person. Unless otherwise indicated, the address of each of the persons listed below is  c/o TidalWire Inc., 4 Technology Drive, Westborough, Massachusetts 01581.

	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Name and Address of Beneficial Owner
Ascent Venture Partners, L.P.	247,972	3.3%
255 State Street
Boston, Massachusetts 02109

Ascent Venture Partners II, L.P.	728,786	9.6%
255 State Street
Boston, Massachusetts 02109

Commonwealth Capital Ventures II, L.P.	578,187	7.6%
20 William Street, Suite 225
Wellesley, Massachusetts 02481

CCV II Associates, L.P.	28,583	*
20 William Street, Suite 225
Wellesley, Massachusetts 02481

HarbourVest Partners V-Direct Fund, L.P.	1,882,344	24.9%
One Financial Center, 44th Floor
Boston, Massachusetts 02111

Karl Laubscher	408,002	5.4%

Directors and Executive Officers
Thomas D. Willson(1)	1,375,544	18.2%
Thomas Tucker	570,000	7.5%
Christopher W. Dick(2)	976,758	12.9%
Robert M. Wadsworth(3)	1,882,344	24.9%
Gregory Augustine(4)	100,737	1.3%
Jeffrey A. Brandes(5)	949,000	12.5%
Stephen J. Casey(6)	92,239	1.2%
William Crowley(7)	131,225	1.7%
L. Jeanne Friedman(8)	140,475	1.8%
John E. Salerno(9)	83,333	1.1%
Officers and Directors as a group	6,301,655	78.1%

*	Represents less than 1% of the outstanding common stock.
(1)	Excludes 118,000 shares as to which Mr. Willson disclaims beneficial ownership and which are owned beneficially by, or held in trust for, Mr. Willson’s children.
(2)
Mr. Dick’s beneficial ownership includes 247,972 shares held by Ascent Venture Partners, L.P. and 728,786 shares held by Ascent Venture Partners II, L.P. Mr. Dick is a Managing Director of Ascent Ventures SBIC Corp., the general partner of Ascent Venture Partners, L.P. and Ascent Venture Management II, L.P., which is the general partner of Ascent Venture Partners II, L.P. Mr. Dick has shared voting and dispositive power of the shares held by the Ascent Funds. Mr. Dick disclaims beneficial ownership except as to his proportional pecuniary interest in those shares.

(3)
Mr. Wadsworth’s beneficial ownership includes 1,882,344 shares held by HarbourVest Partners V-Direct Fund, L.P. Mr. Wadsworth is a Managing Director of HarbourVest Partners, LLC, the managing member of HVP V-Direct Associates, LLC, which is the general partner of HarbourVest Partners V-Direct Fund, L.P. Mr. Wadsworth has shared voting and dispositive power of the shares held by HarbourVest Partners V-Direct Fund, L.P. Mr. Wadsworth disclaims beneficial ownership except as to his proportional pecuniary interest in those shares.

(4)	Includes options to purchase 86,737 shares of common stock, which are exercisable within 60 days of November 11, 2002, assuming the merger is consummated on or prior to December 31, 2002.
(5)	Includes 935,000 restricted shares, all of which shall be fully vested upon consummation of the merger.
(6)	Includes options to purchase 87,239 shares of common stock, which are exercisable within 60 days of November 11, 2002, assuming the merger is consummated on or prior to December 31, 2002.
(7)	Includes options to purchase 117,225 shares of common stock, which are exercisable within 60 days of November 11, 2002, assuming the merger is consummated on or prior to December 31, 2002.
(8)	Includes options to purchase 126,475 shares of common stock, which are exercisable within 60 days of November 11, 2002, assuming the merger is consummated on or prior to December 31, 2002.
(9)	Includes options to purchase 83,333 shares of common stock, which are exercisable within 60 days of November 11, 2002, assuming the merger is consummated on or prior to December 31, 2002.

DESCRIPTION OF TIDALWIRE CAPITAL STOCK

There is no established trading market for the TidalWire common stock. As of the date of this joint proxy statement/information statement, there were 7,564,236 outstanding shares of TidalWire common stock held by 73 stockholders of record. As of the date of this joint proxy statement/information statement, there are outstanding options to purchase a total of 1,017,063 shares of TidalWire common stock. Holders of TidalWire common stock are entitled to one vote per share on all matters upon which stockholders have a right to vote.

TidalWire is authorized to issue 18,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of undesignated preferred stock, $0.01 par value per share. The holders of TidalWire common stock are entitled to one vote per share on all matters upon which stockholders have a right to vote. In the event of any dissolution, liquidation or winding up of the affairs of TidalWire, holders of TidalWire common stock shall be entitled to receive ratably all assets of TidalWire that remain after distribution of the preferential amounts, if any, to be distributed to the holders of shares of preferred stock.

There are currently no shares of preferred stock outstanding. Subject to Delaware law, the board of directors of TidalWire may issue preferred stock in one or more series, at time or times and for such consideration, as the board may determine. The board of directors is authorized to provide for the issuance of any shares of the preferred stock, each with such designations, preferences, voting powers, relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions as shall be stated in the resolutions adopted by the board of directors to create such series of preferred stock.

DESCRIPTION OF NETWORK ENGINES COMMON STOCK AND
COMPARISON OF STOCKHOLDER RIGHTS

If the merger is completed, shares of TidalWire common stock held by the Company Key Stockholders will be converted into cash and shares of Network Engines common stock. As a result, the Company Key Stockholders, whose rights are currently governed by the DGCL and TidalWire’s certificate of incorporation and bylaws, each as amended to date, would become Network Engines stockholders, whose rights are governed by the DGCL and Network Engines’ certificate of incorporation and bylaws, each as amended to date.

The following is a description of the capital stock of Network Engines, including the Network Engines common stock to be issued in the merger, and a summary of the material differences between the rights of TidalWire stockholders and Network Engines stockholders.

Description of Network Engines Capital Stock

Capitalization

The total authorized shares of capital stock of Network Engines consist of (1) 100,000,000 shares of common stock, $.01 par value per share, and (2) 5,000,000 shares of preferred stock, $.01 par value per share. At the close of business on November 14, 2002, there were 30,478,896 shares of Network Engines common stock issued and outstanding and no shares of Network Engines preferred stock were issued and outstanding.

The Network Engines board of directors is authorized to provide for the issuance of preferred stock in series and, as to each series, to fix the designation, the dividend rate and the preferences, if any, which dividends on each series will have compared to any other class or series of capital stock of Network Engines, the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable to each series and the redemption price or prices and the other terms of redemption, if any, applicable to each series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Network Engines common stock or for other corporate purposes.

Voting Rights

Holders of Network Engines common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders at all meetings of stockholders and do not have cumulative voting rights.

Dividends

Each holder of Network Engines common stock is entitled to receive ratably any dividends that are declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any then outstanding preferred stock.

Liquidation

Upon dissolution, liquidation or winding up, the holders of Network Engines common stock are entitled to receive ratably Network Engines’ net assets after the payment of all the debts and other liabilities of Network Engines, subject to any preferential rights of any then outstanding preferred stock.

Preemptive, Subscription, Redemption or Conversion

Holders of Network Engines common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The rights, powers, preferences and privileges of holders of Network Engines common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the board of directors may designate and issue in the future.

Rights of Dissenting Stockholders

Network Engines is a Delaware corporation. Under the DGCL, dissenters’ rights are available to a stockholder of a corporation only in connection with certain mergers or consolidations involving the corporation. Appraisal rights are not available under the DGCL if the corporation’s stock is either:

•
listed on a national securities exchange, or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (the “NASD”), as the Network Engines common stock is; or

•	held of record by more than 2,000 stockholders;

provided that appraisal rights will be available if the merger or consolidation requires stockholders to exchange their shares of common stock for anything other than:

•	shares of the surviving corporation;

•
shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders; or

•	cash in lieu of fractional shares.

Additionally, no appraisal rights are available if the corporation is the surviving corporation, and no vote of its stockholders is required for the merger.

Delaware Anti-Takeover Law and Certain Provisions of Network Engines’ Certificate of Incorporation and By-Laws

Network Engines is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

In addition, the following provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions that are favored by the holders of a majority of Network Engines outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for Network Engines common stock, because a person or an entity, even if that person or entity acquired a majority of Network Engines outstanding voting securities, would be able to take action as a stockholder (e.g., to elect new directors or approve a merger) only at a duly called stockholders meeting, and not by written consent.

•	Action by Shareholders: Shareholders may not take any action by written consent in lieu of a meeting.

•
Special Meetings: special meetings of the stockholders may only be called by the Chairman of the board of directors, the Chief Executive Officer, the President, or the board of directors and any action required or permitted to be taken by stockholders at a special meeting of stockholders may only be taken if it is properly brought before a meeting of stockholders and may not be taken by written action in lieu of a meeting. Under the second amended and restated by-laws, in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with certain requirements regarding advance notice to Network Engines.

Furthermore, the classification of Network Engines board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Network Engines.

Board of Directors

TidalWire.    Subject to any limitation in the certificate of incorporation of TidalWire, and pursuant to a written agreement (the “Shareholders’ Agreement”) among certain stockholders of TidalWire, the number of the board of directors may be increased at any time by a vote of a majority of the directors then in office. Pursuant to the terms of the Shareholders’ Agreement, each of Ascent Venture Partners and HarbourVest Partners has the right to designate one director, and all parties to the Shareholders’ Agreement have agreed to vote their shares of TidalWire common stock in favor of such designee. Each director shall hold office until his successor is elected and qualified or until his resignation or removal. At all meetings of the board, a majority of the directors then in office shall constitute a quorum for the transaction of business. The board of directors may hold regular meetings, special meetings and may take actions by unanimous consent without a meeting. The board may designate one or more committees consisting of board members to exercise any powers given to the board and permitted to be exercised by committees under the DGCL. The stockholders entitled to vote for the election of directors may, by vote of a majority of the shares of such stock outstanding, remove any director or the entire board of directors with or without cause and fill any such vacancies.

Network Engines.

Number, Election, Vacancy and Removal of Directors

Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in elections of directors. Network Engines’ second amended and restated by-laws provide that the board of directors will consist of at least three directors and that the number of directors may be changed from time to time by resolution of the board of directors. The board of directors currently consists of 7 members. The number of directors may be decreased at any time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors.

The board of directors is divided into three classes, as nearly equal in size as possible, with staggered three-year terms. The term of each director is subject to the election and qualification of his successor and to his earlier death, resignation or removal. Any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

Limitation of Personal Liability of Directors and Indemnification of Directors, Officers and Employees

Network Engines’ second amended and restated certificate of incorporation provides that its directors will not be personally liable for monetary damages to Network Engines for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to Network Engines or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. Network Engines’ second amended and restated certificate of incorporation further provides that no amendment to, or repeal of, such limitation will apply to or have any effect on the liability or alleged liability of any director for, or with respect to, any acts or omissions of such director prior to such amendment.

Network Engines will indemnify each person who was, is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to become, a director or officer of Network Engines, or is or was serving, or has agreed to serve, at the request of Network Engines in similar capacity in another enterprise. Individuals are indemnified for any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement or actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom (except that no indemnification will be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to Network Engines unless and only to the extent that the Court of Chancery of Delaware determines upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware deems proper). Indemnification will attach if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of Network Engines or if the individual is successful on the merits in the defense of any claim or proceeding, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Network Engines will not indemnify any such person seeking indemnification in connection with a proceeding initiated by such person unless the initiation thereof was approved by the Network Engines board of directors.

Network Engines’ second amended and restated certificate of incorporation further provides that indemnification may include payment by Network Engines of expenses in defending an action or proceeding in advance of its final disposition upon receipt of an undertaking by the person indemnified to repay such payment in the event that it is ultimately determined that such person is not entitled to indemnification.

The indemnification rights provided by Network Engines’ second amended and restated certificate of incorporation are not exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and inure to the benefit of the heirs, executors and administrators of such persons. Network Engines may, to the extent authorized from time to time by its board of directors, grant indemnification rights to other employees or agents of Network Engines.

Meetings of Stockholders

TidalWire.    Annual meetings of the stockholders will be held on the second Tuesday of March in each year or at such other date and time as shall be designated by the board of directors, the chairman of the board of directors or the president. Special meetings of the stockholders may be called by the president, or by a majority of the board of directors acting by vote or by written instruments signed by them. Notice of all meetings of stockholders must be given not less than 10 nor more than 60 days before the date of the meeting. The majority of the stock issued and outstanding and entitled to vote at a meeting shall constitute a quorum at all meetings of the stockholders. When a quorum is present, the vote of a majority of the stock having voting power shall decide any question brought before the meeting, unless under a provision of the DGCL or of the certificate of incorporation a different vote is required, in which case such provision shall govern.

Any action required to be taken at any annual or special meeting of stockholders of TidalWire or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior written notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock have not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Network Engines.    Any action required or permitted to be taken by stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before a meeting of stockholders and may not be taken by written action in lieu of a meeting. Special meetings of the stockholders may only be called by the Chairman of the board of directors, the Chief Executive Officer, the President, or the board of directors. Business transacted at any special meeting of stockholders is limited to matters relating to the purpose or purposes stated in the notice of the meeting.

Notice of all meetings of stockholders must be given not less than 10 nor more than 60 days before the date of the meeting. The majority of the stock issued and outstanding and entitled to vote at a meeting shall constitute a quorum at all meetings of the stockholders. When a quorum is present, the vote of a majority of the stock having voting power shall decide any question brought before the meeting, unless under a provision of the DGCL or of the certificate of incorporation a different vote is required, in which case such provision shall govern.

Amending the Charter or Bylaws

TidalWire.    The certificate of incorporation may be amended by any manner provided for by the DGCL. The by-laws may be amended by the stockholders or by the board of directors, when such power is conferred upon the board of directors by the certificate of incorporation, at any regular or special meeting of the stockholders or the board of directors.

Network Engines.    Network Engines’ second amended and restated by-laws may be altered or repealed and new by-laws may be adopted by the affirmative vote of the holders of a majority of the shares of the capital stock of the corporation entitled to vote at any regular or special meeting of stockholders, provided that, any proposed alteration or repeal of, or the adoption of, any by-law inconsistent with Article II and VI of Network Engines’ second amended and restated by-laws, relating to by-law amendments and Network Engines board of directors, respectively, by the stockholders requires the affirmative vote of the holders of at least 75% of the shares entitled to vote at any annual election of directors. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any amendments are submitted to stockholders for approval. Network Engines’ second amended and restated by-laws may also be amended or repealed by a majority vote of the board of directors at any regular or special meeting.

The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Network Engines’ second amended and restated certificate of incorporation provides that the affirmative vote of at least 75% of the shares entitled to vote in any annual election of directors is required to amend or repeal, or adopt any provision inconsistent with, Article 10 of Network Engines’ second amended and restated certificate of incorporation, relating to shareholder action by written consent in lieu of a meeting. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any amendments are submitted to stockholders for approval.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

The SEC has recently adopted a “householding” rule that Network Engines intends to implement for future stockholder communications. This rule permits Network Engines to deliver a single proxy or information statement to a household, even though two or more stockholders live under the same roof or a stockholder has shares registered in multiple accounts. This rule will enable Network Engines to reduce the expense of printing and mailing associated with proxy statements and reduce the amount of duplicative information you may currently receive. If this rule applies to you and you wish to continue receiving separate proxy materials without participating in the “householding” rule, please check the designated box on the enclosed proxy card. Network Engines will assume that it has your implied consent to deliver one set of proxy materials under the new rule if you do not notify the company within 60 days that you wish to receive separate materials. This implied consent will continue for as long as you remain a stockholder, unless you notify Network Engines in writing otherwise. If you revoke your consent, Network Engines will begin sending separate copies within 30 days of the receipt of your revocation.

Some banks, brokers and other nominee record holders are already “householding” proxy statements and annual reports. This means that only one copy of Network Engines’ proxy statement or annual report may have been sent to multiple stockholders in your household. Network Engines will promptly deliver a separate copy of either document to you if you write to or call the company at the following address or phone number: Investor Relations Department, Network Engines, Inc. 25 Dan Road, Canton, Massachusetts 02021-2817, telephone: (781) 332-1000. If you want to receive separate copies of a proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact Network Engines at the above address or phone number.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR THE 2003 ANNUAL MEETING

Proposals of stockholders intended to be presented at the 2003 Annual Meeting of Network Engines pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, would have to have been received by Network Engines no later than October 9, 2002 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

In addition, Network Engines’ by-laws require that it be given advance notice of stockholder nominations for election to the board of directors and of other business that stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in Network Engines’ proxy statement in accordance with Rule 14a-8). Such nominations, other than those made by or on behalf of the board of directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received not less than 60 days nor more than 90 days prior to such meeting; provided, however, that if less than 70 days notice or prior public disclosure of the date of the meeting is given to stockholders, such nomination shall have been mailed or delivered to the Secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first.

WHERE CAN YOU FIND MORE INFORMATION

Network Engines is subject to the informational requirements of the Securities Exchange Act of 1934, and files reports and other information with the SEC. Such reports and other information filed by Network Engines may be inspected and copied at the Public Reference Facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549, and at the Commission’s following regional offices: Northeast Regional Office, 233 Broadway, New York, New York 10279; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549, or in certain cases by accessing the Commission’s Web site at http://www.sec.gov. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders  of Network Engines, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Network Engines, Inc. and its subsidiaries at September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
November 5, 2002, except for Note 16  for which the date is November 20, 2002

NETWORK ENGINES, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30,
	2001	2002
ASSETS
Current assets:
Cash and cash equivalents	$74,805	$46,552
Short-term investments	—	8,546
Restricted cash	1,129	1,098
Accounts receivable, net of allowance for doubtful accounts of $1,014 and $240 at September 30, 2001 and 2002, respectively	1,601	2,729
Inventories	607	1,956
Prepaid expenses and other current assets	857	1,065
Due from contract manufacturer	380	—

Total current assets	79,379	61,946
Property and equipment, net	3,454	2,236
Other assets	171	28

Total assets	$83,004	$64,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,279	$1,474
Due to contract manufacturer	3,117	—
Accrued compensation and other related benefits	883	683
Other accrued expenses	1,706	785
Accrued restructuring and other charges	1,368	355
Deferred revenue	93	23
Current portion of capital lease obligations and notes payable	60	14

Total current liabilities	8,506	3,334
Capital lease obligations and notes payable, net of current portion	9	—
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 authorized, and no shares issued and outstanding	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; 35,188,095 and 35,679,075 shares issued; 34,887,195 and 30,780,972 shares outstanding at September 30, 2001 and 2002, respectively	352	357
Additional paid-in capital	175,288	174,252
Accumulated deficit	(93,438)	(107,563)
Notes receivable from stockholders	(702)	(281)
Deferred stock compensation	(6,813)	(1,185)
Treasury stock, at cost, 300,900 and 4,898,103 shares at September 30, 2001 and 2002, respectively	(198)	(4,707)
Accumulated other comprehensive income	—	3

Total stockholders’ equity	74,489	60,876

Total liabilities and stockholders’ equity	$83,004	$64,210

The accompanying notes are an integral part of the consolidated financial statements.

NETWORK ENGINES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Year ended September 30,
	2000	2001	2002
Net product revenues	$38,216	$12,850	$14,534
Net license revenues	4,858	665	—

Total net revenues	43,074	13,515	14,534
Cost of product revenues (excluding stock compensation)	26,695	12,344	12,329
Cost of license revenues	34	5	—
Cost of revenues stock compensation	254	332	147
Inventory write-down	—	20,278	—

Total cost of revenues	26,983	32,959	12,476

Gross profit (loss)	16,091	(19,444)	2,058
Operating expenses:
Research and development (excluding stock compensation of $430, $3,392 and $3,542 for the years ended September 30, 2000, 2001 and 2002, respectively)	8,219	12,704	4,693
Selling and marketing (excluding stock compensation of $1,217, $1,244 and $65 for the years ended September 30, 2000, 2001 and 2002, respectively)	15,760	18,118	3,836
General and administrative (excluding stock compensation of $1,020, $1,164 and $684 for the years ended September 30, 2000, 2001 and 2002, respectively)	3,963	7,047	4,602
Stock compensation	2,667	5,800	4,291
Restructuring and other charges	—	10,886	353
Amortization of intangible assets	—	675	—

Total operating expenses	30,609	55,230	17,775

Loss from operations	(14,518)	(74,674)	(15,717)
Interest income	2,197	5,175	1,596
Interest expense and other	(160)	(24)	(4)

Net loss	(12,481)	(69,523)	(14,125)
Accretion of redeemable convertible preferred stock	(8,103)	—	—

Net loss attributable to common stockholders	$(20,584)	$(69,523)	$(14,125)

Net loss per common share—basic and diluted	$(1.99)	$(2.03)	$(0.44)

Shares used in computing basic and diluted net loss per common share	10,344	34,241	32,270

The accompanying notes are an integral part of the consolidated financial statements.

NETWORK ENGINES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share data)

	Shares of Common Stock		Common Stock Issued	Additional Paid-in Capital	Accumulated Deficit	Notes Receivable from Stockholders	Deferred Stock Compensation	Treasury Stock	Accumulated other Comprehensive Income	Total Stockholders’ Equity (Deficit)	Comprehensive Loss
	Issued	In Treasury
Balance, September 30, 1999	3,429,862	—	$34	$2,942	$(11,434)	$—	$(1,439)	$—	$—	$(9,897)
Issuance of restricted common stock	650,000		6	221		(90)				137
Issuance costs associated with Series D redeemable convertible preferred stock				(82)						(82)
Issuance of common stock upon initial public offering, net of issuance costs	7,475,000		75	116,809						116,884
Conversion of redeemable convertible preferred stock to common stock in connection with the initial public offering	21,448,442		214	45,606						45,820
Issuance of common stock upon stock option exercises	650,577		7	66						73
Issuance of common stock upon warrant exercises	564,704		6	202						208
Interest on note receivable from stockholder						(4)				(4)
Deferred stock compensation related to grants of stock options				13,916			(13,916)			—
Amortization of deferred stock compensation to expense							2,921			2,921
Cancellation of stock options upon employee terminations				(263)			263			—
Accretion of redeemable convertible preferred stock to redemption value				(8,103)						(8,103)
Net loss					(12,481)					(12,481)	$(12,481)

Balance, September 30, 2000	34,218,585	—	342	171,314	(23,915)	(94)	(12,171)	—	—	135,476
Issuance of common stock upon stock option exercises	243,624		2	59						61
Issuance of common stock upon warrant exercises	159,065		2	23						25
Issuance of common stock under employee stock purchase plan	116,372		1	396						397
Issuance of common stock under merger agreement	450,449		5	8,887			(6,351)			2,541
Purchase of treasury stock		(300,900)						(198)		(198)
Issuance of stockholder notes receivable						(584)				(584)
Interest on notes receivable from stockholders						(24)				(24)
Amortization of deferred stock compensation to expense							6,132			6,132
Stock compensation related to common stock option modifications				186						186

The accompanying notes are an integral part of the consolidated financial statements.

NETWORK ENGINES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)—(Continued)
(in thousands, except share data)

	Shares of Common Stock		Common Stock Issued	Additional Paid-in Capital	Accumulated Deficit	Notes Receivable from Stockholders	Deferred Stock Compensation	Treasury Stock	Accumulated other Comprehensive Income	Total Stockholders’ Equity (Deficit)	Comprehensive Income
	Issued	In Treasury
Cancellation of stock options upon employee terminations				(5,577)			5,577			—
Net loss					(69,523)					(69,523)	$(69,523)

Balance, September 30, 2001	35,188,095	(300,900)	352	175,288	(93,438)	(702)	(6,813)	(198)	—	74,489
Issuance of common stock upon stock option exercises for cash	294,830		3	65						68
Issuance of common stock upon cashless stock option exercises	119,469	(23,159)	1	23				(24)		—
Issuance of common stock under employee stock purchase plan	76,681		1	66						67
Purchase of treasury stock		(3,984,695)						(4,074)		(4,074)
Collection of notes receivable from stockholders						45				45
Repurchase of common stock through cancellation of notes receivable		(589,349)				411		(411)		—
Interest on notes receivable from stockholders						(35)				(35)
Amortization of deferred stock compensation to expense							4,438			4,438
Cancellation of stock options upon employee terminations				(1,190)			1,190			—
Unrealized gain on short-term investments									3	3	$3
Net loss					(14,125)					(14,125)	(14,125)

Comprehensive loss											$(14,122)

Balance, September 30, 2002	35,679,075	(4,898,103)	$357	$174,252	$(107,563)	$(281)	$(1,185)	$(4,707)	$3	$60,876

The accompanying notes are an integral part of the consolidated financial statements.

NETWORK ENGINES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended September 30,
	2000	2001	2002
Cash flows from operating activities:
Net loss	$(12,481)	$(69,523)	$(14,125)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,353	3,722	1,536
Provision for inventory reserve, net	1,036	20,278	—
Provision for doubtful accounts	176	755	29
Stock compensation	2,921	6,132	4,438
Interest on notes receivable from stockholders	(4)	(24)	(35)
Accrued income on short-term investments	—	—	(43)
Non-cash portion of restructuring and other charges	100	7,088	—
Changes in operating assets and liabilities, net of effects of acquisition in 2001:
Accounts receivable	(9,956)	9,449	(1,157)
Inventories	(6,385)	(14,285)	(1,349)
Prepaid expenses and other current assets	(809)	(923)	(208)
Due from contract manufacturer	(7,113)	6,733	380
Accounts payable	4,552	(5,831)	195
Due to contract manufacturer	—	3,117	(3,117)
Accrued expenses	2,236	1,101	(2,134)
Deferred revenue	722	(734)	(70)

Net cash used in operating activities	(23,652)	(32,945)	(15,660)
Cash flows from investing activities:
Purchases of property and equipment	(7,720)	(3,102)	(318)
Purchases of short-term investments	—	—	(8,500)
Changes in restricted cash	53	(1,082)	31
Changes in other assets	(136)	(35)	143
Acquisition of business including acquisition expenses	—	(30)	—

Net cash used in investing activities	(7,803)	(4,249)	(8,644)
Cash flows from financing activities:
Proceeds from bridge loans and notes payable	2,205	—	—
Payments on capital lease obligations and notes payable	(2,273)	(84)	(55)
Issuance of notes to stockholders	—	(584)	—
Collection of notes receivable from stockholders	—	—	45
Proceeds from issuance of common stock	117,302	483	135
Acquisition of treasury stock	—	(198)	(4,074)
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	25,168	—	—

Net cash provided by (used in) financing activities	142,402	(383)	(3,949)

Net increase (decrease) in cash and cash equivalents	110,947	(37,577)	(28,253)
Cash and cash equivalents, beginning of year	1,435	112,382	74,805

Cash and cash equivalents, end of year	$112,382	$74,805	$46,552

Supplemental cash flow information:
Interest paid	$55	$24	$4
Non-cash investing and financing transactions:
Restricted common stock issued in exchange for note receivable from stockholder	$90	$—	$—
Redeemable convertible preferred stock converted to common stock	$45,820	$—	$—
Repurchase of common stock through cancellation of notes receivable from stockholders	$—	$—	$411
Issuance of common stock in connection with cashless stock option exercises	$—	$—	$24

The accompanying notes are an integral part of the consolidated financial statements.

NETWORK ENGINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    NATURE OF BUSINESS

Business

Network Engines, Inc. (“Network Engines” or the “Company”) is a provider of server appliance hardware and custom integration services. Server appliances are pre-configured computer network infrastructure devices designed to deliver specific application functionality. Since the Company’s July 2001 restructuring, the Company is focused on partnering with independent software vendors (“ISVs”) and original equipment manufacturers (“OEMs”) to provide these strategic partners with server appliance hardware, integration services and appliance development, deployment, installation and support to allow these strategic partners to deliver “turn-key” solutions to their end-user customers. To date, the Company’s customers have been primarily located in the United States. The Company operates in one reportable segment.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Certain amounts in the prior years’ financial statement have been reclassified to conform to current year presentation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. The most significant estimates reflected in these financial statements include accounts receivable and sales allowances, inventory valuation and warranty reserves. Actual results could differ from those estimates.

Cash, Cash Equivalents, Short-term Investments and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents; all securities purchased with an original maturity of greater than three months and that mature within 12 months from the balance sheet date are considered short-term investments. All investments are classified as available for sale and are carried at fair value, with unrealized gains and losses included in other comprehensive income or loss, which is a separate component of stockholders’ equity, until realized. The Company recognizes realized gains and losses on a specific identification basis. The Company invests excess cash primarily in municipal bonds, money market funds and government agency securities.

At September 30, 2001 and 2002, $77,000 and $46,000 of cash was restricted and pledged as collateral on the Company’s facilities, respectively. Additionally, at September 30, 2001 and 2002,

NETWORK ENGINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

approximately $1,052,000 was restricted and deposited with a financial institution as a guarantee for a personal loan of the Company’s Chairman (see Note 7).

Concentrations of Risk

Credit.    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, restricted cash, short-term investments and trade receivables. The Company invests primarily in money market funds of major financial institutions as well as government agency securities. There are no significant concentrations in any one issuer of securities. The Company provides credit to customers in the normal course of business and does not require collateral from its customers but routinely assesses their financial strength. The Company maintains reserves for potential credit losses and such losses have been within management’s expectations.

Customers.

The following table summarizes those customers who accounted for greater than 10% of the Company’s net revenues or accounts receivable:

	Net Revenue for the year ended September 30,			Accounts Receivable at September 30,
	2000	2001	2002	2000	2001	2002
Customer A	16%	*	*	*	*	*
Customer B	12%	*	*	*	*	*
Customer C	*	*	83%	*	*	86%
Customer D	*	*	*	13%	*	*
Customer E	*	*	*	10%	*	*
Customer F	*	*	*	*	21%	*

* indicates the amount is less than 10% of total amount.

Fair Value of Financial Instruments

Financial instruments, including cash, cash equivalents, restricted cash, short-term investments, accounts receivable, notes receivable and accounts payable, are carried in the financial statements at amounts that approximate their fair value as of September 30, 2001 and 2002.

Inventories

Inventories are valued at the lower of cost or market, with cost determined using the first-in, first-out method.

Due from Contract Manufacturer

During the normal course of operations, the Company sells certain inventory components to its contract manufacturer. The Company does not record revenue from these transactions and, accordingly, trade receivables are not recorded for balances due from the Company’s contract manufacturer.

NETWORK ENGINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of the useful life of the improvement or the remaining term of the lease. Property and equipment held under capital leases is stated at the present value of the minimum lease payments at the inception of the lease and are amortized using the straight-line method over the lesser of the life of the related asset or the term of the lease. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of net income or loss. Repairs and maintenance are charged to expense as incurred.

Intangible Assets

Acquisition-related intangible assets result from the Company’s acquisitions, which are accounted for under the purchase method. Intangible assets are reported at cost, net of accumulated amortization and are amortized on a straight-line basis over their estimated useful lives. The Company periodically evaluates the existence of intangible asset impairments. Recoverability of these assets is assessed at each reporting period based on undiscounted expected cash flows, considering a number of factors including past operating results, budgets and economic projections, market trends and product development cycles.

Revenue Recognition

The Company generally recognizes product revenue upon shipment to customers provided persuasive evidence of the arrangement has been received, the sales price is fixed or determinable, collection of the related receivable is reasonably assured, title and risk of loss have passed to the customer, and all other revenue recognition criteria of SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” are met. The Company recognizes license revenue upon sell through to the licensees’ end-users, provided all other revenue recognition criteria have been met. Customers are not granted rights to return products after the purchase has been made. However, in certain circumstances, the Company has accepted returns, although no contractual obligation existed. The Company records a provision for potential returns based on historical return rates and returns have been immaterial to date. The Company offers a warranty on all products that generally provides for repair or replacement of any defective products for a period of up to 36 months after shipment. Based upon historical experience and expectation of future conditions, the Company reserves for the estimated costs to fulfill customer warranty obligations upon the recognition of the related revenue.

Advertising Costs

Advertising costs are charged to expense as incurred. Advertising expenses for the years ended September 30, 2000 and 2001 were approximately $1,271,000 and $1,480,000, respectively. The Company did not incur any advertising expense during the year ended September 30, 2002.

NETWORK ENGINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Research and Development

Research and development costs, except for certain software development costs, are expensed as incurred. Software development costs incurred after technological feasibility has been achieved and until the products are available for general release are capitalized and upon general release are amortized as the greater of the ratio of current revenues to total expected revenues from the product or the straight-line method over the remaining estimated economic life of the product. Costs of internally developed software qualifying for capitalization have not been material to date.

Accounting for Stock-Based Compensation

Stock options and restricted stock issued to employees and members of the Company’s board of directors are accounted for in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations (“APB 25”); accordingly, compensation expense is recorded for options and restricted stock awarded to employees and directors to the extent that the exercise or purchase prices are less than the common stock’s fair market value on the date of grant, where the number of shares and exercise or purchase price are fixed. The difference between the fair value of the Company’s common stock and the exercise or purchase price of the stock option or restricted stock award is recorded as deferred stock compensation. Deferred stock compensation is amortized to compensation expense over the vesting period of the underlying stock option or restricted stock. Upon cancellation of options with residual deferred compensation balances at the date of cancellation, the remaining amount of unrecognized deferred compensation is reversed as an adjustment to additional paid-in capital. The Company follows the disclosure requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) (see Note 8). Stock-based awards to non-employees are accounted for under provisions of SFAS 123.

Income Taxes

Deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation reserve against deferred tax assets is recorded if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of two components, net income (loss) and other comprehensive income (loss). During the years ended September 30, 2000 and 2001, the Company had no items qualifying as other comprehensive income (loss); accordingly, comprehensive loss equaled net loss. During the year ended September 30, 2002, other comprehensive income related to unrealized gains on short-term investments.

NETWORK ENGINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net Loss Per Common Share

Basic net loss per common share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to repurchase by the Company in the event of the termination of the stockholder’s employment (“restricted shares”). Diluted net loss per common share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of shares of common stock and potential common stock outstanding during the period, if dilutive. Potential common stock includes unvested restricted shares and incremental shares of common stock issuable upon the exercise of stock options and warrants. Because the inclusion of potential common stock would be anti-dilutive for all periods presented, diluted net loss per common share is the same as basic net loss per common share.

The following table sets forth the potential common stock excluded from the calculation of net loss per common share because their inclusion would be anti-dilutive (in thousands):

	As of September 30,
	2000	2001	2002
Options to purchase common stock	4,381	6,045	4,046
Warrants to purchase common stock	1,786	1,625	1,462
Unvested restricted common stock	556	396	166

	6,723	8,066	5,674

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations” (“SFAS 141”) and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 requires that all business combinations be accounted for under the purchase method of accounting only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS 142 requires, among other things, the cessation of the amortization of goodwill. In addition, SFAS 142 includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires the completion of a transitional goodwill impairment test six months from the date of adoption. SFAS 141 is effective for all business combinations initiated after June 30, 2001. SFAS 142 is effective for the Company’s fiscal year beginning on October 1, 2002. The Company does not expect SFAS 142 to have a material impact on its financial position and results of operations.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). The objectives of SFAS 144 are to address significant issues

NETWORK ENGINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

relating to the implementation of FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” (“SFAS 121”), and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS 144 supersedes SFAS 121; however, it retains the fundamental provisions of SFAS 121 for (1) the recognition and measurement of the impairment of long-lived assets to be held and used and (2) the measurement of long-lived assets to be disposed of by sale. SFAS 144 supersedes the accounting and reporting provisions of Accounting Principles Board No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“APB 30”), for segments of a business to be disposed of. However, SFAS 144 retains APB 30’s requirement that entities report discontinued operations separately from continuing operations and extends that reporting requirement to “a component of an entity” that either has been disposed of or is classified as “held for sale.” SFAS 144 also amends the guidance of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidation for a temporarily controlled subsidiary. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, including interim periods, and, generally, its provisions are to be applied prospectively. The Company does not expect SFAS 144 to have a material impact on the Company’s financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 allowed for an exit cost liability to be recognized at the date of an entity’s commitment to an exit plan. SFAS 146 also requires that liabilities recorded in connection with exit plans be initially measured at fair value. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. The Company does not expect the adoption of SFAS 146 will have a material impact on its financial position or results of operations.

3.    INVESTMENTS

Cash equivalents consist of the following (in thousands):

	September 30,
	2001	2002
Municipal bonds	$69,240	$41,296
Money market funds	4,843	4,942

	$74,083	$46,238

NETWORK ENGINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At September 30, 2002, short-term investments, which consisted of government agency securities with a cost of approximately $8,543,000, including accrued interest, were recorded at their fair value of approximately $8,546,000. Gross realized and unrealized gains on short-term investments for the year ended September 30, 2002 were immaterial. All marketable securities held at September 30, 2002 mature within one year. There were no short-term investments at September 30, 2001.

4.    INVENTORIES

Inventories consisted of the following (in thousands):

	September 30,
	2001	2002
Raw materials	$226	$1,107
Work in process	235	412
Finished goods	146	437

	$607	$1,956

During the year ended September 30, 2001, the Company recorded an inventory write-down of approximately $23,657,000 for excess and obsolete inventory related to the Company’s WebEngine Blazer, WebEngine Sierra and StorageEngine Voyager products. This excess and obsolete inventory was due to an unanticipated shortfall in sales of these products and the resulting reduction in expected future sales of these products as well as the discontinuation of the Company’s WebEngine Blazer and StorageEngine Voyager products. The net write-down included inventory held at the Company’s contract manufacturer, inventory on-hand and firm purchase commitments. Subsequent to recording the inventory-write-down, the Company recorded a reduction of the gross charge of approximately $3,379,000 as a result of the Company’s better-than-expected sales of products and components as well as favorable negotiations with vendors on inventory commitments, which had been initially included in the gross inventory write-down.

5.    PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	Useful Life	September 30,
		2001	2002
Office furniture and equipment	5 years	$906	$831
Engineering and production equipment	3 years	641	1,011
Computer equipment and software	3 years	2,992	2,905
Leasehold improvements	Lesser of 3 years or lease term	1,630	1,635

		6,169	6,382
Less: accumulated depreciation and amortization		2,715	4,146

		$3,454	$2,236

NETWORK ENGINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of September 30, 2001 and 2002, the Company had approximately $69,000 and $14,000 (net of approximately $207,000 and $262,000 of accumulated amortization) of office furniture, computer software and equipment under capital leases, respectively.

Depreciation and amortization expense was approximately $1,353,000, $3,047,000 and $1,536,000 for the years ended September 30, 2000, 2001 and 2002, respectively.

6.    STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has authorized up to 5,000,000 shares of preferred stock, $0.01 par value per share for issuance. The preferred stock will have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences, as shall be determined by the board of directors upon its issuance.

Common Stock

On November 12, 1999, the Company completed a three-for-one split of the Company’s common stock, which was effected through a stock dividend (the “1999 Stock Split”). On May 17, 2000, the Company completed a 2.5-for-one split of the Company’s common stock, which was effected through a stock dividend (the “2000 Stock Split”). All common stock share and per share amounts that appear in the financial statements and the notes thereto have been restated to reflect both the 1999 Stock Split and the 2000 Stock Split.

In November 1999, the Company issued 262,500 shares of restricted stock at $0.24 per share to certain directors of the Company. Of these shares, 75,000 shares vested 50% on November 18, 2000 and 12.5% per quarter thereafter and 187,500 shares vested 25% on November 18, 2000 and 6.25% per quarter thereafter. As of September 30, 2002, 203,906 shares had vested. Unvested restricted shares are subject to forfeiture in the event that a director ceases to be a director of the Company. The Company recorded deferred stock compensation of approximately $522,000, which represents the excess of the fair value of the restricted shares at the date of issue over the purchase price. Compensation expense is being recognized ratably over the vesting period of the restricted stock. For the years ended September 30, 2000, 2001 and 2002, the Company recognized approximately $145,000, $172,000 and $79,000, respectively, of related stock compensation expense.

In November 1999, the Company issued 375,000 shares to Lawrence A. Genovesi, the Company’s former Chief Executive Officer and current Chairman of the board of directors. These shares vested quarterly upon the achievement of certain financial targets or in December 2004, whichever was earlier. As of September 30, 2002, 174,107 shares had vested. Unvested restricted shares are subject to forfeiture in the event that Mr. Genovesi ceased to be employed by the Company. The Company recorded deferred stock compensation of approximately $684,000, which represents the excess of the fair value of the restricted shares at the date of issue over the purchase price. Compensation expense is being recognized ratably over the vesting period of the restricted stock. In connection with these restricted stock grants, the Company accepted a recourse note receivable from

NETWORK ENGINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Mr. Genovesi in the amount of $90,000. This note has an interest rate of 6.08% and is payable on the earlier of demand by the Company or November 18, 2004. For the years ended September 30, 2000, 2001 and 2002, the Company recognized approximately $124,000, $136,000 and $75,000 respectively, of related stock compensation expense. In connection with a severance agreement effective September 30, 2001, the Company agreed to amend this restricted stock agreement and, in November 2001, the Company repurchased 93,750 of these shares of restricted common stock at $0.24 per share, which represented the original issue price, through the cancellation of an equal amount due under the note receivable from Mr. Genovesi (approximately $23,000). Additionally, for the remaining unvested restricted common stock of 187,500 shares, the Company amended the agreement to provide for quarterly vesting of that amount through September 30, 2004, contingent upon Mr. Genovesi remaining a director of the Company. As of September 30, 2002, approximately $26,000 remains outstanding under the recourse note receivable from Mr. Genovesi.

On July 18, 2000, the Company completed its initial public offering of common stock. The Company sold 7,475,000 shares of its common stock, par value $.01 per share (the “Common Stock”) at $17 per share including the underwriters’ over-allotment option. The Company received proceeds of approximately $116,900,000, net of offering costs and underwriting fees totaling approximately $10,175,000, from its initial public offering. In connection with the Company’s initial public offering, all outstanding shares of redeemable convertible preferred stock converted into 21,448,442 shares of common stock, in accordance with the Company’s certificate of incorporation. Prior to the conversion, the Company had four series of redeemable convertible preferred stock: Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock.

Treasury stock

On August 14, 2001, the Company announced that its board of directors had approved the repurchase of up to $5 million of the Company’s common stock in the open market or in non-solicited privately negotiated transactions. The Company plans to use repurchased shares to fund any merger and acquisition activities as well as its employee stock plans. During the years ended September 30, 2001 and 2002, the Company repurchased approximately 300,900 and 4,597,000 shares of common stock at a cost of approximately $198,000 and $4,509,000, including approximately $411,000 through the cancellation of outstanding notes receivable from stockholders and approximately $24,000 in cashless option exercises.

7.    RELATED PARTY TRANSACTIONS

In January 2001, the Company entered into a series of related agreements with Lawrence A. Genovesi, the Company’s current Chairman and former President, Chief Executive Officer and Chief Technology Officer. These agreements were entered into to avoid significant sales of the Company’s stock by Mr. Genovesi as a result of a margin call on a personal loan collateralized by Mr. Genovesi’s holdings of the Company’s common stock. The Company agreed to guarantee a personal loan obtained by Mr. Genovesi from a financial institution (the “Bank”) through a deposit of $1,051,850 of the

NETWORK ENGINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company’s cash with the Bank (the “Guarantee”). The Guarantee period originally ended on January 9, 2002 and the Company extended the Guarantee to January 9, 2003, at which time the balance of the amount deposited with the Bank, which is not required to satisfy any obligations under the Guarantee, will be returned to the Company. Mr. Genovesi and the Company also entered into an agreement whereby Mr. Genovesi has agreed to reimburse the Company for any obligations incurred by the Company under the Guarantee (the “Reimbursement Agreement”). Any unpaid balances under the Reimbursement Agreement bear interest at a rate of 10% per annum. In the event of a default under the Reimbursement Agreement by Mr. Genovesi, the Company has the right to apply any and all compensation due to Mr. Genovesi against all of Mr. Genovesi’s obligations outstanding under the Reimbursement Agreement. In addition, the Company and Mr. Genovesi entered into a revolving promissory note of up to $210,000 (the “Note”). The Note bore interest at a rate of 5.9% per annum and was due and payable in full upon the earlier of January 9, 2002 or 30 days following the date Mr. Genovesi ceased to be an employee of the Company. Mr. Genovesi borrowed approximately $139,000 under the Note, which was repaid in full in November 2001, plus accrued interest of approximately $2,000.

In conjunction with the Guarantee, the Reimbursement Agreement and the Note, the Company and Mr. Genovesi entered into a pledge agreement whereby Mr. Genovesi pledged to the Company all shares of the Company’s common stock owned by Mr. Genovesi as of the date of the agreement or subsequently acquired, and all options and other rights to acquire shares of the Company’s common stock owned by Mr. Genovesi as of the date of the agreement or subsequently acquired (collectively, the “Pledged Securities”). Additionally, Mr. Genovesi pledged to the Company all additional securities or other consideration from time to time acquired by Mr. Genovesi in substitution for, or in respect of, the Pledged Securities. If Mr. Genovesi elects to sell any of the Pledged Securities during the term of the agreement, all proceeds of such sale will be applied to any amounts payable under the Reimbursement Agreement. In addition to the Pledged Securities, Mr. Genovesi’s obligations under the Reimbursement Agreement are collateralized by a second mortgage on certain real property owned by Mr. Genovesi. As of September 30, 2002, no amounts were required to be reimbursed to the Company under the Reimbursement Agreement. In November 2001, the Company repurchased 234,822 shares of the Company’s common stock from Mr. Genovesi for $225,195 in a private transaction. The purchase price was determined based on the average closing price of the Company’s common stock over the ten trading days prior to the purchase date. Mr. Genovesi used the proceeds to pay all amounts outstanding under the Note (approximately $141,000), to pay down a recourse note payable to the Company (approximately $39,000) and to pay taxes incurred in connection with the Company’s repurchase of its common stock from Mr. Genovesi. The Company recorded the repurchased shares as treasury stock at the cost paid to Mr. Genovesi.

In April 2001, the Company entered into full recourse loan agreements with certain employees and certain officers of the Company all of whom were employees or officers of the Company at that time (the “Loan Agreements”). These loan agreements were entered into to avoid substantial sales of the Company’s common stock by these employees and officers as a result of alternative minimum tax obligations incurred by these employees and officers in connection with their exercise of options to purchase shares of the Company’s common stock. The net amount loaned to the employees and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

officers under the Loan Agreements was approximately $508,000. Outstanding amounts under the Loan Agreements accrue interest at a rate of 4.63% per annum and were originally due and payable in full upon the earlier of one year from the date of each individual agreement or thirty days after termination of employment with the Company, unless termination was involuntary and without cause. In conjunction with the Loan Agreements, each employee and officer pledged all shares of capital stock, and options to purchase capital stock, of the Company then owned, or acquired in the future (the “Pledged Stock”), and any distributions on the Pledged Stock or proceeds from their sale. Amounts due under these Loan Agreements have been included in the balance sheet as notes receivable from stockholders.

In April 2002, one former officer’s loan was repaid in full, including accrued interest of approximately $2,500, through a payment to the Company of $29,727 of cash and a sale to the Company of 30,000 shares of the Company’s common stock in exchange for the retirement of $27,000 of the former officer’s note payable. The price per share of the Company’s common stock was based on the market price as of the close of business on the date of the repurchase. The common stock repurchased was recorded as treasury stock at the cost to repurchase. Because the amounts outstanding under certain of the Loan Agreements exceeded the value of the Company’s common stock pledged as collateral, in January 2002, the Company extended the repayment dates to September 2002 for loans with an aggregate principal amount of $226,996 due from one of its current officers and one of its former officers and in March 2002, the Company extended the repayment dates to July 2002 for the remaining loans with a net principal amount of $255,000. Subsequently, in early July 2002, the Company also extended the repayment dates for these remaining loans to September 2002. In September 2002, loans to one current officer and one former officer totaling approximately $240,000 were repaid in full, including accrued interest of approximately $13,000, through sales to the Company of 230,777 shares of the Company’s common stock in exchange for the retirement of these loans. The net remaining loans due from one former officer and one former employee total approximately $255,000 as of September 30, 2002 and are in default. The Company has issued demand notices related to these loans. The Company expects to recover any amounts not paid in cash through the reacquisition of common stock.

8.    STOCK INCENTIVE PLANS

Options and awards to purchase shares of the Company’s common stock have been granted to employees and directors under the Company’s 1997 Stock Incentive Plan (the “1997 Plan”), which was adopted by the board of directors in November 1997. On October 21, 1999, the 1997 Plan was terminated and all outstanding options became options under the 1999 Stock Incentive Plan.

In October 1999, the Company’s shareholders approved the 1999 Stock Incentive Plan (the “1999 Plan”). Under the 1999 Plan, stock option and restricted stock or other stock-based awards for up to 4,747,902 shares of common stock may be issued to employees, officers, directors, consultants and advisors of the Company. Options are granted for terms of up to ten years and vest over varying periods. New employee option grants generally vest 25% on the first anniversary of the grant date and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

thereafter in equal quarterly installments over the next three years. Subsequent grants to existing employees generally vest in equal quarterly installments over four years. The option price per share is determined by the board of directors on the grant date.

In May 2000, the Company’s shareholders approved an increase of 3,300,000 in the number of shares authorized under the 1999 Plan and an automatic annual increase in the number of shares authorized under the 1999 Plan. The automatic annual increase is equal to the lesser of: 5% of the outstanding shares on the first day of each fiscal year; 4,000,000 shares or an amount determined by the board of directors, which is subject to a maximum of 20,047,902 authorized shares under the plan. During the years ended September 30, 2001 and 2002, the Company increased the number of shares available under the plan by 1,710,929 and 1,759,405 shares, respectively. As a result, as of September 30, 2002, the Company is authorized to grant options, restricted stock or other awards of up to 11,518,236 shares of common stock.

In May 2000, the Company’s shareholders approved the 2000 Director Option Plan. Under the 2000 Director Option Plan, the Company may make formula grants of stock options to non-employee directors of up to 500,000 shares of common stock. Under the 2000 Director Option Plan, 200,000 options have been granted, 15,000 options have been cancelled and no options have been exercised through September 30, 2002.

Stock option activity for the 1997 Plan, the 1999 Plan and the 2000 Director Option Plan (the “Plans”), since October 1, 1999 was as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding, September 30, 1999	1,937,153	$0.13
Granted	3,323,299	6.20
Exercised	(650,577)	0.11
Cancelled	(229,287)	2.28

Outstanding, September 30, 2000	4,380,588	4.62
Granted	4,681,751	2.57
Exercised	(243,624)	0.25
Cancelled	(2,773,841)	5.66

Outstanding, September 30, 2001	6,044,874	2.73
Granted	935,000	1.04
Exercised	(414,299)	0.22
Cancelled	(2,519,153)	4.28

Outstanding, September 30, 2002	4,046,422	$1.79

As of September 30, 2000, 2001 and 2002, options to purchase 107,057, 1,340,117 and 1,751,967 shares of common stock, respectively, were exercisable with a weighted-average exercise price per share of $0.14, $2.95 and $2.07, respectively. The weighted average fair value of options granted

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

during the year ended September 30, 2000 with exercise prices equal to the fair market value was $16.01 per share (781,925 options). The weighted average fair value of options granted during the year ended September 30, 2000 with exercise prices below fair market value was $7.40 per share (2,541,374 options). All options granted during the years ended September 30, 2001 and 2002 were granted with exercise prices equal to the fair market value of the Company’s common stock on the grant date and had weighted average fair values of $2.46 and $0.94 per share, respectively. As of September 30, 2002, 6,020,813 shares were available for future grants under the Plans and the Company had reserved 4,046,422 shares of common stock for the exercise of outstanding stock options.

The following table summarizes the stock options outstanding at September 30, 2002:

Exercise Price Range	Options Outstanding			Options Exercisable
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Number of Options	Weighted Average Exercise Price
$0.07 – $0.24	680,744	$0.21	6.89	516,894	$0.20
$0.58 – $0.87	964,884	$0.65	8.86	370,997	$0.64
$0.92 – $1.20	1,702,125	$1.11	9.01	426,858	$1.17
$1.63 – $2.53	388,749	$1.80	7.85	238,478	$1.84
$6.00 – $8.00	124,046	$7.23	7.55	90,209	$7.04
$12.88 – $14.50	168,249	$14.23	7.83	99,718	$14.28
$27.63 – $39.81	17,625	$33.13	7.89	8,813	$33.13

	4,046,422	$1.79	8.41	1,751,967	$2.07

During the year ended September 30, 2000, the Company recorded deferred stock compensation of approximately $13,916,000 for restricted stock and stock options granted at prices deemed to be below fair market value for financial reporting purposes. During the year ended September 30, 2001, the Company recorded deferred stock compensation $6,351,000 associated with the Company’s acquisition of IP Performance, Inc. (see Note 13). The Company recognized stock compensation expense of approximately $2,921,000, $6,132,000 and $4,438,000 for the years ended September 30, 2000, 2001 and 2002, respectively. During the years ended September 30, 2000, 2001 and 2002, the Company reversed approximately $263,000, $5,577,000 and $1,190,000 of deferred stock compensation due to the cancellation of unvested options held by terminated employees.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Had compensation expense for the Company’s Plans been determined based on the fair value at the date of grant for awards made since the Plans’ adoption, consistent with the provisions of SFAS 123, the Company’s net loss attributable to common stockholders and net loss per common share for the years ended September 30, 2000, 2001 and 2002 would have increased to the pro forma amounts indicated below:

	2000		2001		2002
	Net loss attributable to common stockholders	Net loss per common share	Net loss attributable to common stockholders	Net loss per common share	Net loss attributable to common stockholders	Net loss per common share
	(in thousands, except per share data)
As reported	$(20,584)	$(1.99)	$(69,523)	$(2.03)	$(14,125)	$(0.44)
Pro forma	$(21,990)	$(2.13)	$(73,131)	$(2.14)	$(16,433)	$(0.51)

For this purpose, the fair value of options at the date of grant were estimated using the Black- Scholes option pricing model with the following assumptions: risk-free interest rates of 6.20%, 4.85% and 4.28% for 2000, 2001 and 2002, respectively; no dividend yield for each of the years presented; a volatility factor of 150% for 2000, 183% for 2001 and 143% for 2002; and a weighted-average expected life of the options of five years for each of the years presented.

In May 2000, the Company’s shareholders approved the 2000 Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, the Company may issue up to an aggregate of 750,000 shares of common stock to eligible employees. Eligible employees must be employed by the Company for more than 20 hours per week and more than five months in a fiscal year. Under the Purchase Plan, the Company makes two offerings each fiscal year, at the end of which employees may purchase shares of common stock through payroll deductions made over the term of each offering. The per-share purchase price at the end of each offering is equal to lesser of 85% of the closing price of the common stock at the beginning or end of the offering period. Offering periods begin on the 15th day of November and May each year. During the years ended September 30, 2001 and 2002, 116,372 and 76,681 shares were issued under the Purchase Plan.

9.    STOCK WARRANTS

During the years ended September 30, 1997, 1998 and 1999, the Company issued warrants to purchase 249,487, 1,645,732 and 798,562 shares of common stock, respectively, in connection with the Company’s issuance of subordinated promissory notes and notes payable. These warrants were issued with exercise prices ranging from $0.07 per share to $0.53 per share and expiration dates between August 2002 and January 2009. The fair value of these warrants was $41,000, $588,000 and $608,000, respectively, and was recorded in additional paid-in capital and interest expense over the life of the related subordinated promissory notes and notes payable.

During the year ended September 30, 1999, the Company issued additional warrants to purchase 206,250 shares of common stock in connection with the Company’s issuance of redeemable

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

convertible preferred stock. Each warrant expires ten years from the date of issuance and has an exercise price of $0.37 per share. The fair value of these warrants was approximately $157,000, which was recorded as a discount on the related redeemable convertible preferred stock and as additional paid-in capital.

During the year ended September 30, 1999, the Company entered into agreements with the holders of certain subordinated promissory notes whereby the warrants originally issued in conjunction with these subordinated promissory notes were reduced from a right to purchase 1,645,732 shares of common stock to 1,096,125 shares of common stock.

All of the warrants issued by the Company were exercisable on the date of the grant. The following table summarizes stock warrant activity during each of the three years ended September 30, 2002:

	Shares	Exercise Price	Expiration Date
Outstanding, September 30, 1999	2,350,424	$0.07 – $ 0.53	August 2002 – January 2009
Exercise of warrants	(564,704)	$0.37

Outstanding, September 30, 2000	1,785,720	$0.07 – $ 0.53	August 2002 – January 2009
Exercise of warrants	(160,312)	$0.37

Outstanding, September 30, 2001	1,625,408	$0.07 – $ 0.53	August 2002 – January 2009
Expiration of warrants	(163,238)	$0.07 – $ 0.53

Outstanding, September 30, 2002	1,462,170	$0.37	October 2007 – January 2009

During the year ended September 30, 2001, 104,062 warrants were exercised in a cashless transaction in accordance with the terms of the warrant agreements.

As of September 30, 2002, the Company had reserved 1,462,170 shares of common stock for the exercise of all of the Company’s outstanding warrants.

10.    COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its office space under non-cancelable operating leases. As of September 30, 2002, the future minimum lease payments under these non-cancelable operating leases were as follows (in thousands):

Year Ending September 30,
2003	$892
2004	916
2005	356

Total	$2,164

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The total of future minimum rentals to be received by the Company under non-cancelable sub-leases related to the above leases is $747,000. Such amounts are not reflected in the schedule of lease payments above.

After utilization of the vacant space provision recorded as part of the July 2001 restructuring (see Note 14), rent expense for the years ended September 30, 2001 and 2002, net of sublease income of approximately $36,000 and $296,000, was approximately $1,086,000 and $472,000. For the year ended September 30, 2000, rent expense was approximately $614,000.

Capital leases

The Company leases certain furniture, equipment and software under non-cancelable capital leases. The lease terms range from 36 to 60 months and have interest rates of 12% to 15.5%. As of September 30, 2002, the required monthly installment of principal and interest for all capital leases was approximately $3,000. Future minimum lease payments under all non-cancelable capital leases as of September 30, 2002 were approximately $14,000, including interest of approximately $1,000, all of which are due to be paid in 2003.

Contingencies

On December 29, 1999, a former employee, George Flate, commenced a lawsuit against the Company and two former officers and directors of the Company in Suffolk Superior Court, a Massachusetts state court. Mr. Flate alleged that the Company unlawfully terminated him in an effort to deprive him of commission payments. Specifically, he alleged a breach of the implied covenant of good faith and fair dealing against the Company and a claim of intentional interference with contractual relations against the former officers of the Company named in the lawsuit. Mr. Flate was employed by the Company as its Vice President of OEM Sales for approximately one year. In April 2002, the Company completed a settlement with Mr. Flate for less than $350,000. The Company accounted for the settlement as a charge to general and administrative expenses during the year ended September 30, 2002.

On or about December 3, 2001, a putative class action lawsuit was filed in the United States District Court for the Southern District of New York against Network Engines, Lawrence A. Genovesi (Network Engines’ Chairman and then Chief Executive Officer), Douglas G. Bryant (Network Engines’ Chief Financial Officer and Vice President of Administration), and the following underwriters of Network Engines’ initial public offering: FleetBoston Robertson Stephens, Inc., Credit Suisse First Boston Corp., Goldman Sachs & Co., Lehman Brothers Inc. and Salomon Smith Barney, Inc. (collectively, the “Underwriter Defendants”). An amended class action complaint, captioned In re Network Engines, Inc. Initial Public Offering Securities Litigation, 01 Civ. 10894 (SAS), was filed on April 20, 2002.

The suit alleges that the defendants violated the federal securities laws by issuing and selling securities pursuant to Network Engines’ initial public offering in July 2000 (“IPO”) without disclosing

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to investors that the Underwriter Defendants had solicited and received excessive and undisclosed commissions from certain investors. The suit also alleges that the Underwriter Defendants entered into agreements with certain customers whereby the Underwriter Defendants agreed to allocate to those customers shares of Network Engines’ stock in the offering, in exchange for which the customers agreed to purchase additional shares of Network Engines’ shares in the aftermarket at pre-determined prices. The suit alleges that such tie-in arrangements were designed to and did maintain, distort and/or inflate the price of Network Engines’ common stock in the aftermarket. The suit further alleges that the Underwriter Defendants received undisclosed and excessive brokerage commissions and that, as a consequence, the Underwriter Defendants successfully increased investor interest in the manipulated IPO securities and increased the Underwriter Defendants’ individual and collective underwritings, compensation and revenues. The suit seeks damages and certification of a plaintiff class consisting of all persons who acquired shares of Network Engines’ common stock between July 13, 2000 and December 6, 2000.

In July 2002, Network Engines, Lawrence A. Genovesi and Douglas G. Bryant joined in an omnibus motion to dismiss challenging the legal sufficiency of plaintiffs’ claims. The motion was filed on behalf of hundreds of issuer and individual defendants named in similar lawsuits. Plaintiffs opposed the motion, and the Court heard oral argument on the motion in November 2002. In addition, in October 2002, Lawrence A. Genovesi and Douglas G. Bryant were dismissed from this case without prejudice.

Network Engines is unable to predict the outcome of this suit and its ultimate effect, if any, on Network Engines’ financial condition; however, Network Engines’ defense against this suit could result in the expenditure of significant financial and managerial resources. No amounts have been accrued for this matter.

11.    INCOME TAXES

Due to the loss incurred during fiscal years 2000, 2001 and 2002, the Company did not record a provision for any federal or state income taxes in those years. The following is a reconciliation between the amount of the Company’s income taxes utilizing the U.S. federal statutory rate and the Company’s actual provision for income taxes for the years ended September 30, 2000, 2001 and 2002 (in thousands):

	2000	2001	2002
At U.S. federal statutory rate	$(4,243)	$(23,638)	$(4,803)
State taxes, net of federal effect	(673)	(3,879)	(531)
Research and development credits	(220)	(515)	(323)
Non-deductible stock option compensation charge	948	2,085	1,509
Non-deductible intangible asset amortization	—	916	—
Non-deductible expenses and other items	(56)	71	(43)
Effect of change in valuation allowance	4,244	24,960	4,191

Provision for income taxes	$—	$—	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of September 30, 2001 and 2002, net deferred tax assets consisted of the following (in thousands):

	2001	2002
Net operating losses	$18,372	$28,294
Tax credit carryforwards	1,345	1,672
Capitalized research and engineering	5,265	5,811
Temporary differences	8,716	2,112

Total deferred tax asset	33,698	37,889
Valuation allowance	(33,698)	(37,889)

Net deferred tax asset	$—	$—

A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, as of September 30, 2001 and 2002, a valuation allowance was recorded for the full amount of the deferred tax asset due to the uncertainty of their realization.

As of September 30, 2002, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $70.8 million and $70.4 million, which expire at various dates through 2021 and 2006, respectively. The Company also has available research and development credits for federal and state income tax purposes of approximately $1,248,000 and $349,000, respectively, which expire at various dates through 2021.

An ownership change, as defined in the Internal Revenue Code, resulting from the issuance of additional stock may limit the amount of net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income and tax liabilities. The amount of the annual limitation is determined based upon the Company’s value immediately prior to the ownership change. Subsequent significant changes in ownership could further affect the limitations in future years.

12.    EMPLOYEE SAVINGS PLAN

The Company sponsors a savings plan for its employees, who meet certain eligibility requirements, which is designed to be a qualified plan under section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. The Company may make discretionary contributions upon the approval of the 401(k) plan trustees and the Company’s board of directors. Through September 30, 2002, the Company has not made any contributions to the plan.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.    ACQUISITION OF IP PERFORMANCE

On November 8, 2000, the Company completed its acquisition of IP Performance, Inc. (“IP Performance”), a developer of network acceleration technology, through the exchange of 128,693 shares of Network Engines common stock for all outstanding shares of IP Performance capital stock. The acquisition was accounted for using the purchase method of accounting. Accordingly, the fair market value of the acquired assets and assumed liabilities have been included in the Company’s financial statements as of the acquisition date and the results of IP Performance operations have been included in the Company’s financial statements thereafter. The purchase price of approximately $2,540,000, plus assumed net liabilities of approximately $95,000 and acquisition expenses of approximately $63,000, resulted in goodwill and intangible assets of approximately $2,698,000. The Company’s pro forma statements of operations prior to the acquisition would not differ materially from reported results.

In July 2001, the Company completed an intensive review of its business, which resulted in its implementation of a restructuring plan. This restructuring plan included a discontinuation of much of the customized hardware and software that had previously been a part of the Company’s product development process. As a result of this restructuring and an assessment of expected future cash flows, the Company determined that the recoverability of the IP Performance-related intangible assets was unlikely. Accordingly, the Company recognized an impairment charge as a component of restructuring and other charges, for the full amount of the remaining unamortized intangible assets, approximately $2,023,000, during the fourth quarter of fiscal 2001. Prior to the impairment, the Company had been amortizing the goodwill and intangible assets over a three-year period, resulting in approximately $675,000 of amortization expense during the year ended September 30, 2001.

The Company also issued 321,756 shares of restricted common stock to key employee stockholders of IP Performance. Under the terms of the restricted stock agreements, these shares were restricted as to sale and such restrictions lapsed in three equal annual installments, beginning on November 8, 2001, contingent upon continued employment of the holder. In connection with the issuance of these restricted shares, the Company recorded approximately $6,351,000 of deferred compensation, which was being recognized as stock compensation expense ratably over the vesting period. In December 2001, the Company terminated the employment of all of the former IP Performance employees. In accordance with the restricted stock agreements with these individuals, all of the remaining unvested restricted stock vested upon termination. As a result, during the year ended September 30, 2002, the Company recognized the remaining deferred stock compensation of approximately $3,461,000.

14.    RESTRUCTURING AND OTHER CHARGES

During the year ended September 30, 2001, the Company undertook two restructurings of its operations, the first of these restructurings occurred in April 2001 and the second in July 2001. Through the April 2001 restructuring, the Company sought to better align the Company’s operating

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

expenses with reduced revenues, and as a result of its implementation, the Company recorded a charge to operations of $2,812,000. This charge was due to a reduction in workforce from 243 employees to 170 employees, the curtailment of a planned expansion into leased facilities and other items. This charge included approximately $951,000 for employee related costs including severance payments to terminated employees and stock option compensation expense related to modifications of certain stock options held by terminated employees, approximately $1,331,000 to write off certain assets related to facilities that the Company will not be occupying and approximately $530,000 primarily related to non-refundable deposits on tradeshows the Company did not attend, as well as costs for certain other sales and marketing non-cancellable commitments. The Company’s July 2001 restructuring was the result of an intensive review of its business, which resulted in a refocus of the Company’s sales strategy toward strategic partnerships with independent software vendors (ISVs) and original equipment manufacturers (OEMs) and a discontinuation of much of the customized hardware and software that was previously included in the Company’s products. As a result of the implementation of the July 2001 restructuring, the Company recorded a charge to operations of approximately $6,871,000. This charge included approximately $1,643,000 of employee related costs as the Company reduced its workforce by 65 employees, approximately $2,224,000 as a result of the Company’s disposal of certain property and equipment, approximately $2,023,000 to write off goodwill and intangible assets which were deemed to be impaired, approximately $618,000 of facility costs associated with non-cancelable operating leases for space which will not be occupied and approximately $363,000 of other charges. In addition to the April 2001 and July 2001 restructurings, in March 2001, the Company recorded a charge due to the retirement of fixed assets related to its WebEngine Blazer product line. These fixed assets had a total net book value of approximately $1,203,000 and consisted primarily of computer equipment previously utilized in the production and sales of the WebEngine Blazer, the Company’s previous generation web content server appliance product. The total of the restructuring and other charges detailed above was approximately $10,886,000 recorded for the year ended September 30, 2001. The reduction in the Company’s workforce implemented during the year ended September 30, 2001 impacted employees in all of the Company’s groups, including manufacturing, research and development, selling and marketing and general and administrative.

During the year ended September 30, 2002, the Company implemented an additional restructuring. In an effort to further streamline its operations, the Company reduced its workforce by 13 employees, which impacted employees in all of the Company’s groups. The implementation of this reduction in workforce resulted in a charge of $353,000 to operations, which is comprised entirely of employee related charges, including severance payments to terminated employees.

NETWORK ENGINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth restructuring accrual activity during the years ended September 30, 2001 and 2002:

	Employee Related	Facility Related	Impaired Assets	Other	Total
Restructuring and other charges during 2001	$2,594	$1,949	$5,450	$893	$10,886
Cash payments	(1,917)	(196)	—	(317)	(2,430)
Non-cash write-offs utilization	(186)	(1,194)	(5,450)	(258)	(7,088)

Restructuring and other charges accrual balance at September 30, 2001	491	559	—	318	1,368
Restructuring and other charges during 2002	353				353
Cash payments	(812)	(278)		(276)	(1,366)

Restructuring and other charges accrual balance at September 30, 2002	$32	$281	$—	$42	$355

The Company expects the remaining restructuring accrual balance to be substantially utilized by September 30, 2003, comprising cash payments of approximately $355,000.

15.    SEGMENT AND GEOGRAPHIC DATA

The Company organizes itself as one segment and through September 30, 2002 conducted its operations primarily in the United States. Revenues were generated from the following geographic regions (in thousands):

	Year ended September 30,
	2000	2001	2002
United States	$41,803	$12,095	$14,244
Other countries	1,271	1,420	290

	$43,074	$13,515	$14,534

All of the Company’s long-lived assets were located in the United States as of September 30, 2001 and 2002.

16.    SUBSEQUENT EVENT

On November 11, 2002, the Company entered into a definitive agreement to acquire all of the outstanding common shares of TidalWire Inc. (“TidalWire”), a privately held corporation located in Westborough, Massachusetts, dedicated to the distribution and support of storage networking products. The agreement is subject to the approval by the stockholders of both TidalWire and the Company.

NETWORK ENGINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with the acquisition, the Company agreed to make a net cash payment of approximately $8,805,000, representing gross cash payments of approximately $9,350,000 less repayments of stockholder notes receivable of approximately $545,000, and to issue approximately 3,331,000 shares of its common stock (valued at approximately $3,331,000). In addition, the Company agreed to assume all amounts outstanding under TidalWire’s $5,000,000 working capital line of credit (approximately $2,700,000 was outstanding as of October 31, 2002). As part of the acquisition, the Company also agreed to replace outstanding TidalWire common stock options with options for the purchase of approximately 1,669,000 shares of Network Engines’ common stock with an average exercise price of $0.36 (valued, based on the Black-Scholes valuation model, at approximately $1,014,000). The Company also anticipates incurring fees and expenses of approximately $1,900,000 in connection with this acquisition. The acquisition agreement includes a provision whereby the amount of cash paid by the Company to the stockholders of TidalWire may be adjusted based upon TidalWire’s working capital as of the closing of the merger or if TidalWire transaction costs exceed $650,000.

NETWORK ENGINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.    QUARTERLY FINANCIAL DATA (UNAUDITED)

The following information has been derived from unaudited consolidated financial statements that, in the opinion of management, include all recurring adjustments necessary for a fair presentation of such information.

	Three Months Ended
	December 31, 2001	March 31, 2002	June 30, 2002	September 30, 2002
	(in thousands, except per share data)
Revenues	$2,101	$3,034	$4,130	$5,269
Gross profit (loss)	(44)	267	723	1,112
Net loss	(7,191)	(2,896)	(2,419)	(1,619)
Basic and diluted net loss per common share	$(0.21)	$(0.09)	$(0.08)	$(0.05)
Basic and diluted weighted average shares outstanding	33,576	32,847	32,176	31,230

	Three Months Ended
	December 31, 2000	March 31, 2001	June 30, 2001	September 30, 2001
	(in thousands, except per share data)
Revenues	$6,894	$2,516	$2,380	$1,725
Gross profit (loss)	(13,358)	(9,708)	2,977	645
Net loss	(25,862)	(22,802)	(9,640)	(11,219)
Basic and diluted net loss per common share	$(0.76)	$(0.67)	$(0.28)	$(0.32)
Basic and diluted weighted average shares outstanding	33,862	34,219	34,436	34,522

During the fourth quarter of fiscal 2001, the Company recorded a recovery of approximately $542,000 as a result of the Company’s better-than-expected sales of products and components as well as favorable negotiations with vendors on inventory commitments, which had been included in the write-down of inventory earlier in fiscal 2001. The Company also recorded restructuring and other charges of approximately $6,871,000 during the fourth quarter of fiscal 2001.

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-41374 and 333-49978) of Network Engines, Inc. of our report dated November 5, 2002 except for Note 16 for which the date is November 20, 2002 relating to the financial statements, which appears in this Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934.

/s/    PricewaterhouseCoopers LLP

Boston, Massachusetts
November 21, 2002

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
TidalWire Inc.

We have audited the accompanying balance sheet of TidalWire Inc. (the Company) as of March 31, 2002, and the related statements of income, stockholders’ equity and cash flows for the period from April 4, 2001 (date of inception) to March 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TidalWire Inc. as of March 31, 2002, and the results of its operations and its cash flows for the period from April 4, 2001 (date of inception) to March 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/    Ernst & Young, LLP
Boston, Massachusetts
August 1, 2002

TIDALWIRE INC.

BALANCE SHEETS

	March 31, 2002	September 30, 2002
		(unaudited)
Assets
Current assets:
Cash	$39,557	$243,621
Accounts receivable, net of allowance for doubtful accounts of $96,523 as of March 31, 2002 and $146,484 as of September 30, 2002	2,725,252	4,864,463
Due from Akibia	35,383	28,895
Inventories, net	2,091,209	3,458,895
Prepaid expenses	101,619	230,963
Deferred tax asset	114,817	114,817

Total current assets	5,107,837	8,941,654
Property and equipment:
Computer equipment and software	399,706	451,567
Furniture, fixtures and office equipment	8,330	11,406

	408,036	462,973
Less accumulated depreciation and amortization	153,457	243,755

	254,579	219,218
Deferred tax asset	29,125	29,125
Other assets	—	381,668

Total assets	$5,391,541	$9,571,665

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,890,958	$4,207,544
Due to Akibia	223,663	134,298
Accrued income taxes	6,110	397,090
Accrued expenses	407,510	491,913
Deferred revenue	7,098	2,781
Borrowings under line of credit	—	2,148,552

Total current liabilities	2,535,339	7,382,178
Borrowings under line of credit	1,115,725	—

Total liabilities	3,651,064	7,382,178

Commitments and contingencies (Note 7)

Stockholders’ equity:
Preferred stock, $0.01 par value: Authorized—2,000,000 shares Issued and outstanding—no shares	—	—
Common stock, $0.01 par value: Authorized—18,000,000 shares Issued—8,070,264 shares, outstanding—7,645,236 shares as of March 31, 2002 and 7,564,236 shares as of September 30, 2002	80,703	80,703
Additional paid-in capital	2,082,394	2,082,394
Note receivable from officer	(544,700)	(544,700)
Treasury stock (425,028 shares as of March 31, 2002 and 506,028 shares as of September 30, 2002 of Common Stock) at cost	(322,452)	(371,053)
Retained earnings	444,532	942,143

Total stockholders’ equity	1,740,477	2,189,487

Total liabilities and stockholders’ equity	$5,391,541	$9,571,665

See accompanying notes.

TIDALWIRE INC.

STATEMENTS OF INCOME

	Period from April 4, 2001 (date of inception) through March 31, 2002	Period from April 4, 2001 (date of inception) through September 30, 2001	Six months ended September 30, 2002
		(unaudited)	(unaudited)
Net revenues	$25,164,503	$13,093,766	$18,549,373
Cost of revenues	19,346,762	9,885,029	14,766,129

Gross profit	5,817,741	3,208,737	3,783,244
Operating expenses:
Selling expenses	1,527,963	843,128	1,037,275
General and administrative expenses	3,423,166	1,939,067	1,829,353

Total operating expenses	4,951,129	2,782,195	2,866,628

Income from operations	866,612	426,542	916,616
Interest expense, net	79,914	72,460	28,025

Income before provision for income taxes	786,698	354,082	888,591
Provision for income taxes	342,166	155,796	390,980

Net income	$444,532	$198,286	$497,611

See accompanying notes.

TIDALWIRE INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Note Receivable From Officer	Treasury Stock		Retained Earnings	Total Stockholders’ Equity
	Number of Shares	Par Value			Number of Shares	Cost
Issuance of common stock upon incorporation (April 4, 2001)	7,135,264	$71,353	$1,541,944	$—	—	$—	$—	$1,613,297
Sale of restricted common stock	935,000	9,350	535,350	(544,700)	—	—	—	—
Stock-based compensation	—	—	5,100	—	—	—	—	5,100
Purchase of treasury stock	—	—	—	—	(425,028)	(322,452)	—	(322,452)
Net income for the period from April 4, 2001 (date of inception) to March 31, 2002	—	—	—	—	—	—	444,532	444,532

Balance, March 31, 2002	8,070,264	80,703	2,082,394	(544,700)	(425,028)	(322,452)	444,532	1,740,477
Purchase of treasury stock (unaudited)	—	—	—	—	(81,000)	(48,601)	—	(48,601)
Net income for the six months ended September 30, 2002 (unaudited)	—	—	—	—	—	—	497,611	497,611

Balance, September 30, 2002 (unaudited)	8,070,264	$80,703	$2,082,394	$(544,700)	(506,028)	$(371,053)	$942,143	$2,189,487

See accompanying notes.

TIDALWIRE INC.

STATEMENTS OF CASH FLOWS

	Period from April 4, 2001 (date of inception) through March 31, 2002	Period from April 4, 2001 (date of inception) through September 30, 2001	Six months ended September 30, 2002
		(unaudited)	(unaudited)
Operating activities
Net income	$444,532	$198,286	$497,611
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	153,457	72,699	90,298
Loss on disposal of property and equipment	390,132	—	—
Stock based compensation	5,100	5,100	—
Deferred taxes	(143,942)	(211,689)	—
Changes in assets and liabilities:
Accounts receivable, net	(2,725,252)	(4,482,644)	(2,139,211)
Due from Akibia	(35,383)	(6,308)	6,488
Inventories, net	1,219,379	310,991	(1,367,686)
Prepaid expenses	(85,562)	363,604	(129,344)
Accounts payable	1,890,958	3,269,407	2,316,586
Due to Akibia	223,663	248,023	(89,365)
Accrued expenses and income taxes	265,730	638,923	475,383
Deferred revenue	7,098	5,000	(4,317)
Other assets	—	—	(381,668)

Net cash provided by (used in) operating activities	1,609,910	411,392	(725,225)
Investing activities
Purchases of property and equipment	(113,826)	(62,756)	(54,937)

Net cash used in investing activities	(113,826)	(62,756)	(54,937)
Financing activities
Cash acquired upon incorporation	200	200	—
Net borrowings under line of credit	1,115,725	1,901,164	1,032,827
Repayment of line of credit to Akibia	(2,250,000)	(2,250,000)	—
Purchase of treasury stock	(322,452)	—	(48,601)

Net cash provided by (used in) financing activities	(1,456,527)	(348,636)	984,226

Net increase in cash	39,557	—	204,064
Cash at beginning of period	—	—	39,557

Cash at end of period	$39,557	$0	$243,621

Supplemental disclosure of cash flow information
Cash paid for interest	$105,342	$86,337	$41,477

Cash paid for income taxes	$480,000	$0	$0

Supplemental disclosure of noncash financing information
Issuance of note receivable to officer in exchange for restricted common stock	$544,700	$544,700	—

In connection with the incorporation of the Company, the following transaction occurred:
Book value of net assets acquired:
Cash	$200	$200	$—
Inventory	3,310,588	3,310,588	—
Prepaid expenses and other current assets	16,057	16,057	—
Property and equipment	684,342	684,342	—
Line of credit	(2,250,000)	(2,250,000)	—
Accrued expenses	(147,890)	(147,890)	—

Issuance of Common Stock	$1,613,297	$1,613,297	—

See accompanying notes.

TIDALWIRE INC.

NOTES TO FINANCIAL STATEMENTS

1.    OPERATIONS

TidalWire Inc. (the Company) provides storage interconnect products that businesses need to build and maintain mission-critical storage networks. Pursuant to a Master Separation and Distribution Agreement (the Agreement) dated April 4, 2001, Akibia, Inc., (Akibia) a wholly owned subsidiary of PSI Holding Group, Inc., transferred to the Company, in exchange for an aggregate of 7,135,264 shares of the Company’s common stock, the related assets and liabilities of the Company. On April 4, 2001, upon completion of the separation of the Company from Akibia, Inc., the Company was incorporated as a Delaware corporation. In accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, all assets and liabilities were transferred to and recorded by the Company at their carrying values on the date of transfer.

2.    SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements reflect the application of the following significant policies, as described in this note and elsewhere in the accompanying notes to financial statements.

Unaudited Interim Financial Information

The unaudited balance sheet as of September 30, 2002, statements of income and cash flows for the period from April 4, 2001 (date of inception) through September 30, 2001 and the six months ended September 30, 2002 included herein, have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.

In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly in all material respects in accordance with generally accepted accounting principles consistently applied in accordance with TidalWire’s past practice the financial position of TidalWire as of September 30, 2002, the results of its operations and cash flows for the period from April 4, 2001 (date of inception) through September 30, 2001 and the six months ended September 30, 2002. The results for these interim periods are not necessarily indicative of the expected results for the full fiscal year or any future period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

TIDALWIRE INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Revenue Recognition

The Company recognizes revenue from product sales upon shipment, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed or determinable and collectibility is deemed probable. Amounts collected or billed prior to satisfying the above revenue recognition criteria are recorded as deferred revenue. TidalWire records a provision for potential returns based on TidalWire’s historical return rate. Material differences may result in the amount and timing of TidalWire’s revenue for any period if management makes judgements or use estimates that prove to be materially different from actual experiences. Warranty and repair costs are calculated and recorded at the time of product revenue recognition.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and consist of finished goods at March 31, 2002 and September 30, 2002. TidalWire regularly reviews inventory quantities on hand and records a reserve for excess, when appropriate, based on anticipated demand and general market conditions. If estimates of future demand prove to be inaccurate, additional reserves may be necessary.

Depreciation and Amortization

The Company provides for depreciation and amortization using accelerated methods by charges to operations in amounts that allocate the cost of the assets over their estimated useful lives as follows:

Asset Classification	Estimated Useful Life
Computer equipment and software	18 months – 3 years
Furniture, fixtures and office equipment	3 – 5 years

Off Balance Sheet Risk and Concentration of Credit Risk

The Company has no significant off-balance-sheet risks such as those associated with foreign exchange contracts, option contracts or other hedging arrangements. The Company maintains its cash and line of credit balances with an accredited financial institution. The Company provides ongoing credit evaluations of its customers and maintains allowances for potential credit losses, which, when realized have been within the range of management’s expectations. The Company typically does not require its customers to provide collateral. One customer accounted for 13% of total revenue for period from April 4, 2001 (date of inception) to March 31, 2002 and the period from April 4, 2001 (date of inception) to September 30, 2001. There were no customers who accounted for greater than 10% of the Company’s accounts receivable balance at March 31, 2002 and September 30, 2002.

TIDALWIRE INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Long-Lived Assets

SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which the Company was subject to through March 31, 2002, requires the Company to continually evaluate whether events or circumstances have occurred that indicate that the estimated remaining useful life of its long-lived assets may warrant revision or that the carrying value of these assets may be impaired. As of March 31, 2002 management believes that there has not been any impairment of the Company’s long-lived assets.

Fair Value of Financial Instruments

Financial instruments consist mainly of cash, accounts receivable, accounts payable, amounts due to and from Akibia, line of credit and note receivable from officer. At March 31, 2002 and September 30, 2002, the carrying amounts of these instruments approximate their fair value.

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), in accounting for its stock-based compensation plans rather than the alternative fair value accounting method provided for under SFAS No. 123, Accounting for Stock-based Compensation, as the alternative requires the uses of option valuation models that were not developed for use in valuing employee stock options. The value of TidalWire common stock is determined by TidalWire’s board of directors who based their determination of fair market value on certain factors, including their assessment of the future cash flows of TidalWire.

Recent Accounting Pronouncements

In July 2001, the FASB issued SFAS No. 141, “Business Combinations.” This Statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, “Business Combinations,” and SFAS No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises.” SFAS No. 141 requires that all business combinations be accounted for by the purchase method and that all intangible assets be recognized as assets apart from goodwill if they meet certain criteria. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. The Company adopted SFAS No. 141 in fiscal 2002 and its adoption did not have any impact on its financial position or results of operations.

In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 addresses the accounting for the acquisition of intangible assets and the financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Under SFAS No. 142, goodwill and acquired intangible assets with indefinite lives will no longer be amortized, while acquired intangible assets with determinable lives will continue to be amortized. These assets will be subject to periodic impairment tests. The Company is required to record an impairment loss whenever the fair value of the underlying reporting unit does not support the goodwill value. This standard is

TIDALWIRE INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

effective for fiscal years beginning after December 15, 2001. The Company has adopted SFAS No. 142 in fiscal 2003 and its adoption did not have any impact on its financial position or results of operations.

In October 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses the reporting for the impairment or disposal of long-lived assets and does not apply to goodwill or intangible assets that are not being amortized and certain other long-lived assets. This statement supersedes SFAS No. 121, and reporting provisions of APB No. 30, Reporting the Results of Operations—Reporting the Effects of a Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This statement also amends ARB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Company has adopted the provisions of this statement in fiscal 2003 and its adoption did not have any impact on its financial statements.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and rescinds Emerging Issues Task Force (“EITF”) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost as defined in EITF Issue No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. This Statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS No. 146 are effective for exit and disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company does not expect the adoption of SFAS No. 146 to have a material impact on its financial position or results of operations.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires that the Company recognize a current tax liability or asset for current taxes payable or refundable and a deferred tax liability or asset for the estimated future tax effects of temporary differences and carryforwards to the extent they are realizable. Under SFAS No. 109, a company must reduce deferred tax assets by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

TIDALWIRE INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

3.    DEBT

In August 2001, the Company entered into a line of credit agreement with a bank (the Line). Under the Line, the Company can borrow up to $5,000,000 subject to eligible accounts receivable and inventories. Borrowings under the Line bear interest at the effective LIBOR one month plus 2.5% (4.4% as of March 31, 2002). The Line expires in August 2003 and is collateralized by certain assets of the Company, including accounts receivable and inventory. Under the Line, the Company is required to maintain compliance with certain annual financial covenants. As of March 31, 2002, the Company was in compliance with these covenants. As of March 31, 2002, $1,115,725 was outstanding under the Line and $1,850,863 was available for future borrowings. As of September 30, 2002, $2,148,552 was outstanding under the Line and $2,851,448 was available for future borrowings.

4.    INCOME TAXES

The provision for income taxes in the accompanying statement of income for the period from April 4, 2001 (date of inception) to March 31, 2002 consists of the following:

Current:
Federal	$376,161
State	109,947

Total current	486,108
Deferred:
Federal	(109,986)
State	(33,956)

Total deferred	(143,942)

$342,166

Deferred taxes consist of the following at March 31, 2002:

Depreciation	$29,125
Accrued expenses	114,817

$143,942

A reconciliation of the federal statutory tax rate to the Company’s effective tax rate is as follows:

Federal statutory tax rate	34.00%
State income taxes, net of federal income tax benefit	6.38
Permanent items	3.12

43.50%

TIDALWIRE INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

5.    ACCRUED EXPENSES

Accrued expenses consist of the following:

	March 31, 2002	September 30, 2002
		(unaudited)
Payroll and payroll related	$339,100	$401,300
Other accrued expenses	68,410	90,613

	$407,510	$491,913

6.    STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has authorized 2,000,000 shares of Preferred Stock, $0.01 par value. The rights and preferences of the Preferred Stock will be defined upon issuance, if any. The Preferred Stock shall rank senior to the Common Stock.

Common Stock

The Company has authorized 18,000,000 shares of Common Stock, $0.01 par value. On April 4, 2001, upon incorporation, the Company issued to certain shareholders of Akibia, 7,135,264 shares of Common Stock, in accordance with the terms of the Agreement.

In April and July 2001, the Company issued to an officer of the Company 815,000 and 120,000 shares of Common Stock at $0.58 and $0.60, respectively, in exchange for promissory notes (the Notes) in the amount of $472,700 and $72,000, respectively. The Notes are full recourse to the issuer and bear interest at 4.94%. Principal and accrued interest under the Notes are due in April and July 2006, respectively, but can be accelerated upon certain events. As of March 31, 2002, $544,700 remains outstanding under the Notes and is classified as Note Receivable from Officer and included as a reduction to stockholders’ equity in the accompanying financial statements.

In connection with the stock issuance, the Company and the officer entered into stock restriction agreements, which require the shares vest over a period of 48 months. As of March 31, 2002, 555,156 shares were vested and 379,844 shares were unvested. The unvested shares vest at a rate of 14,610 per month through May 29, 2004. Upon the officers’ termination from the Company and for a period of 45 days from such event, the Company may repurchase all unvested shares at the original purchase price and any vested shares at the then current fair market value.

TIDALWIRE INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

During fiscal year 2002, the Company repurchased 425,028 shares of common stock from two of the original stockholders for $322,452, which the Board of Directors deemed to be the fair market value on the date of transfer. During the unaudited six months ended September 30, 2002, the Company repurchased 81,000 shares of common stock for $48,601, which the Board of Directors deemed to be the fair market value on the date of transfer.

Stock Options

In April 2001, the Company’s Board of Directors approved the 2001 Omnibus Plan (the Plan). The Plan provides for the granting of stock awards covering up to 3,050,000 shares of common stock. The Plan is administered by the Board of Directors and allows for the granting of both incentive stock options and nonqualified stock options. Options generally vest over a four-year period and generally expire ten years from the original date of grant. As of March 31, 2002, 1,141,937 shares are available for future grant.

Stock option activity for the period from April 4, 2001 (date of inception) to March 31, 2002 under the Plan is as follows:

	Number of Shares	Exercise Price per Share	Weighted- Average Exercise Price
Granted	1,003,500	$0.58 – $0.60	$0.59
Canceled	(30,437)	0.58 – 0.60	0.59

Outstanding at March 31, 2002	973,063	$0.58 – $0.60	$0.59

Exercisable at March 31, 2002	189,270	$0.58 – $0.60	$0.58

Stock-Based Compensation

The Company has computed the pro forma disclosure required under SFAS No. 123 for options granted during the period from April 4, 2001(date of inception) to March 31, 2002 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used and weighted average information as of March 31, 2002 are as follows:

Risk-free interest rate	4.31% – 5.24%
Expected dividend yield	—
Expected lives	7 years
Expected volatility	—
Weighted-average fair value of options granted	$0.17
Weighted-average remaining contractual life of options outstanding	9.53 years

TIDALWIRE INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The fair value of options granted during 2002, net of income taxes, was $93,992, which will be amortized to pro forma expense over the vesting period of the options. Had compensation expense been determined consistent with SFAS No. 123, net income would have been as follows:

As reported	$444,532
Pro forma	427,144

During the period from April 4, 2001 (date of inception) to March 31 2002, the Company issued options to purchase 8,500 shares of common stock to nonemployees at $0.60 per share with immediate vesting. In accordance with Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services, the Company has recorded a charge to compensation expense of $5,100 for the period from April 4, 2001 (date of inception) to March 31, 2002.

7.    RELATED PARTY TRANSACTIONS

Pursuant to the Agreement, the Company entered into several agreements with Akibia for the Company to receive certain administrative, financial, and management services from Akibia. During the period from April 4, 2001 (date of inception) to March 31, 2002, the Company incurred expenses of approximately $221,000 relating to these services. During the period from April 4, 2001 (date of inception) to September 30, 2001 and the six months ended September 30, 2002 the Company incurred expenses of approximately $66,000 and $67,000 (unaudited).

Pursuant to a Logistics Services Agreement dated April 4, 2001, the Company entered into an agreement with Akibia for the Company to utilize warehouse space and related shipping and receiving services from Akibia. During the period from April 4, 2001 (date of inception) to March 31, 2002, the Company incurred approximately $282,000 in expenses related to these services. In May 2002, the Company discontinued the use of these services. Total costs incurred related to this agreement for the period from April 4, 2001 (date of inception) to September 30, 2001 and the six months ended September 30, 2002 were $141,000 and $37,708 (unaudited).

Pursuant to a Funding Agreement, the Company entered into an agreement with Akibia that extended to the Company a $5 million revolving line of credit. Interest accrued at a rate of prime plus 0.5% and was due and payable monthly on the last day of each month. Proceeds from the Line (see Note 3) were used to repay all outstanding amounts under the Funding Agreement and the agreement was canceled. The Funding Agreement has since been terminated. During the period from April 4, 2001 (date of inception) to March 31, 2002, the Company made interest payments totaling $73,591 to Akibia.

On April 4, 2001, the Company entered into an agreement, which required Akibia to provide the Company with technical support and warranty relating to certain equipment sold by the Company.

TIDALWIRE INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Costs relating to these services are calculated as a percentage of the “per unit” selling price of the equipment, as prescribed by the agreement. Total costs incurred relating to this agreement were $1,113,429 and are included in cost of sales during the period from April 4, 2001 (date of inception) to March 31, 2002. Total costs incurred relating to this agreement for the period from April 4, 2001 (date of inception) to September 30, 2001 and the six months ended September 30, 2002 were $615,987 and $587,089 (unaudited).

Total amounts due from and due to Akibia at March 31, 2002 were $35,383 and $223,663, respectively. Total amounts due from and due to Akibia at September 30, 2002 (unaudited) were $28,895 and $134,298.

The Company subleases its facility from PSI Holding Group, Inc. Under the terms of the sublease agreement, the initial term ended on March 31, 2002. After the initial term, the sublease automatically renews for successive one year periods. The sublease will terminate when either party gives written notice of its intent not to renew the sublease at least 90 days prior to the expiration of the then current term. Rent expense charged to operations were approximately $70,124 for the period from April 4, 2001 (date of inception) to March 31, 2002, and $63,000 (unaudited) for the six months ended September 30, 2002.

As of March 31, 2002, future minimum lease payments under this operating lease were approximately $126,000.

The Company believes all transactions above were conducted on an arm’s length basis.

8.    SUBSEQUENT EVENT (Unaudited)

On November 11, 2002 TidalWire entered into an agreement and plan of merger to be acquired by Network Engines, Inc. Network Engines will acquire all of the outstanding shares of TidalWire common stock for consideration consisting of cash and shares of Network Engines common stock. Each outstanding share of TidalWire common stock will be exchanged for either cash or cash and common stock equivalent to $1.6897 per share. The acquisition is subject to shareholder approval.

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated August 1, 2002, with respect to the financial statements of TidalWire, Inc. as of and for the period from April 4, 2001 through March 31, 2002, included in the Proxy Statement of Network Engines, Inc.

/s/    Ernst & Young, LLP

Boston, Massachusetts
December 5, 2002

TIDALWIRE INC.
UNAUDITED FINANCIAL STATEMENTS

AS OF MARCH 31, 2001 AND FOR
THE YEARS ENDED MARCH 31, 2000 AND 2001

Prior to April 4, 2001, the date on which it was incorporated as a Delaware corporation, TidalWire Inc. (the “Company” or “TidalWire”) operated as a division of Akibia, Inc. (“Akibia”), a wholly owned subsidiary of PSI Holding Group, Inc. (“PSI”). On April 4, 2001, pursuant to a Master Separation and Distribution Agreement (the “Agreement”), Akibia transferred to the Company the related assets and liabilities of the Company, in exchange for an aggregate of 7,135,264 shares of the Company’s common stock.

The accompanying unaudited financial statements are derived from the financial statements and accounting records of Akibia and are presented as if TidalWire had been operating as a separate stand-alone entity for all periods presented. These unaudited financial statements are presented for informational purposes only and may not necessarily reflect the actual results of operations, financial position, cash flows or changes in stockholders’ equity had TidalWire been operating as a separate entity for the specified periods. Had TidalWire operated as a separate entity during the periods presented, the actual results of operations, financial position, cash flows or changes in stockholders’ equity may have been materially different. These unaudited financial statements should be read in conjunction with the audited financial statements of TidalWire included elsewhere in this joint proxy statement/information statement and should not be relied upon to make investment or proxy voting decisions as they may not be indicative of the future results of operations, financial position, cash flows or changes in stockholders’ equity of Network Engines, Inc. subsequent to its acquisition of TidalWire.

TIDALWIRE INC.
UNAUDITED BALANCE SHEET
(in thousands)

March 31, 2001
ASSETS
Current assets:
Cash	$—
Accounts receivable, net of allowance for doubtful accounts of $128	4,226
Inventories	3,311
Prepaid expenses and other current assets	50

Total current assets	7,587
Property and equipment, net	684
Other assets	28

Total assets	$8,299

LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
Accounts payable	$3,193
Accrued compensation and other related benefits	148
Other accrued expenses	50

Total current liabilities	3,391
Commitments (Note 4)

Divisional equity	4,908

Total liabilities and divisional equity	$8,299

See the accompanying notes to the unaudited financial statements.

TIDALWIRE INC.
UNAUDITED STATEMENTS OF OPERATIONS
(in thousands)

	Year ended March 31,
	2000	2001
Net revenues	$13,623	$25,527
Cost of revenues	11,117	20,865

Gross profit	2,506	4,662
Operating expenses:
Selling and marketing	334	1,316
General and administrative	205	814

Total operating expenses	539	2,130

Income before income taxes	1,967	2,532
Provision for income taxes	865	1,114

Net income	$1,102	$1,418

See the accompanying notes to the unaudited financial statements.

TIDALWIRE INC.
UNAUDITED STATEMENTS OF DIVISIONAL EQUITY
(in thousands)

Balance at March 31, 1999	$334

Net transfers (to) from Akibia, Inc.	(942)

Net income	1,102

Balance at March 31, 2000	494

Net transfers (to) from Akibia, Inc.	2,996

Net income	1,418

Balance at March 31, 2001	$4,908

See the accompanying notes to the unaudited financial statements.

TIDALWIRE INC.
UNAUDITED STATEMENTS OF CASH FLOWS
(in thousands)

	Year ended March 31,
	2000	2001
Cash flows from operating activities:
Net income	$1,102	$1,418
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for bad debts	45	83
Depreciation and amortization	14	137
Changes in operating assets and liabilities:
Accounts receivable	(1,245)	(2,457)
Inventories	(835)	(2,035)
Prepaid expenses and other current assets	3	(24)
Accounts payable	1,838	512
Accrued expenses	41	122

Net cash provided by (used in) operating activities	963	(2,244)
Cash flows from investing activities:
Purchases of property and equipment	(21)	(752)

Net cash used in investing activities	(21)	(752)
Cash flows from financing activities:
Net transfers from (to) Akibia	(942)	2,996

Net cash provided by (used in) financing activities	(942)	2,996

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of year	—	—

Cash and cash equivalents, end of year	$0	$0

See the accompanying notes to the unaudited financial statements.

TIDALWIRE INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. BACKGROUND AND BASIS OF PRESENTATION

Background

Prior to April 4, 2001, TidalWire operated as a division of Akibia, a wholly owned subsidiary of PSI. TidalWire provides storage interconnect products that businesses need to build and maintain mission-critical storage networks. On April 4, 2001, pursuant to a Master Separation and Distribution Agreement (the “Agreement”), Akibia transferred to the Company the related assets and liabilities of the Company, in exchange for an aggregate of 7,135,264 shares of the Company’s common stock. On April 4, 2001, the Company was incorporated as a Delaware corporation. In accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations”, all assets and liabilities were transferred to and recorded by the Company at their carrying values on the date of transfer.

Basis of presentation

These unaudited financial statements include amounts that are derived from the financial statements and accounting records of Akibia and are presented as if TidalWire had been operating as a separate entity for all periods presented. Management believes that the assumptions underlying these unaudited financial statements are reasonable. However, the financial information included herein may not necessarily reflect the future results of operations, financial position, cash flows or changes in stockholders’ equity of Network Engines, Inc. subsequent to its acquisition of TidalWire or what they would have been had TidalWire operated as a separate stand-alone entity during the periods presented. Because a direct ownership relationship did not exist among all the various units comprising Akibia, Akibia’s net investment in TidalWire is shown as stockholders’ equity in these unaudited financial statements prior to the separation of TidalWire from Akibia. TidalWire began accumulating retained earnings on April 4, 2001, the effective date of its separation, pursuant to which substantially all of the assets and liabilities of the TidalWire’s business were transferred to the TidalWire.

Prior to April 4, 2001, Akibia allocated certain corporate expenses, including centralized legal, accounting, employee benefits, officers’ salaries, facilities, insurance, information technology services, distribution, treasury and other Akibia corporate and infrastructure costs. The basis for these allocations included TidalWire’s revenues relative to the total revenues of Akibia, the relative usage of Akibia facilities by the TidalWire business, and the relative usage by the TidalWire business of the corporate management of Akibia, where appropriate. All allocations were determined on a basis that Akibia and TidalWire considered to be a reasonable assessment of the utilization of services provided or the benefit received by TidalWire.

During the periods presented in these unaudited financial statements, Akibia used a centralized approach to cash management and the financing of its operations. Prior to TidalWire’s separation from Akibia, cash deposits from the activities of TidalWire were made to Akibia and netted against Akibia’s net investment. As a result, none of Akibia’s cash, cash equivalents, redeemable convertible preferred stock or debt at the corporate level was allocated to TidalWire in the unaudited financial statements at March 31, 2001. Changes in Akibia’s net investment include net earnings of TidalWire plus net cash provided by or used in the operations of TidalWire.

Net transfers to Akibia prior to TidalWire’s separation from Akibia are the result of TidalWire’s cash flow activities and Akibia’s centralized management and funding of the operations of TidalWire.

TIDALWIRE INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to product returns, bad debts, inventories, income taxes, warranty obligations, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Inventories

The Company values its inventories at lower of cost or market on a first-in, first-out (FIFO) basis and consist of finished goods at March 31, 2001.

Property and Equipment

Property, plant and equipment is recorded at cost. Expenditures for maintenance and repairs are charged to expense while the costs of significant improvements, which extend the life of the underlying asset, are capitalized. Assets are depreciated primarily using straight-line methods. Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation are eliminated and related gains or losses are reflected in income.

The estimated useful lives of the Company’s depreciable assets are as follows:

Computer equipment and computer software	18 months – 3 years
Furniture, fixtures and office equipment	3 – 5 years

The Company periodically evaluates the recoverability of its property and equipment, by comparison of the expected future undiscounted cash flows expected to be generated by those assets to their carrying value. If impairment exists, the net book value of the asset is reduced accordingly.

Income Taxes

Historically, the Company’s results of operations have been included in PSI’s consolidated income tax returns. Income tax expense reported in the Company’s unaudited statements of operations has been calculated on a separate tax return basis. However, PSI managed its tax position for the benefit of its entire portfolio of businesses and its tax strategies are not necessarily reflective of the tax strategies that the Company would have followed as a separate stand-alone company.

TIDALWIRE INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company provides a valuation allowance against net deferred tax assets if, based on the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Revenue Recognition

Net sales consist of revenue primarily from sales of products net of trade discounts and allowances. Revenue from sales of products is recognized when evidence of an arrangement exists, contractual obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured. Revenue from services is recognized when the services are provided. Amounts collected or billed prior to satisfying the above revenue recognition criteria are recorded as deferred revenue. Warranty and repair costs are calculated and recorded at the time of product revenue recognition.

Off Balance Sheet Risk and Concentration of Credit Risk

The Company has no significant off-balance-sheet risks such as those associated with foreign exchange contracts, option contracts or other hedging arrangements. The Company provides ongoing credit evaluations of its customers and maintains allowances for potential credit losses, which, when realized have been within the range of management’s expectations. The Company typically does not require its customers to provide collateral. There were no customers who accounted for greater than 10% of total revenue during the years ended March 31, 2000 and 2001. There were no customers who accounted for greater than 10% of the Company’s accounts receivable balance at March 31, 2001.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations” (“SFAS 141”) and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 requires that all business combinations be accounted for under the purchase method of accounting only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS 142 requires, among other things, the cessation of the amortization of goodwill. In addition, SFAS 142 includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires the completion of a transitional goodwill impairment test six months from the date of adoption. SFAS 141 is effective for all business combinations initiated after June 30, 2001. SFAS 142 is effective for the Company’s fiscal quarters beginning on October 1, 2002; early adoption is not permitted. The Company does not expect SFAS 142 to have a material impact on its financial position and results of operations.

TIDALWIRE INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). The objectives of SFAS 144 are to address significant issues relating to the implementation of FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” (“SFAS 121”), and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS 144 supersedes SFAS 121; however, it retains the fundamental provisions of SFAS 121 for (1) the recognition and measurement of the impairment of long-lived assets to be held and used and (2) the measurement of long-lived assets to be disposed of by sale. SFAS 144 supersedes the accounting and reporting provisions of Accounting Principles Board No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“APB 30”), for segments of a business to be disposed of. However, SFAS 144 retains APB 30’s requirement that entities report discontinued operations separately from continuing operations and extends that reporting requirement to “a component of an entity” that either has been disposed of or is classified as “held for sale.” SFAS 144 also amends the guidance of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidation for a temporarily controlled subsidiary. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, including interim periods, and, generally, its provisions are to be applied prospectively. The Company does not expect SFAS 144 to have a material impact on the Company’s financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 allowed for an exit cost liability to be recognized at the date of an entity’s commitment to an exit plan. SFAS 146 also requires that liabilities recorded in connection with exit plans be initially measured at fair value. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. The Company does not expect the adoption of SFAS 146 will have a material impact on its financial position or results of operations.

3. STOCK OPTION PLANS AND STOCK BASED COMPENSATION

As discussed in Note 1, “Background and Basis of Presentation,” the Company separated from Akibia on April 4, 2001. Prior to the Company’s separation from Akibia, and in prior years, certain employees of the Company were granted stock options and restricted stock under PSI’s stock-based compensation plans. PSI’s stock incentive plans (the “PSI Plans”) provided for the issuance of stock options and restricted stock to key employees as incentive compensation. The exercise price of a stock option was equal to the fair market value of PSI’s common stock on the date the option was granted

TIDALWIRE INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

and its term was generally ten years and vested over three to four years. As of March 31, 2001, the Company’s employees held 8,016 unvested PSI stock options and 4,629 vested PSI stock options, including those options held by certain Akibia corporate management employees who became employees of the Company subsequent to the separations of TidalWire from Akibia.

4. SUBSEQUENT EVENTS

Pursuant to the separation agreement between TidalWire and Akibia, the Company entered into several agreements with Akibia for the Company to receive certain administrative, financial, and management services from Akibia.

Pursuant to the separation agreement between TidalWire and Akibia, Akibia retained accounts receivable totaling approximately $4.4 million and accounts payable totaling approximately $3.2 million related to the TidalWire business.

Pursuant to a funding agreement, the Company entered into an agreement with Akibia that extended to the Company a $5 million revolving line of credit. The balance outstanding under this revolving line of credit as of April 4, 2001, the date of the separation of TidalWire from Akibia, was approximately $2.3 million. Interest accrued at a rate of prime plus 0.5% and was due and payable monthly on the last day of each month.

Pursuant to a Logistics Services Agreement dated April 4, 2001, the Company entered into an agreement with Akibia for the Company to utilize warehouse space and related shipping and receiving services from Akibia.

On April 4, 2001, the Company entered into an agreement, which required Akibia to provide the Company with technical support and warranty relating to certain equipment sold by the Company. Costs relating to these services are calculated as a percentage of the “per unit” selling price of the equipment, as prescribed by the agreement.

The Company subleases its facility from PSI. The initial term ended on March 31, 2002. After the initial term, the sublease automatically renews for successive one-year periods. The sublease will terminate when either party gives written notice of its intent not to renew the sublease at least 90 days prior to the expiration of the then current term.

As of March 31, 2001, future minimum lease payments under this operating lease were approximately $70,000.

The Company believes all transactions above were conducted on an arm’s length basis.

In August 2001, the Company entered into a line of credit agreement with a bank (the Line). Under the Line, the Company can borrow up to $5,000,000 subject to eligible accounts receivable and inventories. Borrowings under the Line bear interest at the effective LIBOR one month plus 2.5%. The Line expires in August 2003 and is collateralized by certain assets of the Company, including accounts receivable and inventory. Under the Line, the Company is required to maintain compliance with certain financial covenants. Proceeds from the Line were used to repay all outstanding amounts under the funding agreement between the Company and Akibia and the agreement was canceled.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NETWORK ENGINES, INC.,

NINJA ACQUISITION CORP.,

AND

TIDALWIRE INC.

November 11, 2002

A-i

2.23	Environmental Matters	A-18
2.24	Legal Compliance	A-18
2.25	Customers and Suppliers	A-18
2.26	Permits	A-19
2.27	Certain Business Relationships With Affiliates	A-19
2.28	Brokers’ Fees	A-19
2.29	Books and Records	A-19
2.30	Disclosure	A-19

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY	A-20
3.1	Organization, Qualification and Corporate Power	A-20
3.2	Capitalization	A-20
3.3	Authorization of Transaction	A-20
3.4	Noncontravention	A-21
3.5	Reports and Financial Statements	A-21
3.6	Litigation	A-22
3.7	Interim Operations of the Transitory Subsidiary	A-22
3.8	Brokers’ Fees	A-22

ARTICLE IV	COVENANTS	A-22
4.1	Closing Efforts	A-22
4.2	Governmental and Third-Party Notices and Consents	A-22
4.3	Company Stockholder Approval	A-22
4.4	Joint Statement	A-23
4.5	Buyer Stockholder Approval	A-24
4.6	Operation of Business	A-24
4.7	Access to Information, Suppliers and Customers	A-26
4.8	Exclusivity	A-26
4.9	Expenses	A-26
4.10	Listing of Merger Shares	A-26
4.11	Line of Credit	A-26
4.12	Spin-Off	A-27
4.13	FIRPTA Tax Certificates	A-27
4.14	Form S-8	A-27
4.15	Continued Charter/By-Law Indemnification	A-27
4.16	Benefit Arrangements	A-28
4.17	Notice of Breaches	A-28

ARTICLE V	CONDITIONS TO CONSUMMATION OF THE MERGER	A-28
5.1	Conditions to Each Party’s Obligations	A-28
5.2	Conditions to Obligations of the Buyer and the Transitory Subsidiary	A-29
5.3	Conditions to Obligations of the Company	A-30

A-ii

ARTICLE VI	INDEMNIFICATION	A-31
6.1	Indemnification by the Indemnifying Stockholders	A-31
6.2	Indemnification by the Buyer	A-31
6.3	Indemnification Claims	A-32
6.4	Survival of Representations and Warranties	A-35
6.5	Limitations	A-36

ARTICLE VII	REGISTRATION RIGHTS	A-37
7.1	Registration of Shares	A-37
7.2	Limitations on Registration Rights	A-37
7.3	Registration Procedures	A-38
7.4	Requirements of Company Stockholders	A-38
7.5	Indemnification	A-39
7.6	Assignment of Rights	A-39
7.7	Availability of Information	A-39

ARTICLE VIII	TERMINATION	A-40
8.1	Termination of Agreement	A-40
8.2	Effect of Termination	A-40

ARTICLE IX	DEFINITIONS	A-41

ARTICLE X	MISCELLANEOUS	A-50
10.1	Press Releases and Announcements	A-50
10.2	No Third Party Beneficiaries	A-50
10.3	Entire Agreement	A-50
10.4	Succession and Assignment	A-50
10.5	Counterparts and Facsimile Signature	A-50
10.6	Headings	A-51
10.7	Notices	A-51
10.8	Governing Law	A-51
10.9	Amendments and Waivers	A-51
10.10	Severability	A-52
10.11	Construction	A-52

Exhibit A-1	—	Individual Investment Representation Letter
Exhibit A-2	—	Entity Investment Representation Letter
Exhibit B	—	Escrow Agreement
Exhibit C	—	Form of Amendment to Separation Agreement
Exhibit D-1	—	Form of Amendment to Master Transitional Services Agreement
Exhibit D-2	—	Form of Amendment to Sublease

A-iii

AGREEMENT AND PLAN OF MERGER

Agreement entered into as of November 11, 2002 by and among Network Engines, Inc., a Delaware corporation (the “Buyer”), Ninja Acquisition Corp. a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), and TidalWire Inc., a Delaware corporation (the “Company”).

This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive cash or a combination of cash and common stock of the Buyer in exchange for their capital stock of the Company. Capitalized terms used herein are defined in Article IX hereof.

Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I
THE MERGER

1.1    The Merger.    Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

1.2    The Closing.    The Closing shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, MA 02109 commencing at 9:00 a.m. local time on the Closing Date.

1.3    Actions at the Closing.    At the Closing:

(a)    the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

(b)    the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

(c)    the Company shall deliver to the Buyer the Company Schedule;

(d)    the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

(e)    the Buyer shall deliver the Cash Consideration to the Exchange Agent in accordance with Section 1.6;

(f)    the Buyer shall deliver a certificate for the Initial Shares to the Exchange Agent in accordance with Section 1.6; and

(g)    the Buyer, the Indemnification Representatives and the Escrow Agent shall execute and deliver the Escrow Agreement and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares being placed in escrow on the Closing Date pursuant to Section 1.10.

1.4    Additional Action.    The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the Merger.

1.5    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities and subject to adjustment as set forth in Section 1.8:

(a)    Each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) and held of record by a Company Cash Stockholder immediately prior to the Effective Time shall be converted into and represent the right to receive an amount in cash equal to $1.6897 (the “Per Share Consideration”) less the Expenses Reduction and less the Working Capital Reduction.

(b)    Each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) and held of record by a Company Key Stockholder immediately prior to the Effective Time shall be converted into and represent the right to receive: (A) an amount in cash equal to (1) the Per Share Consideration multiplied by 0.70 less (2) the Expenses Reduction and less (3) the Working Capital Reduction, and (B) such number of shares of Buyer Common Stock per Common Share as is equal to the result obtained by (1) multiplying the Per Share Consideration by 0.30 and dividing the result by (2) the Trailing Average Price. The number of shares of Buyer Common Stock is subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the date of this Agreement and the Effective Time.

(c)    Company Key Stockholders shall be entitled to receive at the Closing 33.3% of the shares of Buyer Common Stock into which their Common Shares were converted pursuant to this Section 1.5 (the “Initial Shares”); the remaining 66.7% of the shares of Buyer Common Stock into which their Common Shares were converted pursuant to this Section 1.5, rounded to the nearest whole number (the “Escrow Shares”), shall be deposited in escrow pursuant to Section 1.10 and shall be held and disposed of in accordance with the terms of the Escrow Agreement.

(d)    Each Common Share held in the Company’s treasury immediately prior to the Effective Time and each Common Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

(e)    Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

1.6    Exchange of Shares and Cash.

(a)    Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the issuance of Initial Shares and/or Cash Consideration in exchange for Certificates. On the Closing Date, the Buyer shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, (i) a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Initial Shares, as described in Section 1.5, and (ii) the Cash Consideration. As

soon as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Initial Shares and/or Cash Consideration issuable pursuant to Section 1.5. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) (i) the Initial Shares issuable pursuant to Section 1.5 plus cash in lieu of any fractional shares, as provided in Section 1.7 below and/or (ii) the Cash Consideration issuable pursuant to Section 1.5. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive a certificate for (i) the Initial Shares issuable pursuant to Section 1.5 and/or (ii) the Cash Consideration issuable pursuant to Section 1.5. Holders of Certificates shall not be entitled to receive certificates for the Initial Shares or any Cash Consideration to which they would otherwise be entitled until such Certificates are properly surrendered.

(b)    If any Initial Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Initial Shares or Cash Consideration that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Common Shares for any Initial Shares or Cash Consideration issuable to such holder pursuant to Section 1.5 that are properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Cash Consideration and/or Initial Shares issuable in exchange therefor pursuant to Section 1.5. The Board of Directors of the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

(d)    No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Key Stockholders entitled by reason of the Merger to receive Initial Shares until such holders surrender their Certificates for certificates representing the Merger Shares. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Initial Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

1.7    Fractional Shares.    No certificates or scrip representing fractional Initial Shares shall be issued to former Company Key Stockholders upon the surrender for exchange of Certificates, and such former Company Key Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares that would have otherwise been issued to such former Company Key Stockholders. In lieu of any fractional Initial Shares that would have otherwise been issued, each former Company Key Stockholder that would have been entitled to receive a fractional Initial Share shall, upon proper surrender of such person’s Certificates, receive a cash payment equal to the Per Share Consideration, multiplied by the fraction of a share that such Company Key Stockholder would otherwise be entitled to receive.

1.8    Working Capital.

(a)    Within 10 days after the Balance Sheet Date, the Company shall prepare and deliver to the Buyer the Draft Interim Balance Sheet. The Company shall prepare the Draft Interim Balance Sheet in accordance with GAAP consistent with the Company’s past practices, which shall set forth the information necessary to compute Working Capital and the Credit Balance, each as of the Balance Sheet Date.

(b)    The Buyer shall deliver to the Company, within 15 days after the Balance Sheet Date, either a notice indicating that the Buyer accepts the Draft Interim Balance Sheet or a detailed statement describing its objections (if any) to the Draft Interim Balance Sheet. If the Buyer delivers to the Company a notice accepting the Draft Interim Balance Sheet, or the Buyer does not deliver a written objection to the Draft Interim Balance Sheet within 15 days after the Balance Sheet Date, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on such 15th day, as the case may be, the Draft Interim Balance Sheet shall be deemed to be the Final Interim Balance Sheet. If the Buyer timely objects to the Draft Interim Balance Sheet, the Buyer and the Company shall use commercially reasonable efforts to resolve such objections and agree on the Final Interim Balance Sheet.

(c)    If the Final Working Capital Difference is less than the Initial Working Capital Difference, the Per Share Consideration payable to the Company Stockholders pursuant to Section 1.5 shall be reduced by the Working Capital Reduction as set forth in Section 1.5.

1.9    Options.

(a)    As of the Effective Time, all Options, whether vested or unvested, and the Option Plan, insofar as it relates to Options outstanding under such Option Plan as of the Closing, shall be assumed by the Buyer. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to (i) the number of Common Shares subject to the unexercised portion of such Option multiplied by (ii) the Per Share Consideration divided by the Trailing Average Price (the “Option Exercise Ratio”) (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Option Exercise Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all of the other terms of the Options shall otherwise remain unchanged.

(b)    As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders’ rights pursuant to such Options, as amended by this Section 1.9, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.9 and such notice).

(c)    The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 1.9. Within 30 days after the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act with respect to all shares of Buyer Common Stock subject to such Options that may be registered on a Form S-8, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding. The Buyer shall use all commercially reasonable efforts to cause the shares of Buyer Common Stock subject to such options to be listed on the Nasdaq National Market or such other market on which the Buyer Common Stock is then listed or traded.

1.10    Escrow.

(a)    On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee), representing the Escrow Shares issuable pursuant to Section 1.5, for the purpose of securing the indemnification obligations of the Indemnifying Stockholders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b)    The adoption of this Agreement and the approval of the Merger by the stockholders of the Company shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Shares in escrow.

1.11    Dissenting Shares.

(a)    Dissenting Shares shall not be converted into or represent the right to receive Merger Shares or Cash Consideration, unless the applicable Company Stockholder shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn, his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Cash Consideration and Merger Shares, if any, issuable in respect of such Common Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Buyer shall deliver to the Exchange Agent (A) a certificate representing the Initial Shares to which such holder is entitled pursuant to Section 1.5, if any, and (B) cash in the amount of the Cash Consideration to which such holder is entitled pursuant to Section 1.5 and (C) shall deliver to the Escrow Agent a certificate representing the Escrow Shares to which such holder is entitled pursuant to Section 1.5, if any.

(b)    The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Common Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Common Shares or offer to settle or settle any such demands.

1.12    Withholding.    The Buyer and Transitory Subsidiary shall be entitled to deduct and withhold or to cause to be deducted and withheld from any person’s Merger consideration and any payment otherwise payable pursuant to the transactions contemplated by this Agreement to any Company Stockholder such amounts as the Buyer or Transitory Subsidiary, as the case may be, reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of law. To the extent that amounts are so withheld by the Buyer or Transitory Subsidiary, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder in respect of which such deduction and withholding was made by the Buyer or Transitory Subsidiary, as the case may be. Each of the Buyer or Transitory Subsidiary shall have the right to collect, or to cause to be collected, Internal Revenue Service Forms W-8BEN or W-9, as applicable (or such other form as may be applicable), and any similar forms required under any applicable law from the Company Stockholders.

1.13    Certificate of Incorporation and By-laws.

(a)    The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

(b)    The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

1.14    No Further Rights.    From and after the Effective Time, no Common Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

1.15    Closing of Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer, the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Initial Shares in accordance with Section 1.5, subject to Section 1.10.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other paragraphs in this Article II to the extent that it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs. For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge, and not to any imputed or constructive knowledge, of Jeffrey A. Brandes, Steven J. Casey, Jeanne Friedman, William Crowley, John E. Salerno and Greg Augustine.

2.1    Organization, Qualification and Corporate Power.    The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and by-laws. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or by-laws.

2.2    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 18,000,000 Common Shares, of which, as of the date of this Agreement, 7,564,236 shares were issued and outstanding and 506,028 shares were held in the treasury of the Company and (ii) 2,000,000 shares of preferred stock, par value $.01 per share, of which, as of the date of this Agreement, no shares were issued and outstanding.

(b)    Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder. Section 2.2 of the Disclosure Schedule also indicates all outstanding Common Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(c)    Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Common Shares issued to date under such Plan, the number of Common Shares subject to outstanding options under such Plan and the number of Common Shares reserved for future issuance under such Plan; and (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Common Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto). The Company has provided to the Buyer complete and accurate copies of all Company Stock Plans and forms of all stock option agreements evidencing Options. All of the shares of capital stock of the Company subject to Options will be, upon issuance pursuant to the valid exercise of such instruments in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable.

(d)    Except as set forth in this Section 2.2 or in Section 2.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(e)    Except as set forth in Section 2.2 of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the best of the Company’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.

2.3    Authorization of Transaction.    The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to obtaining the Requisite Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. The Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability.

2.4    Noncontravention.    Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) except as set forth in Section 2.4 of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

2.5    Subsidiaries.    Except as set forth in Section 2.5 of the Disclosure Schedule, the Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or any other business association or entity.

2.6    Financial Statements.    The Company has provided to the Buyer the Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

2.7    Absence of Certain Changes.    Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (o) of Section 4.6.

2.8    Undisclosed Liabilities.    Except as set forth in Section 2.8 of the Disclosure Schedule, the Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are not material in amount and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and which are not material in amount.

2.9    Tax Matters.

(a)    The Company has filed on a timely basis all Tax Returns (including Affiliated Group Tax Returns) that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Except as set forth in Section 2.9 of the Disclosure Schedule, the Company has not joined and is not required to join in any Affiliated Group Tax Return in which any corporation other than the Company was a member with respect to any Affiliated Period. The Company has paid on a timely basis all Taxes that were due and payable and each member of an Affiliated Group has paid all Taxes that were due and payable with respect to all Affiliated Periods. The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. The Company has no actual or potential liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b)    The Company has delivered to the Buyer complete and accurate copies of all U.S. federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since April 1, 2001. The Company has delivered or made available to the Buyer complete and accurate copies of all other Tax Returns of the Company, together with all related examination reports and statements of deficiency for all periods since April 1, 2001. The Company has delivered or made available to the Buyer complete and accurate copies of all other Tax Returns of the Company, together with all related examination reports and statements of deficiency for all periods requested in writing by the Buyer and complete and accurate copies of the portion of all other Tax Returns, examination reports and statements of deficiency assessed against or agreed to with respect to any member of an Affiliated Group relating to the activities of the Company for all Affiliated Periods requested in writing by the Buyer. To the knowledge of the Company, no examination or audit of any Tax Return of the Company or Affiliated Group Tax Return by any Governmental Entity is currently in progress or threatened or contemplated. The Company has not received notice from any jurisdiction that such jurisdiction believes that the Company was required to file any Tax Return that was not filed which was not thereafter filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which has continuing effect.

(c)    The Company (i) is not a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Section 280G(b)(4) of the Code) in connection with the Merger or any transactions contemplated by this Agreement; (iv) has no actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; (v) is not and has never been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b); and (vi) is not a party to, bound by, or obligated under any Tax allocation, Tax sharing or Tax indemnity agreement other than the Separation Agreement.

(d)    None of the assets of the Company: (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iii) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code.

(e)    There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or corresponding federal, state, local, provincial or foreign Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(f)    The Company has never participated in an international boycott as defined in Section 999 of the Code.

(g)    The Company is not and has never been a party to any transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(h)    None of the Company Stockholders holds any Common Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which the Company has not been advised that a valid election under Section 83(b) of the Code has not been made, except for shareholders not subject to taxation in the United States.

(i)    There is no limitation on the utilization by the Company of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of state, provincial or foreign law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement or the consummation of the Merger).

(j)    The Company has not distributed to its shareholders or security holders stock or securities of a corporation in a transaction to which Section 355 of the Code applies.

(k)    The Company has not breached any representation, warranty or covenant made in the Separation and Distribution Agreement among PSI Holding Group, Inc., Akibia, Inc. and the Company entered into as of April 4, 2001 (the “Separation Agreement”).

(l)    The Company has not undertaken, or agreed to undertake, any transaction, including the transactions contemplated by this Agreement, that could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) with the transactions undertaken pursuant to the Separation Agreement.

(m)    The Company is not a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

(n)    The Company has not incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code that has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

2.10    Assets.    Except as set forth in Section 2.10 of the Disclosure Schedule, the Company is the true and lawful owner of all of the assets (tangible or intangible) purported to be owned by the Company, free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted. Each such tangible asset is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

2.11    Owned Real Property.    The Company does not own, and has never owned, any real property.

2.12    Real Property Leases.    Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease listed in Section 2.12 of the Disclosure Schedule:

(a)    such Lease is legal, valid, binding, enforceable and in full force and effect;

(b)    such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)    neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such Lease;

(d)    there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e)    the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f)    to the knowledge of the Company, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

(g)    the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto.

2.13    Intellectual Property.

(a)    Section 2.13(a) of the Disclosure Schedule sets forth (i) a list of each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company and (ii) a true and materially complete listing of each Customer Deliverable of the Company.

(b)    The Company owns or has sufficient right to use all Intellectual Property necessary (i) to use, manufacture, have manufactured, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems. Each item of Company Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2.13(d) or 2.13(f) of the Disclosure Schedule), and, to the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.

(c)    To the knowledge of the Company, none of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.13(c) of the Disclosure Schedule lists any complaint, claim or notice, received by the Company alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim or notice. The Company has provided to the Buyer complete and accurate copies of all written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

(d)    Section 2.13(d) of the Disclosure Schedule sets forth a true and complete listing of each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property. Except as described in Section 2.13(d) of the Disclosure Schedule, the Company has not entered into any written agreements providing for the indemnification of any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

(e)    Section 2.13(e) of the Disclosure Schedule sets forth a true and complete listing of each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it as of the date of this Agreement (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” licenses).

(f)    The Company has not disclosed the source code for the Software or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in Section 2.13(f) of the Disclosure Schedule, and the Company has taken reasonable measure to prevent disclosure of such source code.

(g)    To the knowledge of the Company, the Customer Deliverables conform in all material respects to the written documentation and specifications therefor and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

2.14    Inventory.    All inventory of the Company, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items, items of below-standard quality and excess inventory, all of which have been written-off, written-down to net realizable value or reserved for, in each case in accordance with GAAP consistent with the Company’s past practices. All inventories not written-off have been priced at the lower of cost or net realizable value on a first-in, first-out basis.

2.15    Contracts.

(a)    Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement:

(i)
any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $15,000 per annum or having a remaining term longer than 12 months;

(ii)
any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $15,000, or (C) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)	any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)
any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $15,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)
any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi)	any agreement concerning confidentiality or noncompetition;

(vii)	any employment or consulting agreement;

(viii)	any agreement involving any current or former officer, director or stockholder of the Company or an Affiliate thereof;

(ix)
any agreement which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(x)	any other agreement (or group of related agreements) either involving more than $15,000 or not entered into in the Ordinary Course of Business.

(b)    The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.15 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and, to the knowledge of the Company, no event has occurred, is pending or, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any other party under such agreement.

2.16    Accounts Receivable.    All accounts receivable of the Company reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.16 of the Disclosure Schedule. All accounts receivable of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

2.17    Powers of Attorney.    Except as set forth in Section 2.17 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

2.18    Insurance.    Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies.

2.19    Litigation.    As of the date of this Agreement, there is no Legal Proceeding which is pending or has been threatened in writing against the Company. There are no judgments, orders or decrees outstanding against the Company.

2.20    Warranties.    No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 2.20 of the Disclosure Schedule and (ii) manufacturers’ warranties for which the Company has no liability. Section 2.20 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements.

2.21    Employees.

(a)    Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company, along with the position and the annual rate of compensation of each such person as of the date of this Agreement. Each current or past employee of the Company has entered into an Employee Nondisclosure and Inventions Assignment Agreement with the Company, a copy or form of which has previously been delivered to the Buyer. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company who are a party to a non-competition agreement with the Company; copies of such agreements have previously been delivered to the Buyer. All of the agreements referenced in the two preceding sentences will, unless modified or terminated in connection with the agreements to be entered into concurrently with execution of this Agreement as referenced in Section 5.2(h), continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company who are not citizens of the United States.

(b)    The Company is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

2.22    Employee Benefits.

(a)    Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Company Plan, have been delivered to the Buyer.

(b)    Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and

Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

(c)    There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(d)    All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e)    Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)    At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)    There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan.

(h)    No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(i)    No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j)    Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(k)    Section 2.22(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

2.23    Environmental Matters.

(a)    The Company has complied with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

(b)    The Company has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c)    The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d)    The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

2.24    Legal Compliance.    The Company is currently conducting, and has at all times since April 1, 2001 conducted, its business in material compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. The Company has not received any written notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

2.25    Customers and Suppliers.    Section 2.25 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company. No unfilled customer order or commitment obligating the Company to process, manufacture or deliver products or perform services is currently expected to result in a material loss to the Company upon completion of performance. No purchase order or commitment of the Company is outside the Ordinary Course of Business, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

2.26    Permits.    Section 2.26 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted or as proposed to be conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect and the Company is in compliance with the terms of each such Permit. Each such Permit will continue in full force and effect immediately following the Closing.

2.27    Certain Business Relationships With Affiliates.    No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any outstanding claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company other than compensation and expense reimbursements as an employee of the Company in the Ordinary Course of Business. Section 2.27 of the Disclosure Schedule describes any transactions or business or family relationships between the Company and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.28    Brokers’ Fees.    The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except for any fees and expenses owed to Covington Associates (which fees and expenses will be paid by the Buyer at the Closing), subject to the provisions of Section 4.9 hereof.

2.29    Books and Records.    The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company have been maintained in accordance with good business and bookkeeping practices. Section 2.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

2.30    Disclosure.    No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, when read together in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
AND THE TRANSITORY SUBSIDIARY

Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

3.1    Organization, Qualification and Corporate Power.    Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws.

3.2    Capitalization.    The authorized capital stock of the Buyer consists of (a) 100,000,000 shares of Buyer Common Stock, of which 30,627,114 shares were issued and outstanding as of October 31, 2002, and (b) 5,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding. The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s Certificate of Incorporation. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the Merger Shares will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Buyer’s Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

3.3    Authorization of Transaction.    Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and, subject to the Requisite Buyer Stockholder Approval, the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. The Board of Directors of the Buyer, at a meeting duly called and held, (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) directed that the issuance of the Merger Shares be submitted to the stockholders of the Buyer for their approval and resolved to recommend that the stockholders of the Buyer vote in favor of the issuance of the Merger Shares, and (iii) adopted this Agreement in accordance with the provisions of the Delaware General

Corporation Law. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

3.4    Noncontravention.    Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for the filing of the Joint Statement with the SEC in accordance with the Exchange Act, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

3.5    Reports and Financial Statements.    The Buyer has filed with the SEC all Buyer Reports required to be filed with the SEC, and has made available to the Company complete and accurate copies, as amended or supplemented, of the Buyer Reports in the form filed with the SEC. The Buyer Reports constitute all of the documents required to be filed by the Buyer with the SEC from October 1, 2001 through the date of this Agreement. As of their respective filing dates, the Buyer Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports and (ii) the Buyer Reports did at the time they were filed (or if amended or superceded by a filing prior to the date of this Agreement, on the date of such filing) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Buyer (including the notes thereto), included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein. There has been no material change in the Buyer’s accounting policies since October 1, 2001, except as described in the notes to the financial statements of the Buyer.

3.6    Litigation.    Except as disclosed in the Buyer Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer’s knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or any subsidiary, could have, individually or in the aggregate, a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

3.7    Interim Operations of the Transitory Subsidiary.    The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

3.8    Brokers’ Fees.    Except with respect to the fees and expenses of Needham & Company, neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE IV
COVENANTS

4.1    Closing Efforts.    Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2    Governmental and Third-Party Notices and Consents.

(a)    Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b)    The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

4.3    Company Stockholder Approval.

(a)    The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Company Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Delaware General Corporation Law. In connection with such special meeting of stockholders or written stockholder consent, the Company shall provide to its stockholders the Joint Statement. The Company agrees not to distribute the Joint Statement to its Stockholders until the Buyer has mailed the Joint Statement to the Buyer’s Stockholders.

(b)    Each of the Company Key Stockholders agrees (i) to vote all Common Shares that are beneficially owned by him, her or it in favor of the adoption of this Agreement and the approval of the Merger, (ii) not to vote any Common Shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company, (iii) otherwise to use his, her or its Reasonable Best Efforts (but without any obligation to incur any personal expense, subject to Section 4.9 hereof) to obtain the Requisite Company Stockholder Approval (iv) not to tender, sell or otherwise transfer such Company Key Stockholder’s Common Shares to any third party unless such third party transferee agrees to assume such Company Stockholder’s obligations under this Agreement, and (v) that such Company Key Stockholder hereby appoints the Buyer and the President of the Buyer, in his capacity as an officer of the Buyer, such Company Key Stockholder’s proxy and attorney-in-fact (with full power of substitution) to vote or act by written consent with respect to such Company Key Stockholder’s Common Shares in accordance with this Section 4.3(e).

4.4    Joint Statement.

(a)    As promptly as practicable after the execution of this Agreement, the Buyer, in cooperation with the Company, shall prepare and file with the SEC the Joint Statement. Each of the Buyer and the Company shall respond to any comments of the SEC and the Buyer and the Company shall cause the Joint Statement to be mailed to their respective stockholders at the earliest practicable time after the Joint Statement is filed with the SEC, subject to compliance with the Exchange Act, including without limitation Rule 14a-6 thereunder. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Joint Statement or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Joint Statement or the Merger. Each of the Buyer and the Company shall use its best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 4.4 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and the Buyer, such amendment or supplement.

(b)    The Company, acting through its Board of Directors, shall include in the Joint Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

(c)    Each of the Company and the Buyer shall ensure that the Joint Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made relating to such party, in light of the circumstances under which they were made, not misleading (provided that such party shall not be responsible for the accuracy or completeness of any information concerning the other party furnished by the other party for inclusion in the Joint Statement).

(d)    The Buyer and the Company shall cooperate to promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

4.5    Buyer Stockholder Approval.    The Buyer, acting through the Board of Directors of the Buyer, shall include in the Joint Statement the recommendation of its Board of Directors that the stockholders of the Buyer vote in favor of the issuance of the Merger Shares, and shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of the NASDAQ National Market to promptly and duly call, give notice of, convene and hold as promptly as practicable after the Joint Statement is mailed to the stockholders of the Buyer, the Buyer Stockholders Meeting for the purpose of considering and voting upon the issuance of the Merger Shares. The Buyer shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the issuance of the Merger Shares and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Buyer required by the rules of the NASDAQ National Market to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Buyer, after consultation with the Company, may adjourn or postpone the Buyer Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Statement is provided to the Buyer’s stockholders or, if as of the time for which the Buyer Stockholders Meeting is originally scheduled (as set forth in the Joint Statement) there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Stockholders Meeting.

4.6    Operation of Business.    Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not, without the written consent of the Buyer:

(a)    issue or sell any stock or other securities of the Company or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of Preferred Shares or Options outstanding on the date hereof), or amend any of the terms of (including the vesting of) any Options or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

(b)    split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)    assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)    enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.22 of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e)    acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f)    incur or assume any indebtedness, other than trade indebtedness in the Ordinary Course of Business and indebtedness under the Company’s existing bank credit facility up to an aggregate principal amount outstanding not in excess of (i) $3,750,000 if the Closing occurs on or before December 31, 2002 or (ii) $4,250,000 if the Closing occurs after December 31, 2002, nor mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest other than purchase money Security Interests granted under the Company’s existing bank credit facility;

(g)    discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)    amend its charter, by-laws or other organizational documents;

(i)    change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

(j)    except as set forth in Section 4.6 of the Disclosure Schedule, enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule;

(k)    make or commit to make any capital expenditure in excess of $20,000 per item or $50,000 in the aggregate;

(l)    institute or settle any Legal Proceeding;

(m)    take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

(n)    make any cash disbursements or compensation adjustments for any employees or other third parties outside the Ordinary Course of Business; or

(o)    agree in writing or otherwise to take any of the foregoing actions.

4.7    Access to Information, Suppliers and Customers.    The Company shall permit representatives of the Buyer to have full access (at reasonable times and subject to reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial, tax and accounting records (including the work papers of the Company’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company and shall, at the request of Buyer, introduce Buyer to the Company’s principal suppliers and customers to facilitate discussions regarding the conduct of the Company’s business after the Closing.

4.8    Exclusivity.

(a)    The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company or any division of the Company to any party (other than the Buyer) except as may be required in the Ordinary Course of Business and not in connection with any such transaction or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

(b)    The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

4.9    Expenses.    Except as set forth in Article VI, Section 8.1(d) and the Escrow Agreement, each of the Parties shall bear its own investment banking, legal, accounting, tax and consulting fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (in the case of such expenses incurred by the Company, the “Section 4.9 Expenses”); provided, however, that if the Merger is consummated, Buyer will pay at the Closing the Section 4.9 Expenses; provided that, to the extent that such Section 4.9 Expenses exceed $650,000 (such excess amount, the “Excess Expenses”), the Per Share Consideration paid to each Company Stockholder shall be reduced by the amount of the Expenses Reduction.

4.10    Listing of Merger Shares.    The Buyer shall, if and to the extent required by the rules of The Nasdaq Stock Market or such other market on which the Buyer Common Stock is then listed or traded, if applicable, file with The Nasdaq Stock Market a Notification Form for Listing Additional Shares or its equivalent with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

4.11    Line of Credit.    The Company shall not cause or permit the Credit Balance to exceed (i) $3,750,000 if the Closing occurs on or before December 31, 2002 or (ii) $4,250,000 if the Closing occurs after December 31, 2002, and shall not amend the existing line of credit with Citizens Bank nor establish any new line of credit, without the written consent of Buyer.

4.12    Spin-Off.    The Company shall:

(a)    not distribute to the shareholders or security holders of the Company stock or securities of a corporation in a transaction to which Section 355 of the Code applies;

(b)    not incur any liability under the Separation Agreement, or breach any representation, warranty or covenant made in the Separation Agreement;

(c)    not undertake, or agree to undertake, any transaction that could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) with the transactions undertaken pursuant to the Separation Agreement, it being understood and agreed by the Parties that the consummation of the transactions contemplated by this Agreement and the Merger do not contravene or in any way constitute a breach of this Section 4.12; and

(d)    use commercially reasonable efforts to cause the transactions contemplated by this Agreement to satisfy a safe harbor described in Treasury Regulation Section 1.355-7T(d).

4.13    FIRPTA Tax Certificates.    If requested by the Buyer, (i) on or before the Closing Date the Company will deliver to the Buyer and to the Internal Revenue Service notices that the Common Shares are not a “U.S. real property interest” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) on or before the Closing Date the Company Stockholders will deliver to the Buyer certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code. If the Buyer does not receive either the notices or certifications described above on or before the Closing Date, the Buyer shall be permitted to withhold from the Merger consideration any required withholding tax under Section 1445 of the Code.

4.14    Form S-8.    Buyer shall file a Registration Statement on Form S-8 with the SEC covering the shares of Buyer Common Stock issuable with respect to assumed Options in accordance with the provisions of Section 1.9 hereof.

4.15    Continued Charter/By-Law Indemnification.

(a)    For a period of six (6) years after the Effective Time, Buyer will not, and will cause the Surviving Corporation not to, amend, repeal or otherwise modify any provisions with respect to indemnification and exculpation set forth in the Company’s Certificate of Incorporation and By-laws as in effect on the date of this Agreement in any manner that would adversely affect the rights thereunder of any individual entitled to indemnification thereby (the “Section 4.15 Indemnified Parties”).

(b)    For a period of twelve months after the current expiration date of the Company’s directors’ and officers’ liability insurance policy, the Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect such directors’ and officers’ liability insurance policy covering those persons who are currently covered by such directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been delivered to the Buyer prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage; provided, that in no event shall the Buyer or the Surviving Corporation be required to expend in excess of $11,250.

(c)    This Section 4.15 shall survive consummation of the Merger at the Effective Time, is intended to be for the benefit of, and enforceable by, the Company, Buyer, the Surviving Corporation and each Section 4.15 Indemnified Party and such Section 4.15 Indemnified Party’s heirs and representatives, and shall be binding on all successors and assigns of Buyer and the Surviving Corporation.

4.16    Benefit Arrangements.    Buyer covenants and agrees that to the extent permitted by applicable law and to the extent the existing benefit plans and arrangements provided by the Company to its employees are terminated on or after the Effective Time, such employees shall be entitled to benefits which are available or subsequently become available to Buyer’s employees and on a basis which is on parity with Buyer’s similarly situated employees. For purposes of satisfying the terms and conditions of such plans, Buyer shall give full credit for eligibility, vesting or benefit level for each participant’s period of service at the Company prior to the Effective Time.

4.17    Notice of Breaches.    From the date of this Agreement until the Effective Time, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete in any respect at any time after the date of this Agreement until the Closing Date. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof in the Ordinary Course of Business (without breach of Section 4.6) and if the Buyer would have the right to terminate this Agreement pursuant to Section 8.1(b) as a result of the information so disclosed and it does not exercise such right prior to the Effective Time, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article VI of this Agreement.

ARTICLE V
CONDITIONS TO CONSUMMATION OF THE MERGER

5.1    Conditions to Each Party’s Obligations.    The respective obligations of each Party to consummate the Merger are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)    this Agreement and the Merger shall have received the Requisite Company Stockholder Approval and the Requisite Buyer Stockholder Approval;

(b)    the consent and waiver of EMC Corporation with respect to the Merger pursuant to all existing arrangements of the Company with EMC Corporation shall be in full force and effect subsequent to the Closing; and

(c)    no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

5.2    Conditions to Obligations of the Buyer and the Transitory Subsidiary.    The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

(a)    the Company shall have (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company, except for any which if not obtained or effected would not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b)    the representations and warranties of the Company set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date;

(c)    the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d)    no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e)    the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;

(f)    each of the Company Key Stockholders shall have executed and delivered to the Buyer an Investment Representation Letter in the form attached hereto as Exhibit A-1 or Exhibit A-2, as applicable, and the Buyer shall have no reason to believe that the statements set forth therein are not true and shall be reasonably satisfied that the issuance and sale of the Merger Shares is exempt from the registration requirements of the Securities Act;

(g)    the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

(h)    the Buyer shall have received (i) executed copies of an employment agreement satisfactory to the Buyer from each of the Key Employees, providing for customary inventions,

non-disclosure, and non-solicitation terms and effective upon the Closing, and (ii) executed copies of the Buyer’s standard form of Inventions, Non-disclosure, Non-competition and Non-Solicitation Agreement from all other employees of the Company;

(i)    all obligations, indebtedness and associated interest owed to the Company by Mr. Jeffrey Brandes as of the Closing shall have been paid in full and satisfied in all respects;

(j)    since the Most Recent Balance Sheet Date, the Company shall not have incurred a reduction in Net Worth such that the Net Worth of the Company is less than $2.1 million;

(k)    the Company shall have delivered to Buyer a schedule of expenses incurred as contemplated by Section 4.9 at least two (2) business days prior to Closing;

(l)    holders of at least ninety-seven percent (97%) of the Common Shares (i) shall have consented to the Merger and this Agreement in writing and in a manner consistent with the Delaware General Corporation Law and (ii) shall not have withdrawn that consent pursuant to the Delaware General Corporation Law;

(m)    any stockholder agreements, voting agreements, investor rights agreements, right of first refusal agreements, or other similar agreements, among all or a portion of the Company Stockholders shall have been terminated by each of the parties thereto;

(n)    the Buyer and the Company shall have agreed on the Final Interim Balance Sheet and any resulting Working Capital Reduction pursuant to Section 1.8 hereof;

(o)    the Company, Akibia, Inc. and PSI Holding Group, Inc. shall have executed an amendment to the Separation Agreement in substantially the form attached hereto as Exhibit C;

(p)    the Company and Akibia, Inc. shall have signed an amendment to Master Transitional Services Agreement between the Company and Akibia, Inc. in substantially the form attached hereto as Exhibit D-1 and an amendment to Sublease Agreement between the Company and Akibia, Inc. in substantially the form attached hereto as Exhibit D-2; and

(q)    the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

5.3    Conditions to Obligations of the Company.    The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a)    the Buyer shall have filed with the NASDAQ National Market, or such other market on which the Buyer Common Stock is then listed or traded, a Notification for the Listing of Additional Shares or its equivalent;

(b)    the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer, except for any which if not obtained or effected would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)    the representations and warranties of the Buyer and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and in Section 3.3 and any representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(d)    each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e)    no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f)    the Buyer shall have delivered to the Company the Buyer Certificate; and

(g)    the Company shall have received such other certificates and instruments (including certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VI
INDEMNIFICATION

6.1    Indemnification by the Indemnifying Stockholders.    The Indemnifying Stockholders shall, subject to the provisions of this Article VI, severally and not jointly, in proportion to their interest in the Escrow Shares held under the Escrow Agreement, indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a)    any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement or any other agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement; or

(b)    any failure to perform any covenant or agreement of the Company contained in this Agreement or any agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement.

6.2    Indemnification by the Buyer.    The Buyer shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting:

(a)    any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer or the Transitory Subsidiary contained in this Agreement or any other agreement or instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement; or

(b)    any failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or any agreement or instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement.

6.3    Indemnification Claims.

(a)    An Indemnified Party seeking to assert rights to indemnification under this Article VI shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of written notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b)    In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Buyer shall deliver a copy of the Claim Notice to the Escrow Agent.

(c)    Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall elect one of the following: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to the Claimed Amount), or (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. For purposes of this Article VI, the “Value” of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the five consecutive trading days ending two trading days before the Escrow Agent receives a written notice executed by Buyer and the Indemnification Representatives instructing the Escrow Agent to distribute to the Buyer such Escrow Shares as provided above (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock since the beginning of such five-day period), multiplied by the number of such Escrow Shares.

(d)    During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.3(e) shall become effective with respect to such Dispute. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in Boston, Massachusetts. If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Buyer and/or the Indemnifying Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

(e)    If, as set forth in Section 6.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i)	In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii)	The parties shall commence the arbitration by jointly filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii)	No depositions or other discovery shall be conducted in connection with the arbitration.

(iv)
Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(v)
The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.3(e), or (y) address or resolve any issue not submitted by the parties.

(vi)
In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f)    For purposes of this Section 6.3 and the second and third sentences of Section 6.4, (i) if the Indemnifying Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Indemnification Representatives, and (ii) if the Indemnifying Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Indemnification Representatives. The Indemnification Representatives, acting jointly and not separately, shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this Article VI. The Indemnification Representatives shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this Article VI. The Indemnifying Stockholders shall indemnify, defend and hold harmless the Indemnification Representatives and each of their respective partners, stockholders, Affiliates, directors, officers, fiduciaries, employees, agents and each of the partners, stockholders, Affiliates, directors, officers, fiduciaries, employees, agents of each of the foregoing (each a “Section 6.3 Indemnified Party”) from and against Damages, incurred or suffered by any of them as a result of, or arising out of, or relating to any and all actions taken or omitted to be taken by the Indemnification Representatives under this Agreement or in connection with the incurrence, payment, discharge or settlement of any Damages, except for any such Damages that arise on account of such Section 6.3 Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final adjudication. The Indemnification Representatives shall not be liable to any Indemnifying Stockholder in respect of such arrangements or actions or omissions in connection therewith, except to the extent that such acts or omissions constitute gross negligence or willful misconduct. Notwithstanding anything to the contrary in this Agreement, all actions required or permitted to be taken by the Indemnification Representatives in connection with the matters described in this Section 6.3 or otherwise, in order for such actions to be effective shall be taken jointly and shall require the prior written consent of each of the Indemnification Representatives.

6.4    Survival of Representations and Warranties.    All representations and warranties that are covered by the indemnification agreements in Section 6.1(a) and Section 6.2(a) shall (a) survive the Closing and (b) shall expire on the earlier of (A) the one year anniversary of the Closing Date and (B) completion of the Buyer’s financial audit for the fiscal year ending September 30, 2003 and delivery to the Buyer of the opinion for such audit from the Buyer’s independent third party accountants. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement. Except as provided in Section 6.5(f), the rights to indemnification set forth in this Article VI shall not be affected by any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder.

6.5    Limitations.

(a)    Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Indemnifying Stockholders for Damages under this Article VI shall not exceed the value of the Escrow Shares held by or on behalf of the Escrow Agent pursuant to the Escrow Agreement, and (ii) the Indemnifying Stockholders shall be liable for only that portion of the aggregate Damages under this Article VI for which they would otherwise be liable which exceeds $125,000; provided that the limitation set forth in clause (ii) of this sentence shall not apply to a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3 or 2.9 or to a breach of the covenants set forth in Section 4.9 or 4.12. For purposes solely of this Article VI, all representations and warranties of the Company in Article II (other than Sections 2.7 and 2.30) shall be construed as if the term “material” and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b)    Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under this Article VI shall not exceed the value of the Escrow Shares held by or on behalf of the Escrow Agent pursuant to the Escrow Agreement immediately after the Effective Time, and (ii) the Buyer shall be liable for only that portion of the aggregate Damages under this Article VI for which it would otherwise be liable which exceeds $125,000; provided that the limitation set forth in clause (ii) of this sentence shall not apply to a claim pursuant to Section 6.2(a) relating to a breach of the representations and warranties set forth in Sections 3.1, 3.2 or 3.3. For purposes solely of this Article VI, all representations and warranties of the Buyer and the Transitory Subsidiary in Article III shall be construed as if the term “material” and any reference to “Buyer Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(c)    The Escrow Agreement is intended to secure the indemnification obligations of the Indemnifying Stockholders under this Agreement and, except as provided in Section 6.5(d) below, shall be the exclusive remedy of the Buyer to collect any Damages for which it is entitled to indemnification under this Article VI.

(d)    Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(e)    No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(f)    The Indemnifying Stockholders shall not be obligated to indemnify or hold harmless Buyer or the Transitory Subsidiary with respect to any Damages arising from or related to any breach of the Company’s representations and warranties disclosed to Buyer in accordance with the provisions of Section 4.17 hereof that constitute an amendment of a representation, warranty or statement in this Agreement or the Disclosure Schedule as set forth in Section 4.17.

(g)    The Indemnifying Stockholders shall have no obligation to indemnify Buyer or the Transitory Subsidiary for consequential, special or incidental damages or for lost profits, except that the Indemnifying Stockholders shall be liable for such damages of those types as are awarded to a third party pursuant to a claim brought by such third party against the Buyer, the Surviving Corporation or any Affiliate thereof.

(h)    Buyer and the Indemnifying Stockholders shall treat any payment under this Article VI for all Tax purposes as an adjustment of the Merger consideration.

ARTICLE VII
REGISTRATION RIGHTS

7.1    Registration of Shares.    The Buyer shall file with the SEC the Stockholder Registration Statement and shall use its best efforts to cause the Stockholder Registration Statement to be declared effective by the SEC within twelve (12) months following the Closing. The Buyer shall cause the Stockholder Registration Statement to remain effective until the date one year after the effective date thereof or such earlier time as all of the Merger Shares covered by the Stockholder Registration Statement have been sold pursuant thereto.

7.2    Limitations on Registration Rights.

(a)    The Buyer may, by written notice to the Company Stockholders, (i) delay the filing or effectiveness of the Stockholder Registration Statement or (ii) suspend the Stockholder Registration Statement after effectiveness and require that the Company Stockholders immediately cease sales of shares pursuant to the Stockholder Registration Statement, in the event that (A) the Buyer files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities or (B) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations; provided that (1) no single period of delay or suspension under this Section 7.2 shall be greater than 90 days and (2) the one year period set forth in Section 7.1 shall be extended for the same period of time as any delays or suspensions by the Buyer of the Stockholder Registration Statement pursuant to this Section 7.2.

(b)    If the Buyer delays or suspends the Stockholder Registration Statement or requires the Company Stockholders to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to all Company Stockholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Company Stockholders given pursuant to this paragraph (b), and the Company Stockholders shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

7.3    Registration Procedures.

(a)    In connection with the filing by the Buyer of the Stockholder Registration Statement, the Buyer shall furnish to each Company Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

(b)    The Buyer shall use its best efforts to register or qualify the Merger Shares covered by the Stockholder Registration Statement under the securities laws of each state of the United States; provided, however, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(c)    If the Buyer has delivered preliminary or final prospectuses to the Company Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Company Stockholders and, if requested by the Buyer, the Company Stockholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Company Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Company Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

(d)    The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Company Stockholders in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any counsel retained by Company Stockholders.

7.4    Requirements of Company Stockholders.    The Buyer shall not be required to include any Merger Shares in the Stockholder Registration Statement unless:

(a)    the Company Stockholder owning such shares furnishes to the Buyer in writing such information regarding such Company Stockholder and the proposed sale of Merger Shares by such Company Stockholder as the Buyer may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

(b)    such Company Stockholder shall have provided to the Buyer its written agreement:

(i)
to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the

Buyer or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Company Stockholder furnished pursuant to this Section 7.4, provided that the indemnification obligations of each Company Stockholder hereunder shall be limited to an amount equal to the net proceeds to such Company Stockholder of the Merger Shares sold in connection with such registration; and

(ii)	to report to the Buyer sales made pursuant to the Stockholder Registration Statement.

7.5    Indemnification.    The Buyer agrees to indemnify and hold harmless each Company Stockholder whose shares are included in the Stockholder Registration Statement and each other person, if any, who controls such Company Stockholder within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, expenses or liabilities to which such Company Stockholder may become subject by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of a Company Stockholder for use in the Stockholder Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 7.5.

7.6    Assignment of Rights.    A Company Stockholder may not assign any of its rights under this Article VII except in connection with the transfer of some or all of his, her or its Merger Shares to a child or spouse, or trust for their benefit or, in the case of a partnership, limited liability company or corporation, to its partners, members or stockholders, respectively, pursuant to a pro rata distribution of its Merger Shares, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VII.

7.7    Availability of Information.    With a view to making available to Company Stockholders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Company Stockholder to sell securities of the Buyer to the public without registration or pursuant to a registration on Form S-3, the Buyer agrees to:

(a)    make and keep current public information about the Buyer available, as those terms are understood and defined in SEC Rule 144;

(b)    use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act; and

(c)    furnish to any Company Stockholder upon request (i) a written statement by the Buyer as to its compliance with the reporting requirements of SEC Rule 144 and of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Buyer, and (iii) such other reports and documents of the Buyer as such Company Stockholder may reasonably request to avail itself of any similar rule or regulation of the SEC allowing it to sell any such securities without registration.

ARTICLE VIII
TERMINATION

8.1    Termination of Agreement.    The Parties may terminate this Agreement prior to the Closing (whether before or after the Requisite Company Stockholder Approval or Requisite Buyer Stockholder Approval), as provided below:

(a)    the Parties may terminate this Agreement by mutual written consent;

(b)    the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

(c)    the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

(d)    any Party may terminate this Agreement by giving written notice to the other Party, at any time after the stockholders of the Company have voted on whether to approve this Agreement and the Merger or the stockholders of the Buyer have voted on whether to approve the issuance of the Merger Shares, in the event this Agreement and the Merger failed to receive the Requisite Company Stockholder Approval or the issuance of the Merger Shares failed to receive the Requisite Buyer Stockholder Approval, as applicable; provided that, if either Party terminates this Agreement pursuant to this clause (d) because the issuance of the Merger Shares failed to receive the Requisite Buyer Stockholder Approval, the Buyer shall reimburse the Company for its Section 4.9 Expenses up to a maximum of $300,000;

(e)    the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before February 14, 2003 by reason of the failure of any condition precedent under Section 5.1 or 5.2 (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

(f)    the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before February 14, 2003 by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

8.2    Effect of Termination.    If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except as expressly provided in Section 8.1(d), provided nothing herein shall relieve any Party from liability for any willful breach of any of their respective representations, warranties and covenants set forth in this Agreement.

ARTICLE IX
DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Accountant” shall mean an independent third party accountant to be engaged pursuant to Section 1.8.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Affiliated Group” shall mean a group of corporations with which the Company has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

“Affiliated Group Tax Return” shall mean any Tax Return in which the Company has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

“Affiliated Period” shall mean any taxable period for which an Affiliated Group Tax Return was or is required to have been or be filed.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Arbitrator” shall have the meaning set forth in Section 6.3(e).

“Balance Sheet Date” shall mean November 30, 2002, except, if the Closing Date occurs after January 9, 2003, the Balance Sheet Date shall mean December 31, 2002.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Buyer or the Transitory Subsidiary) of Section 5.3 is satisfied in all respects.

“Buyer Common Stock” shall mean the shares of common stock, $0.01 par value per share, of the Buyer.

“Buyer Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Buyer. For the avoidance of doubt, the parties agree that (i) the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect and (ii) the receipt and potential implications of any letter indicating that the Buyer may be delisted due to the price per share of the Buyer Common Stock shall not constitute a “Buyer Material Adverse Effect.”

“Buyer Reports” shall mean (a) all forms, reports and documents required to be filed by the Buyer with the SEC since October 1, 2001 and (b) all such required forms, reports and documents that the Buyer may file with the SEC subsequent to the date of this Agreement until the Closing.

“Buyer Stockholder Meeting” shall mean a meeting of the stockholders of the Buyer to approve the issuance of the Merger Shares.

“Cash Consideration” shall mean the cash which the Company Stockholders are entitled to receive pursuant to Sections 1.5.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law.

“Certificates” shall mean stock certificates that, immediately prior to the Effective Time, represented Common Shares converted into Merger Shares pursuant to Section 1.5 (including any Common Shares referred to in the last sentence of Section 1.11(a)).

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Common Shares” shall mean the shares of common stock, $.01 par value per share, of the Company.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Cash Stockholders” means all Company Stockholders other than the Company Key Stockholders.

“Company Certificate” shall mean a certificate to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company) of Section 5.2 is satisfied in all respects.

“Company Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Company and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

“Company Key Stockholders” means Ascent Venture Partners, II, L.P., Ascent Venture Partners, L.P., CCV II Associates, L.P., Commonwealth Capital Ventures II, L.P. and HarbourVest Partners V-Direct Fund, L.P., Mr. Jeffrey Brandes, Mr. Thomas Tucker, Mr. Thomas Willson and Mr. Karl Laubscher.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company, taken as a whole. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company or any ERISA Affiliate.

“Company Schedule” shall mean a schedule developed by the Company and agreed by the Buyer that sets forth, as of the Effective Time: (i) for each holder of Common Shares, the number of Common Shares held, the aggregate number of shares of Buyer Common Stock, if any, the number of Initial Shares, and the amount of Cash Consideration payable to such holder, the Expenses Reduction and Working Capital Reduction applicable to such holder and the amount of cash payable to such holder for any fractional shares and (ii) for each holder of Options, the number of Common Shares issuable upon exercise thereof immediately prior to the Effective Time, the number of shares of Buyer Common Stock issuable upon exercise thereof following their assumption by Buyer and the pr share exercise price thereof upon such assumption

“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.

“Company Stockholders” shall mean the stockholders of record of the Company immediately prior to the Effective Time.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Credit Balance” shall mean the outstanding balance of principal and interest under the Secured Revolving Credit Loan Agreement by and between the Company and Citizens Bank of Rhode Island dated August 14, 2001.

“Customer Deliverables” shall mean (a) the products that the Company (i) currently manufactures, markets, sells or licenses, or (ii) has manufactured, marketed, sold or licensed within the previous two years, or (iii) currently plans to manufacture, market, sell or license in the future and (b) the services that the Company (i) currently provides, or (ii) has provided within the previous two years, or (iii) currently plans to provide in the future.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), taxes, diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 6.3(e)(vi); provided however that such amount shall be reduced by any resulting insurance proceeds actually received.

“Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Dissenting Shares” shall mean Common Shares held as of the Effective Time by a Company Stockholder who has not voted such Common Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time.

“Draft Interim Balance Sheet” shall mean the draft balance sheet of the Company as of the Balance Sheet Date proposed by the Company and prepared in accordance with GAAP consistently applied in accordance with the Company’s past practices.

“Effective Time” shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit B.

“Escrow Agent” shall mean United States Trust Company, of Boston.

“Escrow Shares” shall have the meaning set forth in Section 1.5(c).

“Excess Expenses” shall have the meaning set forth in Section 4.9 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean EquiServe Trust Company.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

“Expenses Reduction” shall mean the Excess Expenses divided by the total number of Common Shares outstanding as of the Effective Time.

“Final Interim Balance Sheet” shall mean the final closing balance sheet of the Company as of the Balance Sheet Date, prepared in accordance with GAAP consistently applied in accordance with the Company’s past practices, determined pursuant to the process set forth in Section 1.8 hereof.

“Final Working Capital Difference” shall mean the difference between Working Capital and the Credit Balance as computed according to the Final Interim Balance Sheet.

“Financial Statements” shall mean:

(a)    the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for the last fiscal year, and

(b)    the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the six months ended as of the Most Recent Balance Sheet Date.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indemnification Representatives” shall mean Jeffrey A. Brandes and Thomas D. Willson and their duly appointed successors, acting together.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Indemnifying Stockholders” shall mean the Company Key Stockholders receiving Merger Shares pursuant to Section 1.5.

“Initial Shares” shall have the meaning set forth in Section 1.5(c).

“Initial Working Capital Difference” shall mean $1,941,145.

“Intellectual Property” shall mean all:

(a)    patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(b)    trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

(c)    copyrights and registrations and applications for registration thereof;

(d)    mask works and registrations and applications for registration thereof;

(e)    computer software, data and documentation;

(f)    inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(g)    other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(h)    copies and tangible embodiments thereof.

“Internal Systems” shall mean the internal systems owned or licensed by the Company that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

“Joint Statement” shall mean the combined proxy statement of the Buyer and information statement of the Company, meeting the requirements of the Delaware General Corporation Law, the Securities Act and the Exchange Act and containing, without limitation, the information and statements set forth in Sections 4.4 and 4.5 hereof.

“Key Employees” shall mean Jeffrey A. Brandes, Jeanne Friedman, William Crowley, and Greg Augustine.

“Lease” shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger” shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

“Merger Shares” shall mean the Initial Shares and the Escrow Shares together.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean September 30, 2002.

“Net Worth” shall mean total assets less total liabilities in accordance with GAAP consistently applied in accordance with the Company’s past practices (excluding any costs, expenses and other charges directly attributable to the Merger and the transactions contemplated hereby).

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Option” shall mean each option to purchase or acquire Common Shares, whether issued by the Company pursuant to the Option Plan or otherwise.

“Option Exercise Ratio” shall have the meaning set forth in Section 1.9.

“Option Plan” shall mean the Company’s 2001 Omnibus Stock Plan.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parties” shall mean the Buyer, the Transitory Subsidiary and the Company.

“Per Share Consideration” shall have the meaning set forth in Section 1.5(a).

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Requisite Buyer Stockholder Approval” shall mean the approval of the issuance of the Merger Shares by the votes represented by the outstanding Buyer Common Stock entitled to vote thereon required to approve the issuance of the Merger Shares under Delaware law and the rules of the NASDAQ National Market.

“Requisite Company Stockholder Approval” shall mean the adoption of this Agreement and the approval of the Merger by the votes represented by the outstanding Common Shares entitled to vote on this Agreement and the Merger required to approve the Merger under Delaware law.

“Response” shall mean a written response containing the information provided for in Section 6.3(c).

“SEC” shall mean the Securities and Exchange Commission.

“Section 4.9 Expenses” shall have the meaning set forth in Section 4.9

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, Tax lien, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

“Separation Agreement” shall have the meaning set forth in Section 2.9(m).

“Software” shall mean any of the software owned by the Company.

“Spin-Off” means the spin-off of the Company from Akibia, Inc. and PSI Holding Group, Inc. effective as of April 4, 2001.

“Stockholder Registration Statement” shall mean a registration statement on Form S-3 covering the resale to the public by the Company Stockholders of the Merger Shares.

“Surviving Corporation” shall mean the Company, as the surviving corporation in the Merger.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes and any amendment thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

“Trailing Average Price” shall mean $1.03.

“Transitory Subsidiary” shall have the meaning set forth in the first paragraph of this Agreement.

“Value” of Escrow Shares shall have the meaning set forth in Section 6.3(c).

“Working Capital” shall mean current assets less current liabilities in accordance with GAAP consistently applied in accordance with the Company’s past practices (excluding the Credit Balance and any costs, expenses and other charges directly attributable to the Merger and the transactions contemplated hereby).

“Working Capital Adjustment Amount” shall mean the Initial Working Capital Difference less the Final Working Capital Difference.

“Working Capital Reduction” shall mean the Working Capital Adjustment Amount divided by the total number of Common Shares outstanding as of the Effective Time, except that the “Working Capital Reduction” shall mean zero (0) if the Final Working Capital Difference is greater or equal to the Initial Working Capital Difference.

ARTICLE X
MISCELLANEOUS

10.1    Press Releases and Announcements.    No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

10.2    No Third Party Beneficiaries.    This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Merger consideration are intended to benefit the Company Stockholders; (b) the provisions of Section 4.15 concerning the continuation of indemnification provisions are intended to benefit the Section 4.15 Indemnified Parties set forth therein; (c) the provisions of Article VI concerning indemnification are intended to benefit the Indemnifying Stockholders; and (d) the provisions of Article VII concerning registration rights are intended to benefit the Indemnifying Stockholders.

10.3    Entire Agreement.    This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Reciprocal Nondisclosure Agreement dated May 2, 2002 between the Buyer and the Company and the Confidentiality Agreement dated May 31, 2002 between the Buyer and the Company shall remain in effect in accordance with their terms.

10.4    Succession and Assignment.    This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

10.5    Counterparts and Facsimile Signature.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

10.6    Headings.    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7    Notices.    All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:	Copy to (which shall not constitute notice):

TidalWire Inc.	Harry A. Hanson, III, Esq.
4 Technology Drive	Choate Hall & Stewart
Westborough, MA 01581-1756	Exchange Place
Attention: Jeffrey A. Brandes	53 State Street
Tel. (508) 621-4900	Boston, MA 02109
Fax. (508) 621-5207	Tel. (617) 248-5000
Fax. (617) 248-4000

If to the Buyer or the Transitory Subsidiary:	Copy to (which shall not constitute notice):

Network Engines, Inc	Philip P. Rossetti, Esq.
25 Dan Road	Hale and Dorr LLP
Canton, MA 02021-2817	60 State Street
Attention: John H. Curtis	Boston, MA 02109
Tel. (781) 332-1000	Tel. (617) 526-6000
Fax. (781) 770-2000	Fax. (617) 526-5000

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8    Governing Law.    This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.9    Amendments and Waivers.    The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Company Stockholder Approval and Requisite Buyer Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law and the rules of the NASDAQ National Market, as applicable. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11    Construction.

(a)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)    Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)    Any reference herein to “including” shall be interpreted as “including without limitation”.

(d)    Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

NETWORK ENGINES, INC.

By:	/ S / JOHN H. CURTIS
Title:	President and Chief Executive Officer

NINJA ACQUISITION CORP.

By:	/ S / JOHN H. CURTIS
Title:	President and Chief Executive Officer

TIDALWIRE INC.

By:	/ S / JEFFREY BRANDES
Title:	Chief Executive Officer

The following stockholders of the Company hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of Sections 1.8 and 4.3(e) and Article VI.

HARBOURVEST PARTNERS, V-DIRECT FUND, L.P.

By:	HVP V-Direct Associates L.L.C.
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/ S / ROBERT M. WADSWORTH
Name: Robert M. Wadsworth
Title: Managing Director

ASCENT VENTURE PARTNERS, II, L.P.

By:	Ascent Ventures SBIC Corp.
Its General Partner

By:	Ascent Venture Management II, L.P.
Its General Partner

By:	/ S / C. W. DICK
Name: C. W. Dick
Title: Managing Director

ASCENT VENTURE PARTNERS, L.P.

By:	Ascent Ventures SBIC Corp.
Its General Partner

By:	/ S / C. W. DICK
Name: C. W. Dick
Title: Managing Director

CCV II ASSOCIATES, L.P.

By:	/ S / R. STEPHEN MCCORMACK
Name: R. Stephen McCormack
Title: General Partner

COMMONWEALTH CAPITAL VENTURES II, L.P.

By:	/S/ R. STEPHEN MCCORMACK
Name: R. Stephen McCormack
Title: General Partner

/ S / JEFFREY BRANDES
JEFFREY BRANDES

/ S / THOMAS WILLSON
THOMAS WILLSON

/ S / THOMAS TUCKER
THOMAS TUCKER

/ S / KARL LAUBSCHER
KARL LAUBSCHER

Annex B

[Letterhead Of Needham & Company, Inc.]

November 10, 2002

Special Committee of the Board of Directors
Network Engines, Inc.
c/o Mr. John Curtis
President and CEO
25 Dan Road
Canton, MA 02021-2817

Gentlemen:

We understand that Network Engines, Inc. (“Network Engines”), TidalWire Inc. (“TidalWire”), and Ninja Acquisition Corp., a wholly-owned subsidiary of Network Engines (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into TidalWire and TidalWire will become a wholly-owned subsidiary of Network Engines (the “Merger”). The terms of the Merger will be set forth more fully in the Merger Agreement.

Pursuant to the Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of common stock, $0.01 par value per share, of TidalWire (“TidalWire Common Stock”) (other than shares held in treasury by TidalWire or by Network Engines or Merger Sub and other than dissenting shares) will be converted into the right to receive approximately $1.69 (the “Offer Price”) in cash or a combination of cash and common stock, $0.01 par value per share, of Network Engines (“Network Engines Common Stock”), subject to adjustment downward as provided in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, of the Offer Price to Network Engines.

For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated November 7, 2002; (ii) reviewed certain relevant financial and operating data of TidalWire furnished to us by TidalWire; (iii) held discussions with members of management of Network Engines and TidalWire concerning their current and future business prospects and joint prospects for the combined companies; (iv) reviewed certain internal financial forecasts with respect to TidalWire prepared by the management of TidalWire; (v) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for TidalWire; (vi) reviewed the financial terms of certain other business combinations that we deemed generally relevant; (vii) reviewed the historical stock prices and trading volumes of the Network Engines Common Stock; and (viii) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated November 7, 2002 without material alteration or waiver thereof and have not considered the tax implications to TidalWire, Network Engines or any holders of the TidalWire Common Stock in connection with the proposed Merger. With respect to TidalWire’s financial forecasts provided to us by its management, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of TidalWire. We express no opinion with respect to such forecasts or estimates or the assumptions on which they were based. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of TidalWire.

Our opinion solely addresses whether or not, as of the date hereof, the proposed Offer Price is fair to Network Engines from a financial point of view. Our opinion does not address, and we express no view as to, the relative merits of the Merger as compared to any alternative business strategies that might exist for Network Engines or the effect of any other transaction in which Network Engines might engage. Our opinion does not constitute a recommendation to any stockholder of Network Engines as to how such stockholder should vote on, or take any other action relating to, the proposed Merger. We are not expressing any opinion as to what the value of Network Engines Common Stock will be when issued pursuant to the Merger or the prices at which Network Engines Common Stock will actually trade at any time.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion after the date hereof.

Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, tender offers, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by Network Engines as financial advisor in connection with rendering this opinion and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In addition, Network Engines has agreed to indemnify us for certain liabilities arising out from our role as financial advisor and out of the rendering of this opinion and to reimburse us for our reasonable out-of-pocket expenses. We may in the future provide investment banking and financial advisory services to Network Engines unrelated to the acquisition of Tidal Wire, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of Network Engines for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are provided at the request and for the information of the Special Committee of the Board of Directors of Network Engines and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger so long as this letter is quoted in full in such registration statement or proxy statement.

B-2

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the proposed Offer Price is fair to Network Engines from a financial point of view.

Very truly yours,

/S/    NEEDHAM & COMPANY, INC.

B-3

Annex C

SECTION 262 of DELAWARE GENERAL CORPORATION LAW

262 APPRAISAL RIGHTS.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to §228 or §253 of this title, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 82, L. ’01, eff. 7-1-01.)

Annex D

TIDALWIRE INC.

Written Consent Of Stockholders

Pursuant to Sections 228 and 248 of the Delaware General Corporation Law and the By-Laws of TidalWire Inc., a Delaware corporation (the “Corporation”), the undersigned, being holders (the “Stockholders”) of at least a majority of the outstanding capital stock of the Corporation, hereby consent to the following resolutions without the necessity of a meeting:

I.    Proposed Agreement and Plan of Merger

WHEREAS, there has been presented to the Stockholders a proposed Agreement and Plan of Merger (such agreement, together with such changes thereto as the President, Treasurer or Secretary of the Corporation (or any other officer designated in writing by the President) (collectively, the “Designated Officers”) executing such agreement shall deem necessary or desirable being referred to as the “Merger Agreement”) by and between the Corporation, Network Engines, Inc., a Delaware corporation (“Network Engines”) and Ninja Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Network Engines (“Acquisition”), pursuant to which Acquisition will be merged with and into the Corporation and the Corporation will be the surviving corporation (the “Merger”). Pursuant to the terms of the Merger Agreement, certain stockholders of the Corporation, namely: Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P., Commonwealth Capital Ventures II, L.P., CCV II Associates, L.P., HarbourVest Partners V-Direct Fund, L.P., Mr. Thomas Willson, Mr. Jeffrey Brandes, Mr. Thomas Tucker and Mr. Karl Laubscher (the “Company Key Stockholders”), would each be entitled to receive cash and shares of common stock of Network Engines, $0.01 par value per share (the “Network Engines Common Stock”), for their shares of common stock of the Corporation, $0.01 par value per share (the “TidalWire Common Stock”). The remaining stockholders of the Corporation (the “Company Cash Stockholders”) would each be entitled to receive cash for their shares of TidalWire Common Stock, in the manner described in the Merger Agreement. A copy of the Merger Agreement was provided to the Stockholders on or about December 10, 2002. Any capitalized terms not otherwise defined herein shall each have the meaning given such term in the Merger Agreement;

WHEREAS, the Stockholders have reviewed the Merger Agreement, the Corporation has disclosed to the Stockholders, and the Stockholders have reviewed all material facts concerning the Merger set forth below and have been afforded the opportunity to ask questions of the Corporation regarding the transactions set forth below;

WHEREAS, pursuant to the Merger, each Indemnifying Stockholder will appoint Jeffrey A. Brandes and Thomas D. Willson as “Indemnification Representatives” to act as representatives and to have full power and authority on behalf of each Indemnifying Stockholder with respect to the indemnification provisions in the Merger Agreement;

WHEREAS the Board of Directors of the Corporation (the “Board”) deems it advisable and in the best interests of the Corporation and its stockholders to enter into the Merger Agreement and to consummate the Merger and has recommended that the Stockholders approve the Merger and adopt the Merger Agreement;

WHEREAS, pursuant to Section 212 of Chapter 8 of the Delaware General Corporation Law, the undersigned Stockholders desire to vote in favor of the adoption and ratification of the Merger Agreement; and

WHEREAS, the undersigned Stockholders deem it advisable and in the best interests of the Corporation and the Stockholders that Acquisition merge with and into the Corporation with the Corporation being the surviving corporation and that all of the outstanding shares of the TidalWire Common Stock be exchanged for cash and shares of Network Engines Common Stock, in accordance with the terms of the Merger Agreement;

NOW, THEREFORE, BE IT:

RESOLVED:
That it is deemed to be advisable and in the best interests of the Corporation and its Stockholders that Acquisition merge with and into the Corporation, with the Corporation being the surviving corporation, and that the shares of TidalWire Common Stock held by the Company Key Stockholders be exchanged for cash and shares of Network Engines Common Stock, such consideration to be calculated in accordance with the terms of the Merger Agreement.

Consent granted:

☐ Yes	☐ No	☐ Abstain

FURTHER
RESOLVED:
That it is deemed to be advisable and in the best interests of the Corporation and its Stockholders that Acquisition merge with and into the Corporation, with the Corporation being the surviving corporation, and that the shares of TidalWire Common Stock held by the Company Cash Stockholders be exchanged for cash, such consideration to be calculated in accordance with the terms of the Merger Agreement.

Consent granted:

☐ Yes	☐ No	☐ Abstain

FURTHER
RESOLVED:
That the Merger Agreement be and hereby is adopted, approved and ratified in all respects in accordance with (i) the terms of the Certificate of Incorporation and the By-Laws of the Corporation, each as amended to date, (ii) the Delaware General

Corporation Law and (iii) any agreements by or among the Corporation and any of the Stockholders.

Consent granted:

☐ Yes	☐ No	☐ Abstain

FURTHER
RESOLVED:
That, in accordance with the Merger Agreement and the Corporation’s 2001 Omnibus Stock Plan, each outstanding option to purchase shares of the Corporation’s Common Stock, whether vested or unvested, shall be assumed by Network Engines and converted into an option to purchase common stock of Network Engines as calculated in accordance with the Merger Agreement and without any action required on the part of any optionholder of the Corporation; and that the Designated Officers be, and hereby are, authorized to take any action and to execute and deliver any documents in the name of and on behalf of the Corporation, the execution and delivery thereof to be conclusive evidence of such determination and of the due authorization and approval of the Board.

FURTHER
RESOLVED:
That each of Jeffrey A. Brandes and Thomas D. Willson be appointed as “Indemnification Representative” to act as representative and to have full power and authority on behalf of each Stockholder with respect to the indemnification provisions in the Merger Agreement.

FURTHER
RESOLVED:
That, notwithstanding the foregoing resolutions, the Board may, subject to the terms of the Merger Agreement, at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, abandon the proposed merger without further action by the Stockholders.

II.    Shareholders’ Agreement

RESOLVED:
That, pursuant to section 3.2 of the Shareholders’ Agreement (the “Shareholders’ Agreement”) dated April 4, 2001 by and among the Corporation and the Stockholders of the Corporation named therein, the Shareholders’ Agreement be terminated effective immediately upon and subject to the consummation of the transaction contemplated by the Merger Agreement.

III.    General

RESOLVED:
That any and all agreements, instruments, or certificates previously signed on behalf of the Corporation or the Board by the Designated Officers in furtherance of the foregoing resolutions be, and they hereby are, in all respects approved, confirmed and ratified as the true acts and deeds of the Corporation with the same force and effect as if each such act, transaction, agreement or certificate had been specifically authorized in advance by resolution of the Board, and that the Designated Officers did execute the same.

FURTHER
RESOLVED:
That all actions taken by the Designated Officers on behalf of the Corporation or the Board in furtherance of the Merger and the foregoing resolutions be, and they hereby are, ratified, confirmed and approved in all respects as the true acts and deeds of the Corporation with the same force and effect as if each such action had been specifically authorized in advance by resolution of the Board.

FURTHER
RESOLVED:
That the Designated Officers be, and they hereby are, authorized, empowered and directed in the name and on behalf of the Corporation, and with the corporate seal as necessary or desirable, to execute, make oath to, acknowledge and deliver any and all orders, certificates, instruments and documents, and to take such other and further action, as they shall deem necessary, appropriate or desirable to carry out the purpose and intent of the foregoing resolutions and to effect the transactions contemplated thereby, the execution of any such instrument or document or the performing of any such other act to be conclusive evidence of the necessity or appropriateness thereof, and the Designated Officers are hereby authorized and directed to employ such agents, and to pay such expenses as such Designated Officers may deem necessary or appropriate in order to fully carry out the intent and accomplish the purpose of the resolutions heretofore adopted by this Consent.

The adoption and approval of the Merger Agreement and the transactions contemplated thereby shall be deemed effective upon the execution and delivery to the Corporation of this Consent by the holders of more than 50% of the voting power of all outstanding stock of the Corporation.

This Consent may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same consent.

The Secretary of this Corporation is hereby directed to retain this Consent with the records of the Board of the Corporation.

*    *    *    *    *

TIDALWIRE INC.

Written Consent of Stockholders
Counterpart Signature Page

This Consent may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same original Consent. One or more counterparts of this Consent may be delivered by facsimile transmission, with the intention that they shall have the same effect as an original counterpart hereof. The Secretary is hereby directed to file this original document of Consent with the records of the meetings of the Stockholders of the Company.

SHARES OWNED:

Common Stock:  [            ] shares

SIGNATURE:

[Name of Stockholder]

Date:

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are issues related to the operation of the Company that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

NETWORK ENGINES, INC.

DETACH HERE
P
R
O
X
Y

NETWORK ENGINES, INC.
25 DAN ROAD
CANTON, MASSACHUSETTS 02021

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 27, 2002

The undersigned hereby appoints John H. Curtis, Douglas G. Bryant and Philip P. Rossetti, and each of them individually, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of NETWORK ENGINES, INC. (the “Company”) held of record by the undersigned on November 14, 2002 at the Special Meeting of Stockholders to be held on December 27, 2002 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

NETWORK ENGINES, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8564
EDISON, NJ 08818-8694

DETACH HERE

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 BELOW

1.
To approve the issuance of shares of Network Engines common stock to certain stockholders of TidalWire Inc. in connection with the merger of Ninja Acquisition Corp., a wholly owned subsidiary of Network Engines, with and into TidalWire as contemplated by the Agreement and Plan of Merger, dated as of November 11, 2002, by and among Network Engines, Ninja Acquisition Corp. and TidalWire, pursuant to which TidalWire will become a wholly owned subsidiary of Network Engines.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  ☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:                                      Date:                  Signature:                                           Date: